UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant      ☑
Filed by a Party other than the Registrant       ☐
Check the appropriate box:
☑       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☐       Definitive Additional Materials
☐       Soliciting Material Pursuant to §240.14a-12
ATS Medical, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
o	Common stock, par value $0.01 per share (“Common Stock”)
2)	Aggregate number of securities to which transaction applies:
o	79,222,007 shares of Common Stock (representing the number of shares of Common Stock outstanding on May 20, 2010);

o	warrants to purchase 6,147,192 shares of Common Stock (as of May 20, 2010) (“Warrants”);

o	options to purchase 2,488,225 shares of Common Stock (as of May 20, 2010) (“Options”); and

o	5,279,115 shares of Common Stock issuable upon vesting of outstanding restricted stock units (as of May 20, 2010) (“Restricted Stock Units”).
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction value was determined based upon the sum of:
o	$316,888,028 (79,222,007 shares of Common stock multiplied by $4.00 per share);

o	$6,986,171 (4,803,192 Warrants with an exercise price of less than $4.00 per share multiplied by the difference between $4.00 and the applicable exercise price of each Warrant);

o	$3,694,747 (2,311,225 Options with an exercise price of less than $4.00 per share multiplied by the difference between $4.00 and the applicable exercise price of each Option); and

o	$21,116,460 (5,279,115 shares of Common Stock issuable upon vesting of outstanding Restricted Stock Units, multiplied by $4.00 per share).
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0000713 by the proposed maximum aggregate value of the transaction of $348,685,406.

4)	Proposed maximum aggregate value of transaction: $348,685,406

5)	Total fee paid: $24,862

☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SPECIAL MEETING OF SHAREHOLDERS — MERGER VOTE REQUIRED

To the Shareholders of ATS Medical, Inc.:

On April 28, 2010, we entered into an Agreement and Plan of Merger with Medtronic, Inc. and Pilgrim Merger Corporation, a wholly owned subsidiary of Medtronic. If the merger is completed pursuant to the terms of the merger agreement, Pilgrim Merger Corporation will be merged with and into ATS Medical, and ATS Medical will become a wholly owned subsidiary of Medtronic. Upon completion of the merger, holders of our outstanding common stock will be entitled to receive $4.00 in cash, without interest, and less any applicable withholding taxes, for each share of common stock they own at the effective time of the merger, subject to decrease only if it were determined that (i) the outstanding common stock, options to purchase shares of our common stock, warrants to purchase shares of our common stock or restricted stock units reflected in our records is inaccurate or we issue shares of our common stock, warrants to purchase shares of our common stock or restricted stock units in amounts exceeding agreed-upon thresholds, or (ii) the aggregate amount of third party expenses incurred by us in connection with the merger exceeds $7,800,000 (plus any amounts incurred by us as a result of additional requests for information under certain antitrust laws) and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $348,650,883 plus the aggregate exercise price of all in the money options and warrants outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $4.00 per share).

In connection with our merger agreement with Medtronic, we will hold a special meeting of our shareholders on • , 2010 at • , local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis). Shareholders will be asked at the special meeting to consider and vote upon the approval of the merger agreement. After careful consideration, our board of directors has unanimously approved and has declared the proposed merger, the merger agreement and the transactions contemplated by the merger agreement advisable, and has determined that it is in the best interests of our shareholders that ATS Medical enter into the merger agreement and consummate the proposed merger on the terms and conditions set forth in the merger agreement. Accordingly, our board of directors unanimously recommends that ATS Medical shareholders vote “FOR” the approval of the merger agreement. We are also asking you to vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

The merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock at the close of business on the record date for the special meeting vote “FOR” the approval of the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other specified closing conditions. The accompanying proxy statement provides you with more detailed information about the proposed merger and the special meeting. We encourage you to read the accompanying proxy statement carefully and in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you submit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting “AGAINST” the proposal to approve the merger agreement — so please vote.

We are very excited about the merger and I join the other members of our board of directors in recommending that you vote “FOR” the approval of the merger agreement. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you can. Thank you in advance for your continued support.

Sincerely,

Michael D. Dale
Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated • , 2010 and is first being mailed to shareholders of ATS Medical, Inc. on or about • , 2010.

3905 Annapolis Lane North
Minneapolis, Minnesota 55447
Telephone: (763) 553-7736

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON • , 2010

To the Shareholders of ATS Medical, Inc.:

NOTICE IS HEREBY GIVEN THAT a special meeting of shareholders of ATS Medical, Inc., a Minnesota corporation, will be held on • , 2010 at • , local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis):

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 28, 2010, by and among Medtronic, Inc., Pilgrim Merger Corporation and ATS Medical, Inc.;

2.	To consider and vote upon any proposal by ATS Medical’s board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in support of Proposal 1 if there are not sufficient votes at the time of the special meeting in favor of approval of the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Our board of directors has unanimously approved the merger agreement and recommends that ATS Medical shareholders vote “FOR” the approval of the merger agreement. Our board of directors also recommends that ATS Medical shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Our board of directors has fixed the close of business on • , 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. At the close of business on the record date, ATS Medical had outstanding and entitled to vote • shares of common stock. ATS Medical shareholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval of the merger agreement may have dissenters’ rights under Minnesota law in connection with the merger if they meet specified conditions. See the section of this proxy statement entitled “The Merger — Dissenters’ Rights” beginning on page • .

Your vote is very important, regardless of the number of shares you hold. The affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date is required to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of our common stock at the close of business on the record date that are present in person or represented by proxy at the special meeting and entitled to vote may approve any proposal by our board of directors to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement. The chairperson of the special meeting may also adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You may also vote your shares by using a toll-free number or via the internet. If you submit your proxy but do not indicate how you wish to vote, your proxy will be counted as a vote “FOR” the approval of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and make it more difficult for ATS Medical to achieve a quorum at the special meeting — so please vote. If you do not vote, it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement contains detailed information about the merger and the other transactions contemplated by the merger agreement. Please read this proxy statement and the merger agreement attached to it as Annex A carefully and in their entirety. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page • .

By Order of the Board of Directors,

Michael D. Dale
Chief Executive Officer

Minneapolis, Minnesota
 • , 2010

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your shares can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement.

If your shares are registered in the name of a broker, bank or other nominee:  check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted in favor of the proposals at the special meeting.

If your shares are registered in your name:  submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted in favor of the proposals at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

ATS Medical, Inc.
Attn: Chief Financial Officer
3905 Annapolis Lane North
Minneapolis, Minnesota 55447
Telephone: (763) 553-7736

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This proxy statement contains information related to our special meeting of shareholders to be held on • , 2010 at • , local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis), and at any adjournments or postponements thereof. We are furnishing this proxy statement to the shareholders of ATS Medical, Inc. as part of the solicitation of proxies by ATS Medical’s board of directors for use at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of ATS Medical, may have regarding the proposed merger and the special meeting of ATS Medical shareholders as well as brief answers to such questions. We urge you to read carefully the entirety of this proxy statement because the information in this section does not provide all the information that may be important to you with respect to the approval of the merger agreement. Additional important information is also contained in the annexes to this proxy statement.

Throughout this proxy statement we refer to ATS Medical, Inc. as “ATS Medical” and as “we,” “our,” “us” and similar words.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting of ATS Medical shareholders will take place on • , 2010 at • , local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis).

Q:	What matters will be voted on at the special meeting?

A:	We have entered into an Agreement and Plan of Merger (which we refer to in this proxy as the “merger agreement”) with Medtronic, Inc., a Minnesota corporation (which we refer to in this proxy statement as “Medtronic”), and its wholly owned subsidiary, Pilgrim Merger Corporation, a Minnesota corporation (which we refer to in this proxy statement as “Merger Sub”). Under the terms of the merger agreement, Merger Sub will merge with and into ATS Medical, with ATS Medical surviving the merger and becoming a wholly owned subsidiary of Medtronic under the name “Medtronic ATS Medical, Inc.” (which we sometimes refer to in this proxy statement as the “surviving corporation”).

In order to complete the merger, we must obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock. A special meeting of our shareholders will be held on • , 2010 to obtain this vote of our shareholders. At this special meeting, you will be asked to consider and vote on the approval of the merger agreement. In addition, you may be asked to consider and vote on a proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully in its entirety.

Your vote is very important, regardless of the number of shares you hold. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your shares without attending the special meeting of ATS Medical shareholders. For more specific information on how to vote, please see the questions and answers below and the section of this proxy statement entitled “The Special Meeting” beginning on page • .

Q:	As an ATS Medical shareholder, what will I receive upon completion of the merger?

A:	If the merger is completed, you will receive merger consideration of $4.00 in cash for each share of our common stock that you own, without interest, and less any applicable withholding taxes, subject to decrease under the limited circumstances described in the section of this proxy statement entitled “The Merger Agreement —

Effect on Capital Stock” beginning on page • (which amount, subject to such adjustment, we sometimes refer to in this proxy statement as the “merger consideration”).

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, including its annexes, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. We encourage you to read the proxy statement carefully and in its entirety, consider your options, and please vote as your vote is very important.

Q:	Who can vote and attend the special meeting?

A:	All shareholders of record as of the close of business on • , 2010, the record date set by our board of directors for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of our common stock on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date is required to approve the merger agreement. Because the vote is based on the number of votes entitled to be cast, rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the approval of the merger agreement — so please vote. As a condition to Medtronic and Merger Sub entering into the merger agreement, Alta Partners VIII, L.P. (which we refer to in this proxy statement as “Alta”), Essex Woodlands Health Ventures Fund VIII, L.P. (which we refer to in this proxy statement as “Essex”) and Theodore C. Skokos, three of our significant shareholders, entered into voting agreements with Merger Sub pursuant to which they have agreed, among other things, to vote a portion of the shares owned by them in favor of the approval of the merger agreement. As of • , 2010, the record date for the special meeting, an aggregate of • shares of our common stock, representing approximately 19.9% of the shares of our common stock outstanding and entitled to vote as of that date, were subject to the voting agreements. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

Q:	How can the special meeting be adjourned, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting in favor of approval of the merger agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting and entitled to vote may adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. Failure to vote your shares will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. Abstentions will have the same effect as voting against any proposal by our board of directors to adjourn the special meeting. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the meeting adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

Q:	How many votes do ATS Medical shareholders have?

A:	Each holder of record of our common stock as of • , 2010 will be entitled to one vote for each share of common stock held on that date.

Q:	How does ATS Medical’s Board of Directors recommend I vote?

A:	At a meeting held on April 28, 2010, our board of directors unanimously determined that the merger is advisable and fair to and in the best interests of us and our shareholders, and authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger and the voting agreements referred to in the merger agreement. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. Our board of directors also recommends that ATS Medical shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Q:	How do I vote my shares?

A:	If you are a shareholder of record as of the record date, you can give a proxy to be voted at the special meeting in any of the following ways:

• over the telephone by calling a toll-free number;

• electronically, using the internet; or

• by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record as of the record date and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your completed and signed proxy card to us before the special meeting.

If you hold your shares in “street name” through a broker, bank or nominee, you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares, and telephone and internet voting is also encouraged for shareholders who hold their shares in “street name.”

Q:	May I vote my shares in person at the meeting?

A:	Yes. If you are a shareholder of record as of the record date, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must request a legal proxy from the broker, bank or nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Q:	If my broker, bank or nominee holds my shares in “street name,” will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the effect of a vote “AGAINST” the approval of the merger agreement.

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Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive, or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Q:	What happens if I do not vote, whether by attending the special meeting in person, returning a proxy card or through internet or telephone voting procedures?

A:	The failure to vote will have the same effect as voting “AGAINST” the approval of the merger agreement. The failure to vote will not affect the outcome of any proposal by our board of directors to adjourn the special meeting but will reduce the number of votes required to approve such a proposal.

Q:	Is the merger expected to be taxable to me for United States Federal income tax purposes?

A:	Generally, yes. The exchange of shares of our common stock for the merger consideration pursuant to the merger will be a taxable transaction for United States Federal income tax purposes. For United States Federal income tax purposes, generally you will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received in the merger and your adjusted tax basis in the shares surrendered.

You should read the section of this proxy statement entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page • for a more complete discussion of the United States Federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your own tax advisor as to the tax consequences of the merger to you.

Q:	Should I send in my ATS Medical stock certificates now?

A:	No. Promptly after the merger is completed, each holder of record immediately prior to the effective time of the merger will be sent a letter of transmittal, together with written instructions for exchanging share certificates for the applicable portion of the merger consideration in cash. These instructions will tell you how and where to send in your certificates in exchange for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly. In addition to obtaining shareholder approval, we must satisfy all other closing conditions contained in the merger agreement, including the expiration or termination of applicable regulatory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder), which we refer to as the “HSR Act,” and under any applicable foreign antitrust laws.

Q:	Is Medtronic’s obligation to complete the merger subject to Medtronic’s receipt of financing?

A:	No. Medtronic must complete the merger regardless of whether it receives financing.

Q:	Am I entitled to dissenters’ rights?

A:	Under Minnesota law, holders of our common stock who do not vote in favor of approval of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval of the merger agreement and they comply with Minnesota law procedures explained in this proxy statement. For additional information about dissenters’ rights, see the section of this proxy statement entitled “The Merger — Dissenters’ Rights” beginning on page • and Annex D hereto.

Q:	How will the merger affect my options, restricted stock units and warrants?

A:	If we complete the merger, at the effective time of the merger:

• each outstanding option to purchase shares of our common stock (an “Option”) will be canceled in exchange for the right to receive an amount equal to the total number of shares subject to the Option as of the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price, less applicable withholdings;

• each outstanding restricted stock unit representing shares of our common stock (a “Restricted Stock Unit”) will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares represented by such Restricted Stock Unit as of the effective time of the merger multiplied by the merger consideration, less applicable withholdings; and

• each warrant to purchase shares of our common stock (a “Warrant”) outstanding immediately prior to the effective time of the merger will be converted into the right to receive, upon exercise, an amount equal to the total number of shares with respect to which such Warrant was exercisable as of immediately prior to the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price, less applicable withholdings.

Q:	ATS Medical is obligated to issue shares of its common stock to the former stockholders of 3F Therapeutics, Inc. (“3F”) and to EM Vascular, Inc. (“EM Vascular”), in each case upon the satisfaction of certain milestone events. What will happen if the milestone events are satisfied after the merger?

A:	ATS Medical acquired 3F in a stock-for-stock merger in 2006. Under the merger agreement for the acquisition (the “3F Agreement”), ATS Medical is obligated to pay the former 3F stockholders up to 5,000,000 shares of ATS Medical’s common stock if 3F achieves certain product development milestones, or if certain extraordinary transaction milestone triggering events occur, on or prior to December 31, 2013. Following the merger, the surviving corporation will be responsible for all of the duties and obligations of ATS Medical under the 3F Agreement, including the obligations relating to the milestone payments. Any such milestone payments to which the former 3F stockholders are entitled after the effective time of the merger, with respect to milestone events achieved on or prior to December 31, 2013, will be paid in cash, in an aggregate amount equal to the merger consideration for each share of ATS Medical common stock that would otherwise have been paid to the former 3F stockholders, without interest.

ATS Medical is also required, under a May 2005 option and asset purchase agreement entered into by it in connection with its acquisition of certain assets of EM Vascular (the “Option Agreement”), to make additional contingent payments to EM Vascular of up to $2.2 million in the form of ATS common stock upon the attainment of certain milestone events. Following the merger, the surviving corporation will be responsible for all of the duties and obligations of ATS Medical under the Option Agreement, including the obligations relating to the milestone payments. Any such milestone payments to which EM Vascular is entitled after the effective time of the merger will be paid in cash.

Q:	Do any ATS Medical directors or officers have interests in the merger that may differ from those of ATS Medical shareholders?

A:	Yes. Our executive officers are parties to change in control agreements which provide benefits to the executive officers if their employment is terminated within 24 months after a change in control of ATS Medical. Additionally, certain of our directors are affiliated with investment partnerships or companies that will receive merger consideration in respect of the shares of common stock they own as of the effective time of the merger. In addition, options held by our executive officers and directors at the effective time of the merger will be accelerated and canceled in exchange for the right to receive a cash payment equal to the merger consideration less the per share exercise price associated with such Options. Restricted Stock Units held by our executive officers and directors at the effective time of the merger will also be accelerated and canceled in exchange for the right to receive the merger consideration in cash for each share of our common stock subject to issuance upon settlement of the Restricted Stock Units. Warrants beneficially owned by one director at the effective time of the merger will be canceled in exchange for the right to receive a cash payment equal to the merger consideration less the per share exercise price associated with such Warrants. In addition, indemnification arrangements for our directors and officers will be continued if the merger is completed. See “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page • for a description of these agreements as well as a description of other rights of our directors and executive officers that come into effect in connection with the merger.

Q:	Who is paying for this proxy solicitation?

A:	ATS Medical is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners. If you choose to submit your proxy over the internet, you are responsible for any related internet access charges you may incur. If you choose to submit your proxy by telephone, you are responsible for any related telephone charges you may incur.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

ATS Medical, Inc. Attn: Chief Financial Officer 3905 Annapolis Lane North Minneapolis, Minnesota 55447 Telephone: (763) 553-7736

SUMMARY

This summary highlights the most material terms of the proposed merger. While this summary describes the principal terms of the merger, this summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which we have referred you. In particular, you should read the annexes attached to this proxy statement, including the Agreement and Plan of Merger, dated as of April 28, 2010, by and among ATS Medical, Medtronic and Merger Sub, which is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page • .

The Parties to the Merger (See Page  • )

ATS Medical, Inc.
3905 Annapolis Lane North
Minneapolis, Minnesota 55447
Telephone: (763) 553-7736

ATS Medical was incorporated in Minnesota in 1987 and our common stock is quoted on the NASDAQ Global Market under the symbol “ATSI.” ATS Medical develops, manufactures and markets medical devices for the treatment of structural heart disease. Our product offerings are focused on heart valve therapy and the surgical treatment of cardiac arrhythmias and our core mission is to build a company with a diversified product portfolio focused exclusively on the cardiac surgeon. Additional information regarding ATS Medical is contained in our filings with the Securities and Exchange Commission, or the SEC. See the section of this proxy statement entitled “Where You Can Find More Information” beginning on page • .

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: (763) 514-4000

Medtronic, Inc. was founded in 1949, incorporated as a Minnesota corporation in 1957, and today serves physicians, clinicians and patients in more than 120 countries worldwide. Medtronic is the global leader in medical technology, alleviating pain, restoring health, and extending life for millions of people around the world. Medtronic is committed to offering market-leading therapies to restore patients to fuller, healthier lives. With beginnings in the treatment of heart disease, Medtronic has expanded well beyond its historical core business and today provides a wide range of products and therapies that help solve many challenging, life-limiting medical conditions.

Pilgrim Merger Corporation
c/o Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: (763) 514-4000

Pilgrim Merger Corporation is a Minnesota corporation and a wholly owned subsidiary of Medtronic. Merger Sub exists solely to facilitate the merger and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement.

The Merger (See Page  • )

This proxy statement relates to the proposed acquisition of us by Medtronic pursuant to an Agreement and Plan of Merger, dated as of April 28, 2010, among Medtronic, Merger Sub and us. We have attached a copy of this agreement, which we refer to as the merger agreement, as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into ATS Medical. As a result of the merger, we will become a wholly owned subsidiary of Medtronic.

Effect on Capital Stock (See Page  • )

If the merger is completed, you will receive the merger consideration (subject to decrease under the limited circumstances referred to below) in cash for each share of our common stock that you own immediately prior to the effective time of the merger, unless you exercise and perfect your dissenters’ rights under Minnesota law. Upon completion of the merger, shareholders of ATS Medical will no longer have any equity or ownership interest in ATS Medical.

As described in greater detail in the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock” beginning on page • , pursuant to the merger agreement, the merger consideration is subject to decrease only if it were determined that (i) the number of outstanding shares of common stock as of immediately prior to the effective time of the merger exceeds 79,010,969 (provided that we will not be deemed to have exceeded this threshold to the extent any excess is the result of the proper exercise of Options or Warrants or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger), (ii) as of immediately prior to the effective time of the merger, our outstanding Options and Warrants are exercisable to purchase more than 8,754,392 shares of our common stock in the aggregate, (iii) the number of outstanding Restricted Stock Units as of immediately prior to the effective time of the merger exceeds 5,461,064, (iv) any of our outstanding Options or Warrants are exercisable at a price lower than the exercise price disclosed to Medtronic in connection with signing the merger agreement, or (v) the aggregate amount of third party expenses incurred by us in connection with the merger exceeds $7,800,000 (plus any amounts incurred by us as a result of additional requests for information under certain antitrust laws) and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $348,650,883 plus the aggregate exercise price of all in the money Options and Warrants outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $4.00 per share). While the merger agreement also provides for a decrease in the merger consideration in the event that the aggregate principal amount of our 6% Convertible Senior Notes due 2025 (which we refer to as our “2025 Notes”) outstanding exceeds $22,400,000 or the conversion price thereof is less than $4.20, on June 10, 2010 we redeemed all of the outstanding $22,400,000 aggregate principal amount of our 2025 Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon up to, but excluding, the redemption date. The conversion price as of the redemption date was $4.20. Accordingly, the merger consideration will not be subject to a decrease based on the aggregate principal amount of the 2025 Notes or the conversion price thereof.

Effect on Equity Awards (See Page  • )

Options

Each Option that is outstanding immediately prior to the effective time of the merger will, at such time, be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any.

Restricted Stock Units

Each Restricted Stock Unit that is outstanding immediately prior to the effective time of the merger will, at such time, be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit as of the effective time of the merger, multiplied by the merger consideration, less applicable withholding taxes, if any.

Warrants

Each Warrant outstanding immediately prior to the effective time of the merger will, at such time, be converted into the right to receive, upon exercise of a replacement Warrant required to be delivered by the surviving corporation following the merger, an amount equal to the total number of shares of common stock with respect to which the Warrant was exercisable as of immediately prior to the effective time of the merger, multiplied by the excess, if any, of the merger consideration over the exercise price of the Warrant, less applicable withholding taxes, if any.

The Merger Agreement (See Page • )

The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to approve the merger agreement by our shareholders at the special meeting;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and the requirement that no governmental entity shall have enacted or enforced any statute, rule, order or decree prohibiting the merger or making it illegal;

•	expiration or termination of the applicable waiting period under the HSR Act and applicable non-U.S. antitrust laws and receipt of any required approvals or clearances thereunder; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.

The obligation of Medtronic and Merger Sub to complete the merger is subject to the following additional conditions:

•	all regulatory approvals, the failure of which, individually or in the aggregate, would be reasonably likely to have a material adverse effect (as defined in the merger agreement) on us, shall have been obtained and remain in full force and effect and all related statutory waiting periods shall have expired; and

•	no material adverse effect (as defined in the merger agreement) shall have occurred with respect to ATS Medical since the date of the merger agreement.

The merger is not conditioned upon Medtronic or Merger Sub obtaining financing.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our shareholders have adopted the merger agreement:

•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, under circumstances that involve any of the following:

•	final, nonappealable action by any governmental entity prohibiting the merger;

•	if the merger has not occurred on or before April 28, 2011; or

•	if we do not obtain the required shareholder approval in favor of approval of the merger agreement;

•	by Medtronic, under circumstances that involve any of the following:

•	our uncured or incurable breach of any of our representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to Medtronic’s obligation to complete the merger not being satisfied;

•	our knowing and material breach of our obligations under the nonsolicitation provisions of the merger agreement or our obligations relating to obtaining the required shareholder approval; or

•	an adverse change in the recommendation of our board of directors that our shareholders approve the merger agreement, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal including if we engage in discussions relating to a competing acquisition proposal for longer than certain periods of time specified in the merger agreement;

•	by us, under circumstances that involve any of the following:

•	the uncured or incurable breach by Medtronic or Merger Sub of any of their representations, warranties, covenants or agreements in the merger agreement, which would result in the conditions to our obligation to complete the merger not being satisfied; or

•	our acceptance of a superior proposal in compliance with our nonsolicitation obligations, and payment to Medtronic of the $13,000,000 termination fee.

Termination Fee; Expenses

The merger agreement provides that we will be required to pay Medtronic a termination fee of $13,000,000 under circumstances that involve any of the following:

•	the merger agreement is terminated for any of the following reasons, and we enter into an agreement with respect to, or consummate, any competing “acquisition proposal” (as defined in the merger agreement, subject to the references to “15%” in that definition being replaced by “50%”), within 12 months after termination:

•	because the merger has not occurred prior to April 28, 2011 without our having obtained the requisite shareholder approval, and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to such date;

•	because our shareholders have failed to approve the merger agreement at the special meeting and a competing acquisition proposal has been made public and not irrevocably withdrawn prior to the shareholder vote; or

•	following certain knowing and material breaches of the merger agreement by us, where a competing acquisition proposal has been made public and not irrevocably withdrawn prior to such breach;

•	Medtronic terminates the merger agreement as a result of an adverse change in the recommendation of our board of directors that our shareholders approve the merger agreement, or the taking of various other actions by us or our board of directors relating to a competing acquisition proposal; or

•	we terminate the merger agreement in connection with accepting a superior proposal.

We may be obligated to reimburse Medtronic for its reasonably documented out-of-pocket fees and expenses, up to a maximum of $1,500,000, following termination in connection with our failure to obtain the required shareholder approval. The reimbursement amount will be offset against any termination fee that subsequently becomes due.

No Solicitation of Alternative Transactions

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in us. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if prior to the approval of the merger agreement by our shareholders, we receive an unsolicited acquisition proposal from a third party that our board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, is or is reasonably likely to result in a superior proposal, we may, if our board of directors also determines in good faith (after receiving advice of outside legal counsel) that the failure to take such action would constitute a breach of the board of directors’ fiduciary duties to our shareholders and if we provide Medtronic with at least one business day advance notice, furnish nonpublic information to that third party and engage in negotiations with that third party.

Recommendation of our Board of Directors (See Page  • )

After careful consideration of the factors described in the section of this proxy statement entitled “The Merger — Recommendation of our Board of Directors” beginning on page • , our board of directors unanimously:

•	determined that the merger is advisable and fair to and in the best interests of ATS Medical and its shareholders;

•	authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the voting agreements referred to in the merger agreement; and

•	recommends that our shareholders approve the merger agreement.

Our board of directors also recommends that ATS Medical shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

See the section of this proxy statement entitled “The Merger — Recommendation of our Board of Directors” beginning on page • .

The Special Meeting (See Page  • )

Time, Date and Place.  A special meeting of our shareholders will be held on • , 2010 at • , local time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis), to consider and vote upon a proposal to approve the merger agreement and consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on • , 2010, the record date set by our board of directors for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were • shares of our common stock outstanding and entitled to be voted at the special meeting. Holders of our common stock are entitled to cast a total of • votes at the special meeting.

Required Vote.  The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date. In addition, the affirmative vote of the holders of a majority of our shares of common stock present in person or represented by proxy at the special meeting and entitled to vote may approve any proposal by our board of directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. As a condition to Medtronic and Merger Sub entering into the merger agreement, Alta, Essex and Mr. Skokos, three of our significant shareholders, entered into voting agreements with Merger Sub pursuant to which they have agreed, among other things, to vote an aggregate of • shares of our common stock owned by them, representing approximately 19.9% of the shares of our common stock outstanding as of • , 2010, the record date for the special meeting, in favor of the approval of the merger agreement. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

Share Ownership of Directors and Management.  As of the record date, our directors and executive officers and their affiliates owned approximately • % of the shares entitled to vote at the special meeting.

See the section of this proxy statement entitled “The Special Meeting” beginning on page • .

Opinion of ATS Medical’s Financial Advisor (See Page  • )

J.P. Morgan Securities, Inc. (which we sometimes refer to as “JPMorgan”) acted as our financial advisor in connection with the proposed merger. We requested that JPMorgan, in its role as financial advisor, evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock pursuant to the merger agreement. On April 28, 2010, JPMorgan delivered its oral opinion, which it subsequently confirmed in writing, to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of JPMorgan’s fairness opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Our shareholders are urged to read the opinion in its entirety. JPMorgan provided its opinion for the information and assistance of our board of directors in connection with our consideration of the merger. The JPMorgan opinion does not address any other aspect of the merger and is not a recommendation to any holder of our common stock as to how to vote on the merger agreement or any other matter. All summaries of the opinion of JPMorgan set forth in this proxy statement are qualified in their entirety by reference to the full text of such opinion.

JPMorgan acted as our financial advisor in connection with the merger and will receive customary compensation in respect thereof from us, a significant portion of which is contingent upon the consummation of the merger. In addition, we agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of outside counsel and other professional advisors, and will indemnify JPMorgan from and against certain liabilities, including liabilities arising under the federal securities laws.

See the section of this proxy statement entitled “The Merger — Opinion of J.P. Morgan Securities, Inc.” beginning on page • .

Interests of our Directors and Executive Officers in the Merger (See Page  • )

When considering the recommendation by our board of directors to vote in favor of the approval of the merger agreement, you should be aware that a number of our executive officers and directors have interests in the merger that are different from yours, including, among others:

•	our executive officers are parties to change in control agreements which provide benefits to the executive officers if their employment is terminated within 24 months after a change in control of ATS Medical;

•	certain of our directors are affiliated with investment partnerships or companies that will receive merger consideration in respect of the shares of common stock they own as of the effective time of the merger;

•	unvested Options held by our executive officers and directors will be accelerated and all Options will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any;

•	Restricted Stock Units held by our executive officers and directors will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit as of the effective time of the merger, multiplied by the merger consideration, less applicable withholding taxes, if any;

•	Warrants held by one of our directors will be converted into the right to receive, upon exercise of a replacement Warrant required to be delivered by the surviving corporation following the merger, an amount equal to the total number of shares of common stock with respect to which the Warrant was exercisable as of immediately prior to the effective time of the merger, multiplied by the excess, if any, of the merger consideration over the exercise price of the Warrant, less applicable withholding taxes, if any; and

•	indemnification arrangements for our current and former directors and officers will be continued if the merger is completed.

See the section of this proxy statement entitled “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page • .

Voting Agreements (See Page  • )

As a condition to Medtronic and Merger Sub entering into the merger agreement, Alta, Essex and Mr. Skokos, three of our significant shareholders, entered into voting agreements with Merger Sub pursuant to which they have agreed, among other things, to vote a portion of the shares owned by them in favor of the approval of the merger agreement. As of • , 2010, the record date for the special meeting, an aggregate of • shares of our common stock, representing approximately 19.9% of the shares of our common stock outstanding and entitled to vote as of that date, were subject to these voting agreements. Of those shares, • , or approximately • %, are held by Alta; • , or approximately • %, are held by Essex; and • , or approximately • %, are held by Mr. Skokos (all of which are held directly by Mr. Skokos and not indirectly, through any partnership, corporation or other legal entity). In order to comply with the anti-takeover provisions of the Minnesota Business Corporation Act (the “MBCA”), the voting agreements were approved by our board of directors and a special committee of our board of directors, and are limited to the number of shares which, when added to the 36,854 shares owned by Medtronic, do not exceed 19.9% of our outstanding common stock. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

Market Price and Dividend Data (See Page  • )

Our common stock is listed on the NASDAQ Global Market under the symbol “ATSI.” On April 28, 2010, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at a price of $2.59. On • , 2010 the last practicable trading day prior to the printing of this proxy statement, our common stock closed at a price of $ • . To date, we have not paid any dividends on our common stock. See the section of this proxy statement entitled “The Merger — Market Price and Dividend Data” beginning on page • .

Delisting and Deregistration of ATS Medical’s Common Stock

If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be required to file periodic reports with the SEC with respect to our shares of common stock.

Material United States Federal Income Tax Consequences (See Page • )

The exchange of shares of our common stock for the merger consideration will be a taxable transaction to our shareholders for United States Federal income tax purposes.

You should read the section of this proxy statement entitled “The Merger — Material United States Federal Income Tax Consequences” beginning on page • for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences to you.

Regulatory Matters (See Page  • )

We and Medtronic have agreed to use our reasonable best efforts to make any required submissions under the HSR Act, and any applicable foreign antitrust laws which we or Medtronic determine should be made with respect to the merger, the merger agreement, and the other transactions contemplated by the merger and the merger agreement. On May 21, 2010, we and Medtronic filed notification reports with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission, and are required to make filings and obtain regulatory approvals from governmental authorities in Austria, Portugal and Spain. See the section of this proxy statement entitled “The Merger — Regulatory Matters” beginning on page • .

Dissenters’ Rights (See Page  • )

The laws of the State of Minnesota entitle any holder of our common stock as of the record date for the special meeting, in lieu of receiving the merger consideration that such holder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of our common stock held by such holder. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THESE DISSENTERS’ RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 471 AND 473 OF THE MBCA (COPIES OF WHICH ARE ATTACHED AS ANNEX D TO THIS PROXY STATEMENT), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED. See the section of this proxy statement entitled “The Merger — Dissenters’ Rights” beginning on page • .

Paying Agent

Wells Fargo Shareowner Services will act as the paying agent in connection with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “predict,” “intend,” “plan,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, our reliance on our mechanical heart valve as our primary source of revenue, our ability to successfully market our products on a broad basis, the sufficiency of our current cash and investment balances, the recent global economic downturn, actions by the FDA related to our products, healthcare reform legislation, the availability of third party reimbursement, doing business in international markets, our ability to compete effectively, our development of new products, exposure to possible product liability claims, our ability to protect our intellectual property, our dependence on third party distributors in international markets, the loss of key vendors, completing our proposed merger with Medtronic and exposure to litigation in connection with our proposed merger with Medtronic and the costs related thereto.

In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in various SEC filings made periodically by us, particularly our latest report on Form 10-K and subsequent report or reports on Form 10-Q, copies of which are available from us without charge or online at http://www.atsmedical.com. Please review such filings and do not place undue reliance on these forward-looking statements.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of ATS Medical for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at • , 2010 at • , local time at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota (on the corner of Sixth Street and Nicollet Avenue in downtown Minneapolis).

Purpose of Special Meeting

At the special meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

•	the approval of the Agreement and Plan of Merger, dated as of April 28, 2010, by and among Medtronic, Inc., Pilgrim Merger Corporation and ATS Medical, Inc. (see the sections of this proxy statement entitled “The Merger” beginning on page • and “The Merger Agreement” beginning on page • );

•	any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of our Board of Directors

After careful consideration, our board of directors determined that it is advisable, fair to and in the best interests of our shareholders for ATS Medical to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement. Our board of directors also recommends that ATS Medical shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. Our board of directors will determine whether to make such a proposal to adjourn the special meeting in accordance with its obligations under the merger agreement and its fiduciary duties to our shareholders.

In considering such recommendation, you should be aware that some of our directors and officers have interests in the merger that are different from, or in addition to, those of our shareholders generally. See the section of this proxy statement entitled “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page • .

If your submitted proxy does not specify how you want to vote your shares, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on • , 2010, the record date set by our board of directors, are entitled to notice of and to vote at the special meeting. On the record date, • shares of our common stock were issued and outstanding and held by approximately • holders of record.

A quorum will be present at the special meeting if a majority of the outstanding shares of our common stock on the record date is present in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposals to approve the merger agreement and adjourn the special meeting.

Votes Required

The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If a shareholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote against the approval of the merger agreement — so please vote. The affirmative vote of the holders of a majority of the outstanding shares of common stock of ATS Medical present in person or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. If a shareholder does not vote, either in person or by proxy, such failure will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve such a proposal. If a shareholder abstains from voting, either in person or by proxy, it will count as a vote against any proposal to adjourn the special meeting.

Voting by ATS Medical Directors, Executive Officers and Certain Shareholders

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote • shares of our common stock, which represented approximately • % of the shares of our common stock outstanding on that date. At the close of business on the record date, Alta was entitled to vote • shares of our common stock, and Essex was entitled to vote • shares of our common stock. Guy P. Nohra, one of our directors and the founder and managing director of Alta, was first appointed to our board of directors in June 2007 as Alta’s designee in connection with the closing of a common stock and warrant purchase agreement between Alta and us. Martin P. Sutter, one of our directors and the co-founder and managing director at Essex, was first appointed to our board of directors in December 2008 in connection with the closing of a common stock and warrant purchase agreement among us, Essex and certain of its affiliates. Mr. Nohra and Mr. Sutter remain affiliated with Alta and Essex, respectively. In addition, Mr. Skokos owns the entities that are the general partners of 3F Partners Limited Partnership and 3F Partners Limited Partnership II. At the close of business on the record date, these partnerships were entitled to vote • shares and • shares, respectively, of our common stock. See the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

As a condition to Medtronic and Merger Sub entering into the merger agreement, Alta, Essex and Mr. Skokos, three of our significant shareholders, entered into voting agreements with Merger Sub pursuant to which they have agreed, among other things, to vote a portion of the shares owned by them in favor of the approval of the merger agreement. As of • , 2010, the record date for the special meeting, an aggregate of • shares of our common stock, representing approximately 19.9% of the shares of our common stock outstanding and entitled to vote as of that date, were subject to these voting agreements.

See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement and “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. Only shares affirmatively voted for any proposal by our board of directors to adjourn the special meeting, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for such a proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the meeting adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date. If a shareholder does not return a proxy or abstains from voting, it will effectively count as a vote “AGAINST” the approval of the merger agreement and a vote “AGAINST” the adjournment of the special meeting — so please vote. If a shareholder does not vote, either in person or by proxy, it will effectively count as a vote “AGAINST” the approval of the merger agreement and it will not affect the outcome of any proposal to adjourn the special meeting, but will reduce the number of votes required to approve any such proposal.

Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. Any “broker non-votes” would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on a particular proposal. Failing to instruct your broker on how to vote your shares on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” such proposal — so please vote. Failing to instruct your broker on how to vote your shares on any proposal to adjourn the special meeting will have no effect on the outcome of such a proposal, but will reduce the number of votes required to approve that proposal.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. If you are a shareholder of record you may revoke your proxy and change your vote at any time before your vote is counted at the special meeting by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. To request an additional proxy card, or if you have any questions about the special meeting or how to vote or revoke your proxy, you should write to ATS Medical, Inc., Attn: Chief Financial Officer, 3905 Annapolis Lane North, Minneapolis, Minnesota 55447 or call (763) 553-7736. If you hold your shares in “street name” and have instructed a broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change those instructions.

Solicitation of Proxies

ATS Medical is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. In addition, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Shareholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of stock certificates will be mailed to our shareholders as soon as practicable after completion of the merger. The instructions will provide that, at the election of the shareholder, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Dissenters’ Rights

Under applicable Minnesota law, if you do not vote to approve the merger agreement and if you follow certain procedures in lieu of receiving the merger consideration, you have the right to receive payment in cash for the “fair value” of your shares of our common stock. If you are seeking to exercise your statutory dissenters’ rights, you must follow certain procedures as outlined in Sections 471 and 473 of the MBCA. Merely voting against the approval of the merger agreement will not preserve your dissenters’ rights. See the section of this proxy statement entitled “The Merger — Dissenters’ Rights” beginning on page • .

Assistance

If you need assistance submitting your proxy or have questions regarding the ATS Medical special meeting, please contact:

ATS Medical, Inc.
Attn: Chief Financial Officer
3905 Annapolis Lane North
Minneapolis, Minnesota 55447
Telephone: (763) 553-7736

THE MERGER

The following discussion summarizes the material terms of the proposed merger. Shareholders should read the merger agreement, which is a attached as Annex A to this proxy statement, carefully and in its entirety.

General Description of the Merger

Pursuant to the merger agreement, at the effective time of the merger, Merger Sub will merge with and into ATS Medical, with ATS Medical surviving as a wholly owned subsidiary of Medtronic (which we sometimes refer to in this proxy statement as the “surviving corporation”).

Merger Consideration

If we complete the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, other than:

•	shares held by Medtronic or any direct or indirect subsidiary of Medtronic or us, all of which will be canceled in the merger and

•	shares held by shareholders who properly exercise dissenters’ rights, whom we refer to as “dissenting shareholders”

will be automatically converted into and represent the right to receive the merger consideration (subject to decrease under the limited circumstances referred to below) as described in the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock” beginning on page • . After the merger is effective, shareholders will no longer have any rights with respect to their shares, except for the right to receive the merger consideration. No interest will accrue or be paid with respect to the merger consideration. At the effective time of the merger, shares of our common stock will no longer be outstanding, will automatically be canceled and will cease to exist.

Pursuant to the merger agreement, the merger consideration is subject to decrease only if it were determined that (i) the number of outstanding shares of common stock as of immediately prior to the effective time of the merger exceeds 79,010,969 (provided that we will not be deemed to have exceeded this threshold to the extent any excess is the result of the proper exercise of Options or Warrants or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger), (ii) as of immediately prior to the effective time of the merger, our outstanding Options and Warrants are exercisable to purchase more than 8,754,392 shares of our common stock in the aggregate, (iii) the number of outstanding Restricted Stock Units as of immediately prior to the effective time of the merger exceeds 5,461,064, (iv) any of our outstanding Options or Warrants are exercisable at a price lower than the exercise price disclosed to Medtronic in connection with signing the merger agreement, or (v) the aggregate amount of third party expenses incurred by us in connection with the merger exceeds $7,800,000 (plus any amounts incurred by us as a result of additional requests for information under certain antitrust laws) and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $348,650,883 plus the aggregate exercise price of all in the money Options and Warrants outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $4.00 per share). While the merger agreement also provides for a decrease in the merger consideration in the event that the aggregate principal amount of our 2025 Notes outstanding exceeds $22,400,000 or the conversion price thereof is less than $4.20, on June 10, 2010 we redeemed all of the outstanding $22,400,000 aggregate principal amount of our 2025 Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon up to, but excluding, the redemption date. The conversion price as of the redemption date was $4.20. Accordingly, the merger consideration will not be subject to a decrease based on the aggregate principal amount of the 2025 Notes or the conversion price thereof. Additional detail regarding the calculation of the amount of any such decrease is provided in the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock — Common Stock” beginning on page • .

While we cannot guarantee that the merger consideration will be $4.00 per share and that such amount will not be decreased pursuant to the merger agreement provisions described above, as of the date of this proxy statement we do not anticipate that there will be any such decrease. With respect to the outstanding common stock, Options, Warrants and Restricted Stock Units reflected in our records, we were able to negotiate for reasonable margins for error such that we do not believe the actual numbers of outstanding common stock, Options, Warrants or Restricted Stock Units will fall outside the permitted margins, as explained in more detail in the in the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock” beginning on page • . In addition, with respect to third party expenses, absent unforeseen circumstances that require us to devote significant legal and accounting resources toward the merger in the future, we do not expect the amount of third party expenses incurred by us as of the date of this proxy statement, together with the amount of such expenses we expect to incur prior to the closing of the merger, will exceed $7,800,000. Further, even if we did exceed the aforementioned thresholds, the effect of any such excess would be distributed over all of the shares, Options, Warrants and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. See the section of this proxy statement entitled “The Merger Agreement — Effect on Capital Stock — Common Stock” for further discussion of the potential effects of exceeding these thresholds.

Shareholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the paying agent for exchange or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described under “The Merger Agreement — Procedures for Exchange of Certificates” beginning on page • .

Medtronic has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.

If we complete the merger, at the effective time of the merger:

•	each outstanding Option will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any;

•	each outstanding Restricted Stock Unit will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit multiplied by the merger consideration, less applicable withholding taxes, if any; and

•	each outstanding Warrant will be converted into the right to receive, upon exercise of a replacement Warrant required to be delivered by the surviving corporation following the merger, an amount equal to the total number of shares with respect to which such Warrant was exercisable as of immediately prior to the effective time of the merger, multiplied by the excess, if any, of the merger consideration over the exercise price of the Warrant, less applicable withholding taxes, if any.

Background to the Merger

On an ongoing basis, our board of directors has reviewed and evaluated, with our management, the strategic direction for ATS Medical in light of our financial performance and market, economic, competitive and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving ATS Medical and other medical device companies, particularly in view of the increasing competition in our industry. In an effort to maximize shareholder value, our management and board of directors have also regularly considered a variety of business strategies, including the continued pursuit of organic growth, strategic alliances and acquisitions, as well as regularly reviewing our prospects as an independent public company.

From time to time, Michael Dale, our chief executive officer, John Liddicoat, Medtronic’s vice president and general manager of its structural heart disease division, and Scott Ward, Medtronic’s senior vice president and president of its cardiovascular division, have discussed the complementary aspects of ATS Medical’s business and Medtronic’s business. In July 2008, Medtronic submitted an indication of interest to acquire ATS Medical for consideration in the range of $2.85 to $3.10 per share. Our board of directors determined that Medtronic’s offer price at such time was not compelling enough to move forward in discussions with Medtronic, ending the acquisition discussions between ATS Medical and Medtronic at that time. In October 2009, Mr. Dale contacted

Mr. Ward to inquire about Medtronic’s interest in selling certain assets. Mr. Ward indicated that Medtronic was not interested in such a sale, but suggested that ATS Medical and Medtronic explore a possible business combination.

On November 13, 2009, Mr. Dale and Michael Kramer, our chief financial officer, met with Mr. Ward, Mr. Liddicoat and John Mack, Medtronic’s senior director of strategy and business development for its structural heart disease division. At this meeting, Messrs. Dale and Kramer provided a general business update and overview regarding our products in development. The parties discussed the complementary nature of our products and Medtronic’s products. Messrs. Ward, Liddicoat and Mack expressed an interest in further exploring a merger between ATS Medical and Medtronic and indicated they would perform additional analysis to determine whether they would make an offer to acquire ATS Medical.

On November 17, 2009, Mr. Kramer, Mr. Mack and Will Au-Young, a Medtronic business development associate, had a follow-up phone conversation during which they discussed certain aspects of ATS Medical’s manufacturing operations, cost structure and sources of revenue.

On November 20, 2009, Mr. Dale received a written indication of interest from Chad Cornell, Medtronic’s vice president of corporate development, to acquire ATS Medical for up to $3.75 per share, as well as a request to commence due diligence and a request for a sixty day exclusivity period.

After receiving the indication of interest from Medtronic, our board of directors determined that it was advisable to seek the assistance and advice of a financial advisor. The board determined that JPMorgan was best positioned to represent us in evaluating Medtronic’s indication of interest due to JPMorgan’s extensive experience in advising similar companies in similar transactions, JPMorgan’s knowledge of our business, our prior consideration and review of JPMorgan as a potential financial advisor for other transactions and JPMorgan’s relationships with Medtronic and other potential acquirors. On November 20, 2009, Mr. Dale contacted representatives of JPMorgan to request that JPMorgan assist ATS Medical with the review of ATS Medical’s strategic direction and potential strategic transactions, including a potential transaction with Medtronic. Thereafter, in reviewing our strategic direction and our prospects as an independent company, our board of directors and management conferred with, and obtained advice from, representatives of JPMorgan from time to time.

On November 29, 2009, JPMorgan provided its initial analysis of Medtronic’s indication of interest to Messrs. Dale and Kramer.

At a December 3, 2009 meeting of our board of directors, JPMorgan provided its initial analysis of Medtronic’s indication of interest to our board of directors. Following a detailed discussion of this analysis and the current status of our business and its future prospects, our board of directors determined that Medtronic’s offer price of $3.75 per share was not compelling enough to move forward in discussions with Medtronic, ending the acquisition discussions between ATS Medical and Medtronic at that time.

On December 4, 2009, at the direction of our board of directors, JPMorgan informed Medtronic that the $3.75 per share value included in Medtronic’s indication of interest was not sufficient and that under no circumstances would Medtronic or any other potential bidder be given exclusivity.

On December 8, 2009, our board of directors held a regular meeting, at which our board of directors discussed the possibility that Medtronic would respond with an increased per share purchase price. Our board of directors concluded that Medtronic’s $3.75 per share offer price did not reflect ATS Medical’s potential value if ATS Medical’s new product development efforts and market introductions plans were successful, nor did such price reflect ATS Medical’s potential value if ATS Medical was successful in acquiring complementary businesses to add operational scale and improve profitability. Our board of directors also discussed the risks and uncertainties to which ATS Medical would be exposed as a standalone public company, as well as the uncertainty associated with our new product development timeline, the need to refinance our outstanding 2025 Notes (which the holders thereof would have had the right to require us to repurchase in October 2010 had such 2025 Notes not been redeemed on June 10, 2010 as described below under “The Merger Agreement — ATS Medical’s 6% Convertible Senior Notes due 2025”), and the potential for future dilution to our shareholders resulting from our need for additional cash to pursue our new product development. Our board concluded that, if Medtronic responded with an increased offer, these risks and uncertainties would require the board of directors to carefully consider Medtronic’s new offer. Our board of directors advised management to pursue an increased per share offer price with Medtronic or provide

Medtronic with a price or range of prices at which our board of directors would consider moving forward, or explore transactions with other potential acquirors.

On December 29, 2009, our board of directors held a special meeting to discuss ATS Medical’s anticipated fourth quarter results, which would be below analysts’ expectations. After the scheduled business was addressed at the special meeting, our board of directors discussed the status of the discussions between ATS Medical and Medtronic. During the discussion Mr. Dale reviewed for our board of directors the recent contacts between representatives of JPMorgan and Medtronic and the continuing interest of Medtronic in a transaction with ATS Medical.

On January 20, 2010, our board of directors held a special meeting to review management’s forecast for the business and the progress made in securing debt financing needed to redeem the 2025 Notes, and to review and discuss ATS Medical’s future funding requirements if it continued as a stand-alone entity. At this meeting, Messrs. Dale and Kramer reviewed for the board various convertible and structured debt and equity financing alternatives, and the dilutive impact those financings would have on shareholder value. Mr Dale also updated the board on the current status of discussions with Medtronic regarding a proposed transaction.

On February 6, 2010, Mr. Dale contacted Mr. Ward to indicate that ATS Medical’s board of directors remained interested in a potential acquisition by Medtronic and reiterated that the previous proposal of $3.75 per share was not compelling enough to move forward. Mr. Ward indicated that Medtronic remained interested in a potential acquisition of ATS Medical and indicated he would follow up with a revised proposal.

On February 16, 2010, Mr. Ward contacted Mr. Dale to inquire whether Mr. Dale believed ATS Medical’s board of directors would be amenable to moving forward if Medtronic’s offer was $4.00 per share in cash. Mr. Ward reiterated Medtronic’s interest in ATS Medical’s business and the complementary fit of ATS Medical’s business with Medtronic’s business. Following receipt of this proposal, the ATS board of directors authorized JPMorgan to initiate a strategic process to evaluate interest from other potential acquirors of ATS Medical.

On February 17, 2010, our board of directors held a regular meeting, at which JPMorgan informed our board of directors that Medtronic had indicated that it may increase its indication of interest to $4.00 per share, and again asked for exclusivity. Our board of directors then reviewed discussions with Medtronic to date, the steps that would need to be taken and timeline required for a transaction with Medtronic to occur, and possible alternatives to the proposed acquisition of ATS Medical by Medtronic. Following that discussion, the board authorized our management to commence management presentations and due diligence with Medtronic on a non-exclusive basis, to negotiate an engagement letter with JPMorgan, with final approval of the terms by the board, and to direct JPMorgan in the conduct of a market check for potential alternative acquirors.

On February 21, 2010, ATS Medical delivered a letter to Medtronic indicating that Medtronic’s increased cash offer of $4.00 per share had been reviewed by our board of directors and that the board had authorized ATS Medical to allow Medtronic to initiate due diligence.

Between February 19, 2010 and February 22, 2010, and at the direction of our board of directors, JPMorgan contacted representatives from six potential strategic acquirors that had been identified as potentially being interested in entering into a strategic transaction with ATS Medical, to gauge their interest in a transaction with ATS Medical. Pursuant to these discussions, JPMorgan sent a preliminary package of non-confidential information on ATS Medical for each party to consider.

On February 24, 2010, ATS Medical entered into a confidentiality agreement with Company A.

On February 26, 2010, JPMorgan organized a preliminary diligence call between representatives of Company A and ATS Medical to discuss aspects of our business and technology. Over the next week, JPMorgan sent Company A follow up information prepared by ATS Medical’s management regarding the regulatory status of ATS Medical’s products and expected approval timelines.

In parallel with JPMorgan’s efforts to contact other potential acquirors, Medtronic initiated its due diligence process. On or about March 3, 2010, ATS Medical and Medtronic entered into a confidentiality agreement, and representatives of Medtronic and its outside legal counsel were given access to ATS Medical’s virtual data room. In addition, in connection with Medtronic’s due diligence review of ATS Medical, the parties entered into a common interest agreement as of March 3, 2010. Medtronic followed up on March 10, 2010 with a due diligence request list. Representatives and advisors of Medtronic reviewed the information and documentation contained in the data room, and the Company’s management conducted numerous in person and telephonic meetings with representatives of Medtronic in connection with their due diligence of the Company.

Between March 5, 2010 and March 8, 2010, representatives from the six other potential strategic acquirors, including Company A, communicated to JPMorgan they were not interested in pursuing further due diligence.

On March 9, 2010, at the direction of our board of directors, JPMorgan contacted representatives at another potential strategic acquiror (Company B) to gauge their interest in a potential transaction with ATS Medical. In the following days, Company B communicated to JPMorgan that they were not interested in proceeding.

On March 15, 2010, JPMorgan and ATS Medical finalized the terms of an engagement letter, pursuant to which ATS Medical formally engaged JPMorgan as an outside financial advisor in connection with the proposed transaction.

On March 23 and 24, 2010, members of management of the two companies and their respective legal advisors, and ATS Medical’s financial advisor, participated in due diligence sessions and management presentations at the offices of Dorsey & Whitney LLP, our outside legal counsel (“Dorsey & Whitney”), in Minneapolis, Minnesota. During these meetings, members of our management gave presentations about ATS Medical, and Medtronic was provided the opportunity to ask members of our management questions about our business, operating results and financial condition. Due diligence activities continued until shortly before conclusion of negotiations with respect to the merger agreement. During these meetings, Mr. Kramer and Jeff Steinle, Medtronic’s senior director of corporate development, discussed the possibility of Medtronic providing bridge financing to ATS Medical to refinance its debt, including the redemption of ATS Medical’s 2025 Notes. Had the 2025 Notes not been redeemed on June 10, 2010 as described below under “The Merger Agreement — ATS Medical’s 6% Convertible Senior Notes due 2025,” the noteholders would have had the right to require us to repurchase their 2025 Notes in October 2010. Accordingly, since October 2009 our board of directors had been exploring and evaluating different alternatives for securing debt financing necessary to redeem the 2025 Notes. On February 25, 2010 we received a letter committing to provide us with a four-year term loan of approximately $30 million (which we refer to in this proxy as the “Skokos Commitment Letter”) from Mr. Skokos, a significant shareholder and member of our board of directors, and The Ted and Shannon Skokos Foundation (the “Skokos Foundation”). That financing was intended to be used to redeem the 2025 Notes and to repay our term loan to Silicon Valley Bank, together totaling approximately $26 million, as well as to provide general corporate working capital. In light of the discussions with Medtronic regarding a proposed transaction, however, our management raised the possibility of Medtronic providing the bridge financing necessary to redeem the 2025 Notes and allowing the Skokos Commitment Letter to expire, if the terms offered by Medtronic were more favorable than those offered under the Skokos Commitment Letter.

On March 31, 2010, our board of directors held a special meeting to consider and act upon various matters in preparation for our 2010 Annual Meeting of Shareholders. At this meeting, Mr. Dale reported to the board that Medtronic was fully engaged in the diligence process and that our management team was responding to numerous requests for additional information.

On April 14, 2010, Fredrikson & Byron, P.A., outside counsel to Medtronic (“Fredrikson & Byron”), distributed an initial draft merger agreement to Dorsey & Whitney subject to the caveat that several due diligence issues were being considered by Medtronic and that Medtronic reserved the right to address those issues in subsequent drafts of the merger agreement. Representatives of Dorsey & Whitney and Fredrikson & Byron also discussed the possibility of Medtronic providing bridge financing to ATS Medical.

On April 15, 2010, representatives of Dorsey & Whitney circulated a list of issues raised by the draft merger agreement to representatives of ATS Medical, including Messrs. Dale and Kramer, and JPMorgan. A conference call was held later that day to discuss these issues. Later that afternoon, Dorsey & Whitney circulated to Fredrikson & Byron an initial list of issues that representatives of ATS Medical had with respect to the merger agreement, highlighting concerns surrounding the conditionality of the merger, the size of the termination fee, and ATS Medical’s need for bridge financing before the time within which a merger could be completed.

On April 15, 2010, Messrs. Dale and Kramer held a conference call with representatives from JPMorgan, during which JPMorgan confirmed that Medtronic’s indication of interest remained at $4.00 per share.

On the morning of April 16, 2010, representatives of Dorsey & Whitney, Fredrikson & Byron, JPMorgan and Medtronic held a telephone conference to discuss the list of issues previously circulated by Dorsey & Whitney.

On April 16, 2010, Fredrikson & Byron distributed a draft form of voting agreement and communicated the desire of Medtronic for three of ATS Medical’s significant shareholders, Essex, Alta and Mr. Skokos, to sign such voting agreement and provide any consent that was required of them in connection with the proposed acquisition.

On April 18, 2010, representatives of Dorsey & Whitney forwarded a revised draft of the merger agreement to representatives of Fredrikson & Byron.

On April 21, 2010, representatives of Dorsey & Whitney, Fredrikson & Byron, JPMorgan, ATS Medical and Medtronic held a telephone conference to discuss the revised draft of the merger agreement previously circulated by Dorsey & Whitney. Also on April 21, 2010, Messrs. Dale and Kramer met with Mr. Mack and several of his colleagues to begin planning and coordinating communication strategies for employees, customers, media and the investment community. Subsequent communications planning meetings were held on April 26, 2010 and April 28, 2010.

On April 22, 2010, representatives of Fredrikson & Byron forwarded a revised draft of the merger agreement to representatives of Dorsey & Whitney.

On April 23, 2010, our board of directors held a meeting, with representatives of JPMorgan and Dorsey & Whitney present, to discuss the recently distributed draft of the merger agreement and JPMorgan’s preliminary financial analysis of the proposed transaction.

On April 23, 2010, Mr. Steinle distributed to representatives of JPMorgan a proposed term sheet relating to a proposed secured bridge loan from Medtronic to ATS Medical, the proceeds of which were to be used to, among other things, finance the redemption of our outstanding 2025 Notes, repay our term loan to Silicon Valley Bank, and provide working capital. After reviewing the proposed terms, our management determined that the terms offered by Medtronic were more favorable than the terms proposed pursuant to the Skokos Commitment Letter discussed above. For example, the interest rate offered by Medtronic was 1.95% per annum less than the rate offered under the terms of the Skokos Commitment Letter. In addition, under the terms of the Skokos Commitment Letter we would have been required to issue warrants to purchase shares of our common stock to Mr. Skokos and the Skokos Foundation prior to the funding of the loan. The Medtronic term sheet, however, provided only for the issuance of warrants to Medtronic in the event the bridge loan remained outstanding upon termination of the merger agreement. Furthermore, under the terms of the Skokos Commitment Letter, we would have been required to pay a prepayment penalty of up to 6% of the outstanding principal balance of the loan if we were to repay the loan prior to its maturity date, while the Medtronic term sheet did not provide for a prepayment penalty. Accordingly, our management continued to negotiate the terms of a bridge loan from Medtronic. Comments to the term sheet were provided by ATS Medical, with input from its legal and financial advisors, later on April 23, 2010. Mr. Kramer and representatives from JPMorgan also had a conference call with Mr. Steinle to discuss the proposed term sheet.

On April 23, 2010, Medtronic’s board of directors approved the merger.

On April 23, 2010, Mr. Kramer held a conference call with Mr. Mack, Mr. Steinle and certain of their colleagues at Medtronic during which Mr. Kramer provided an update regarding ATS Medical’s financial results for the quarter ended April 3, 2010.

Between April 23, 2010 and April 28, 2010, representatives of Dorsey & Whitney and Fredrikson & Byron held numerous telephone conferences and exchanged numerous e-mail messages regarding the merger agreement and related due diligence issues and exchanged numerous drafts of the merger agreement. The parties and their respective legal advisors continued negotiating the draft agreement until April 28, 2010. During this time period, ATS Medical’s management team provided additional information regarding our technology, business, operations and financial condition to Medtronic.

On April 24, 2010, Fredrikson & Byron distributed a draft form of noncompetition agreement and communicated the desire of Medtronic for a number of ATS Medical’s key employees to sign such noncompetition agreement. Discussions regarding the length of the noncompetition period, the geographical scope of the covenant, and the list of individuals expected to sign the agreement continued until April 28, 2010.

On April 26, 2010, drafts of the bridge loan agreements, including a promissory note, security agreement and form of warrant, were distributed by Fredrikson & Byron. A draft pledge agreement was later circulated on April 28. Between April 26 and April 28, numerous discussions took place between representatives of ATS Medical and Medtronic and their respective legal advisors regarding the proposed terms of the bridge loan documents, including the extent to which financial covenants would be included in the promissory note.

On April 27, 2010, representatives of Dorsey & Whitney, JPMorgan and ATS Medical held a conference call to discuss the remaining open issues in the merger agreement and the bridge loan documents, as well as the status of discussions regarding the individuals expected to execute a noncompetition agreement with Medtronic.

On April 28, 2010, representatives of Dorsey & Whitney, Fredrikson & Byron, ATS Medical and Medtronic held a telephone conference to discuss the material open items in the merger agreement. Also on April 28, 2010, Mr. Kramer, Mr. Steinle and representatives of JPMorgan held a conference call to finalize the remaining open issues with respect to the bridge financing.

On April 28, 2010 at approximately 3:00 p.m., ATS Medical’s board of directors held a board meeting to consider the proposed merger, including the merger agreement and the bridge loan agreements. During the meeting, representatives of Dorsey & Whitney reviewed for the members of our board their fiduciary duties owed to our shareholders in connection with a potential business combination, including a sale transaction, and updated the board regarding the negotiation process to date. Representatives of Dorsey & Whitney then reviewed with the board the proposed terms of the merger agreement. Representatives of JPMorgan reviewed with the board JPMorgan’s financial analysis of the proposed merger. At the conclusion of its presentation, JPMorgan rendered to the ATS Medical board of directors its oral opinion (subsequently confirmed in writing) to the effect that, as of the date of its opinion, and subject to and based on the factors, assumptions, limitations and qualifications set forth in its opinion, the consideration to be paid to the holders of ATS Medical’s common stock in the proposed merger was fair, from a financial point of view, to such holders. See “The Merger — Opinion of JPMorgan Securities, Inc.” Members of the board then discussed the proposed terms of the merger, the merger agreement, the bridge loan documents and other related agreements in detail, plus various matters associated with announcement of the deal and potential risks that may be faced by ATS Medical between signing and closing. Representatives of Dorsey & Whitney then reviewed with the board the proposed resolutions to be adopted.

After this review, the board and a special committee formed for purposes of compliance with Minnesota anti-takeover laws, unanimously approved the merger agreement and the voting agreements and authorized our officers to execute the merger agreement and to proceed with the merger. During the evening of April 28, 2010, ATS Medical, Medtronic and their respective legal counsel finalized the merger agreement and related documents, and a joint press release, and exchanged executed signature pages to the merger agreement on behalf of ATS Medical and Medtronic. Also on April 28, 2010, Mr. Skokos and representatives of Essex and Alta executed voting agreements, and Medtronic and one of ATS Medical’s executive officers executed a noncompetition agreement which will become effective at the effective time of the merger.

On April 29, 2010, ATS Medical and Medtronic issued the joint press release announcing the execution of the merger agreement.

Recommendation of our Board of Directors

Reasons for the Merger.  In the course of reaching its decision to approve the merger and enter into the merger agreement, our board of directors consulted with our management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	historical financial information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position, and the nature of our business and the industry in which we compete;

•	our need for additional capital to pursue our product development, to increase our sales force and to repay any of the 2025 Notes which the holders thereof have the right to require us to repurchase in October 2010;

•	other strategic alternatives available to us, including remaining an independent company or seeking a combination with another company, and the risks and uncertainties associated with these alternatives;

•	management’s dealings with other possible business combination partners both in the past and during the course of the negotiations with Medtronic;

•	the likelihood that a third party would offer a higher price than the merger consideration offered by Medtronic; and our board’s belief that there was a significant risk of damage to our competitive position and on-going operations if we conducted a public auction process;

•	the current and prospective environment in which we operate, including national and local economic conditions and the competitive environment; and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	the likelihood that the merger would be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained;

•	current financial market conditions and historical market prices, volatility and trading information with respect to our common stock; and

•	the consideration to be received by our shareholders in the merger, including the form of such consideration.

Our board of directors also identified and considered a number of positive factors supporting its decision to approve the merger and enter into the merger agreement, including, but not limited to:

•	discussions with our management team regarding our business, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, including our potential sales growth, as well as the risk involved in achieving these prospects; the nature of our business and the industry in which we compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for our shareholders to realize greater value than the value likely to be realized by shareholders in the event we remained independent;

•	a review of the possible alternatives to a sale of ATS Medical, including remaining independent and growing our business organically, pursuing a strategy of growth through acquisitions or pursuing corporate alliances; the dilutive effect to our shareholders of raising the capital necessary to pursue such alternatives; the timing and likelihood of actually achieving additional value from these alternatives; and our board of directors’ assessment that none of these alternatives was reasonably likely to result in value for our shareholders greater than the consideration to be received by our shareholders in the merger;

•	the risks associated with remaining an independent company, including the increased competition (including risks related to competing products and technologies either currently on the market or currently under development), the significant cost of complying with our obligations as a publicly traded company, our anticipated operating performance and a review of ongoing product development initiatives;

•	the risks associated with regulatory delays related to our emerging technologies, including our ATS 3f Enable® Aortic Bioprosthesis tissue heart valve, our Enable trans-apical tissue valve and our ForceField technology;

•	the risks associated with Medicare and non-U.S. reimbursement rates, as well as the risks associated with reduced health care spending resulting from the recent global economic slowdown, higher than normal unemployment rates and, potentially, future reductions in health care spending as a result of health care reform legislation;

•	the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the merger consideration to be paid in the merger represented an approximate 58.1% premium over the closing price of our common stock on April 27, 2010 (the last trading day prior to the execution of the merger agreement) and an approximate 53.9% premium over the average closing price of our common stock during the 30 calendar day period ending April 27, 2010;

•	the opinion of JPMorgan, to our board of directors to the effect that, as of April 28, 2010, and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement entitled “The Merger — Opinion of JPMorgan Securities, Inc.” beginning on page • . The full text of the written opinion of JPMorgan, dated April 28, 2010, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference in its entirety to this proxy statement;

•	the belief of our board of directors that the merger consideration represented the highest consideration that Medtronic was willing to pay, and the highest per share value obtainable on the date of signing;

•	the list of companies that would be most likely to have an interest in combining with us and the price each might be willing to pay;

•	the ability of our shareholders to exercise appraisal rights in connection with the merger, as described in “The Merger — Dissenters’ Rights;”

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders, compared to a transaction involving all stock consideration or a mixture of stock and cash;

•	the terms and conditions of the merger agreement, as reviewed by our board of directors with our outside legal advisors, including:

•	the structure of the merger;

•	the representations and warranties;

•	the conditions to our and Medtronic’s respective obligations;

•	the ability of our board of directors, under specified circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Medtronic of a termination fee of $13,000,000, to terminate the merger agreement to accept a superior proposal;

•	the likelihood that the merger would be consummated in light of the conditions to Medtronic’s obligation to complete the merger, Medtronic’s financial capability and the absence of any financing condition to Medtronic’s obligation to complete the merger;

•	the negotiated exclusions to the definition of a “material adverse effect” in the merger agreement; and

•	Medtronic’s agreement to provide bridge financing to, among other things, finance the redemption of our outstanding 2025 Notes, and provide working capital for the period prior to closing.

In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including:

•	the fact that we will no longer exist as an independent company and our shareholders will no longer participate in any future growth as an independent company or any synergies resulting from the merger;

•	the possibility of disruption to our operations following announcement of the merger, and the resulting effect on us if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, and the fact that we would have shared some of our confidential information with a competitor of ours;

•	that, under the terms of the merger agreement, we will be required to pay Medtronic a termination fee if we terminate the merger agreement to accept a superior proposal for a business combination or acquisition of us, and under a number of other circumstances associated with proposals by third parties to acquire us, and that our obligation to pay the termination fee might discourage other parties from proposing to acquire us;

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the fact that gains from a cash merger would be taxable to our shareholders for United States Federal income tax purposes;

•	the interests of our executive officers and directors in the merger described under “The Merger — Interests of our Directors and Executive Officers in the Merger;”

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the merger agreement is adopted by our shareholders. See the section of this proxy statement entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page • ; and

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that overall, the potentially positive factors outweighed the potentially negative factors.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. Our board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, many of which are qualitative or difficult to quantify, and the quality and amount of information considered, our board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

Board of Directors Recommendation.  After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously determined that the merger is advisable and fair to and in the best interests of ATS Medical and its shareholders, and authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the voting agreements referred to in the merger agreement, and our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement. Our board of directors also recommends that ATS Medical’s shareholders vote “FOR” any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Opinion of J.P. Morgan Securities, Inc.

Pursuant to an engagement letter dated March 15, 2010, we retained JPMorgan as our financial advisor in connection with the proposed merger.

At the meeting of our board of directors on April 28, 2010, JPMorgan rendered its oral opinion to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to holders of our common stock in the proposed merger was fair, from a financial point of view, to such shareholders. JPMorgan has confirmed its April 28, 2010 oral opinion by delivering its written opinion to our board of directors, dated April 28, 2010, that, as of such date, the consideration to be paid to holders of our common stock in the proposed merger was fair, from a financial point of view, to such shareholders. No limitations were imposed by our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan dated April 28, 2010, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. Our shareholders are urged to read the opinion in its entirety. JPMorgan’s written opinion was addressed to our board of directors, was directed only to the fairness, from a financial point of view, of the consideration to be paid to the holders of our common stock in the merger and does not constitute a recommendation to any of our shareholders as to how such shareholder should vote with respect to the merger agreement or any other matter. All summaries of the opinion of JPMorgan set forth in this proxy statement are qualified in their entirety by reference to the full text of such opinion.

In arriving at its opinions, JPMorgan, among other things:

•	reviewed a draft dated April 27, 2010 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning ATS Medical and the industries in which we operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration paid for such companies;

•	compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of our management with respect to certain aspects of the merger, and the past and current business operations of ATS Medical, the financial condition and future prospects and operations of ATS Medical, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of ATS Medical or Medtronic under any state or federal laws relating to bankruptcy, insolvency or similar matters. At the direction of our board of directors, JPMorgan relied on financial analyses and forecasts provided to it by us, and JPMorgan assumed and was advised by our management that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to the expected future results of operations and financial condition of ATS Medical to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan also assumed that the representations and warranties made by us and Medtronic in the merger agreement and the related agreements were and will be true in all respects material to JPMorgan’s analysis. JPMorgan relied as to all legal, regulatory and tax matters relevant to the rendering of its opinion upon the advice of advisors to ATS Medical. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on us or on the contemplated benefits of the merger.

The projections furnished to JPMorgan for ATS Medical were prepared by our management. We do not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of our common stock in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to any person or entity, or as to the fairness of any consideration paid in connection with the merger to, the holders of any other class of securities, creditors or other constituencies of ATS Medical or as to the underlying decision by us to engage in the merger. JPMorgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of our common stock or with respect to the fairness of any such compensation. JPMorgan expressed no opinion as to the price at which our common stock will trade at any future time, whether before or after the closing of the merger.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand JPMorgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of JPMorgan’s financial analyses. All market data used by JPMorgan in its analyses was as of April 27, 2010.

Public Trading Multiples.  Using publicly available information, JPMorgan compared selected financial data of ATS Medical with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to ATS Medical. The companies selected by JPMorgan were the following:

•	AngioDynamics Inc.

•	Abiomed Inc.

•	Micrus Endovascular Inc.

•	Spectranetics Corp.

•	Endologix Inc.

•	CryoLife Inc.

•	Vascular Solutions, Inc.

•	AtriCure Inc.

These companies were selected, among other reasons, because they share similar business characteristics to ATS Medical based on operational characteristics and financial metrics. For each comparable company, JPMorgan calculated the firm value to revenue multiples. For purposes of this analysis, a company’s firm value was calculated as the diluted equity value using the treasury stock method based on options outstanding as of that company’s latest SEC filing prior to April 27, 2010, plus the value of such company’s indebtedness and minority interests and preferred stock as of that company’s latest SEC filing prior to April 27, 2010, minus such company’s cash, cash equivalents and marketable securities as of the company’s latest SEC filing prior to April 27, 2010. The firm value was divided by publicly available equity research projections of future calendar-year revenues for 2010 and 2011, which are referred to below as “2010 Revenue” and “2011 Revenue,” to derive trading multiples for each company. JPMorgan noted that for the comparable companies, this analysis showed:

•	a range of Firm Value/2010 Revenue multiples from 1.18x to 3.35x, with a mean of 2.15x and a median of 1.82x; and

•	a range of Firm Value/2011 Revenue multiples from 1.10x to 2.74x, with a mean of 1.88x and a median of 1.54x.

Based on the results of this analysis and other factors which it considered appropriate, JPMorgan applied a Firm Value/2010 Revenue multiple range of 1.25x to 3.25x to our 2010 Revenue and a Firm Value/2011 Revenue multiple range of 1.10x to 2.75x to our 2011 Revenue and then calculated our implied equity value per share. In performing these calculations, JPMorgan used two sets of financial forecasts: (1) the “Street Case”, based on consensus estimates of Wall Street analysts; and (2) the “Management Case”, provided by us. This analysis showed the following:

Implied Per Share Value
Multiple	Street Case	Management Case

Firm Value/2010 Revenue (1.25x − 3.25x)	$1.05 - $2.95	$1.10 - $3.00
Firm Value/2011 Revenue (1.10x − 2.75x)	$1.05 - $2.80	$1.15 - $3.05

All values presented were rounded to the nearest $0.05. In each case, JPMorgan compared the implied equity values per share to the per share consideration of $4.00 in cash to be paid to the holders of our common stock in the merger and the $2.53 per share closing price of our common stock as of April 27, 2010.

Selected Transaction Analysis.  Using publicly available information, JPMorgan reviewed the following precedent transactions involving businesses which JPMorgan judged to be analogous to our business. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to ATS Medical based on operational characteristics and financial metrics. The transactions considered and the date each transaction was announced are as follows:

Month and Year
Target	Acquiror	Announced

Home Diagnostics, Inc	Nipro Corporation	February 2010
Invatec	Medtronic	January 2010
BioForm Medical	Merz Pharma	January 2010
I-Flow	Kimberly Clark	October 2009
Radi Medical Systems	St. Jude Medical	December 2008
Abbott Spine	Zimmer Holdings, Inc.	September 2008
Possis Medical	Bayer	February 2008
Lifecore Biomedical	Warburg Pincus & Co	January 2008

Using publicly available estimates, JPMorgan reviewed the transaction values as a multiple of (1) the target company’s revenue for the twelve-month period immediately preceding announcement of the transaction (“LTM Revenue”), which is referred to below as “Firm Value/LTM Revenue,” and (2) to the extent available, the target company’s revenue for the twelve-month period immediately following the announcement of the transaction (“FTM Revenue”), which is referred to below as “Firm Value/FTM Revenue.” For the precedent transactions, JPMorgan noted that this analysis showed:

•	a range of Firm Value/LTM Revenue multiples of 1.57x to 4.30x, with a mean of 2.90x and a median of 2.95x; and

•	a range of Firm Value/FTM Revenue multiples of 1.34x to 3.73x, with a mean of 2.52x and a median of 2.63x.

Based on the results of this analysis and other factors that JPMorgan considered appropriate, JPMorgan applied a Firm Value/LTM Revenue multiple range of 1.60x to 4.30x to our LTM Revenue and a Firm Value/FTM Revenue multiple range of 1.35x to 3.75x to our FTM Revenue from the “Management Case” described above. This analysis showed the following:

Implied
Multiple	Per Share Value

Firm Value/LTM Revenue (1.60x-4.30x)	$1.30-$3.60
Firm Value/FTM Revenue (1.35x-3.75x)	$1.15-$3.45

All values presented were rounded to the nearest $0.05. In each case, JPMorgan compared the implied equity values per share to the per share consideration of $4.00 in cash to be paid to the holders of our common stock in the merger and the $2.53 per share closing price of our common stock as of April 27, 2010.

Discounted Cash Flow Analysis.  JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for our common stock. JPMorgan calculated the unlevered free cash flows that we are expected to generate during fiscal years 2010 through 2020, based upon financial projections prepared by our management. JPMorgan then calculated the terminal value as of December 31, 2020 by applying, based upon JPMorgan’s judgment and experience, a range of perpetual revenue growth rates from 2.5% to 3.5%. The unlevered free cash flows from December 31, 2009 through December 31, 2020 and the range of terminal values were then discounted to present values using a range of discount rates from 12.0% to 16.0% and added together in order to derive the implied firm value of ATS Medical. The discount rate range was chosen by JPMorgan based upon an analysis of the weighted-average cost of capital of ATS Medical conducted by JPMorgan and applied using the mid-year convention for discounting. In calculating the estimated diluted equity value per share, JPMorgan adjusted the calculated firm value for our cash and total debt as of December 31, 2009 and divided by the fully diluted shares outstanding of ATS Medical. Based on the foregoing, this analysis indicated an implied equity value per share of our common stock of $1.25 to $2.70. All values presented were rounded to the nearest $0.05. In each case, JPMorgan compared implied equity values per share to the per share consideration of $4.00 in cash to be paid to the holders of our common stock in the merger and the $2.53 per share closing price of our common stock as of April 27, 2010.

Historical Share Price Analysis.  JPMorgan reviewed the price performance of our common stock during various periods ending on April 27, 2010 on a standalone basis and also in relation to the S&P 500 and a composite index consisting of the publicly traded companies listed under “Public Trading Multiples” above. JPMorgan also noted that the merger consideration of $4.00 per share of our common stock represented:

•	a premium of 58.1% over the closing price per share of our common stock on April 27, 2010 of $2.53;

•	a premium of 53.9% over the average closing price per share of our common stock for the 30 trading days ended April 27, 2010;

•	a premium of 14.3% over the highest closing price per share of our common stock for the 52 weeks ended April 27, 2010; and

•	a premium of 70.2% over the lowest closing price per share of our common stock for the 52 weeks ended April 27, 2010.

JPMorgan noted that historical stock trading analyses are not valuation methodologies but were presented merely for informational purposes.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to ATS Medical, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of ATS Medical. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to ATS Medical and the transactions compared to the merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise ATS Medical with respect to the merger and to deliver an opinion to our board of directors with respect to the merger on the basis of such experience and its familiarity with ATS Medical.

Under the terms of a letter agreement, dated March 15, 2010, we memorialized our engagement of JPMorgan to act as our financial advisor in connection with the proposed merger. Pursuant to the terms of the letter agreement, we agreed to pay JPMorgan a transaction fee of 1.40% of the aggregate consideration to be paid in the transaction, or approximately $5.0 million, payable upon consummation of the transaction. We also paid JPMorgan a fee of $750,000 upon delivery of the opinion, and such amount will be offset against the transaction fee upon completion of the merger. In addition, we agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including reasonable fees and disbursements of outside counsel and other professional advisors, and to indemnify JPMorgan from and against certain liabilities, including liabilities arising under federal securities laws.

During the two years preceding the date of the opinion, neither JPMorgan nor its affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with ATS Medical. During the two years preceding the date of this letter, JPMorgan and its affiliates have had commercial or investment banking relationships with Medtronic, for which JPMorgan and its affiliates have received customary compensation. Such services during such period have included acting as a joint bookrunner for Medtronic’s $1,250,000,000 bond offering in 2009 and acting as a joint bookrunner for Medtronic’s $3,000,000,000 bond offering in 2010. In addition, JPMorgan’s commercial banking affiliate is a lender under outstanding credit facilities of Medtronic, for which it receives customary compensation or other financial benefits. In the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of ATS Medical or Medtronic for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Voting Agreements

As a condition to Medtronic and Merger Sub entering into the merger agreement, Merger Sub entered into a voting agreement with each of Alta, Essex and Mr. Skokos, each a significant shareholder of ATS Medical, concurrently with the execution and delivery of the merger agreement. As of the record date for the special meeting, an aggregate of • shares of our common stock, representing approximately 19.9% of the shares of our common stock outstanding on the record date, were subject to these voting agreements. Of those shares:

•	• , or approximately • %, are held by Alta, and Alta exercises voting control over an aggregate of • shares, or approximately • % of our common stock entitled to vote at the special meeting as of the record date;

•	• , or approximately • %, are held by Essex, and Essex exercises voting control over an aggregate of • shares, or approximately • % of our common stock entitled to vote at the special meeting as of the record date; and

•	• , or approximately • %, are held by Mr. Skokos (all of which are held directly by Mr. Skokos and not indirectly, through any partnership, corporation or other legal entity), and Mr. Skokos exercises voting control over an aggregate of • shares, or approximately • % of our common stock entitled to vote at the special meeting as of the record date.

See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page  • and Annex B hereto. The voting agreements are attached as Annex B hereto.

Pursuant to the voting agreements, Alta, Essex and Mr. Skokos agreed, among other things, to vote all of their respective shares of our common stock that are subject to the voting agreements:

•	in favor of the approval of the merger agreement, the merger and any other matter proposed to be approved pursuant to the terms of the merger agreement; and

•	against any proposal or action that could impede, interfere, frustrate, nullify or discourage the merger, that could facilitate an acquisition of ATS Medical, in any manner, by a party other than Medtronic, or that could reasonably result in any of the conditions under the merger agreement not being fulfilled.

In addition, Alta, Essex and Mr. Skokos have given representatives of Merger Sub an irrevocable proxy to vote their respective shares of ATS Medical common stock that are subject to the voting agreements in this manner.

The voting agreements prohibit each of Alta, Essex and Mr. Skokos from:

•	transferring any shares of ATS Medical common stock that are subject to the voting agreements at any time prior to earlier of the effective time of the merger or the termination of the merger agreement;

•	granting any proxies with respect to any shares of ATS Medical common stock that are subject to the voting agreements;

•	depositing any shares of ATS Medical common stock that are subject to the voting agreements in a voting trust or enter into a voting or option agreement with respect to such shares;

•	soliciting, encouraging or otherwise facilitating any inquiries or the making or any proposal or offer with respect to an acquisition proposal or engaging in any negotiation or discussion regarding an acquisition proposal; or

•	taking any action that would burden or materially delay the transactions contemplated by the merger agreement.

Affiliates of Alta and Essex who are members of our board of directors, as well as Mr. Skokos, who is a member of our board of directors, are not prevented by the voting agreements from taking any action solely in their respective capacities as members of the board of directors in the exercise of their fiduciary duties, including with respect to an acquisition proposal.

The Voting Agreements are limited to the number of shares which, when added to the 36,854 shares owned by Medtronic, do not exceed 19.9% of our outstanding common stock. The voting agreements terminate upon the earlier of the effective time of the merger or the termination of the merger agreement.

We are governed by the provisions of Sections 302A.671 and 302A.673 of the MBCA, which in some cases may discourage a negotiated acquisition of ATS Medical and thus deprive our shareholders of an opportunity to sell their shares at a premium over the market price. In general, Section 302A.671 provides that a public Minnesota corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder, and an “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of our board of directors consisting of one or more of our disinterested directors (excluding our current and former officers) approves the proposed transaction or the interested shareholder’s acquisition of shares before the interested shareholder becomes an interested shareholder.

In order to ensure that Sections 302A.671 and 302A.673 would not be triggered by the entry by Essex, Alta and Mr. Skokos into the voting agreements described above (and thus potentially prohibit the merger), our board of directors formed a special committee of the board comprised of Messrs. Steven M. Anderson, Robert E. Munzenrider and Eric W. Sivertson, each of whom is a “disinterested director” for purposes of Section 302A.673, to approve the merger agreement, the voting agreements, the merger and the business combination represented by the merger, all for the purposes of exempting the merger and the transactions contemplated thereby, and the respective parties thereto, from the restrictions and limitations of Section 302A.673, and rendering the restrictions and limitations set forth in Sections 302A.671 and 302A.673 inapplicable to the merger agreement and the transactions contemplated thereby.

Interests of our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of shareholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Change in Control Agreements with Executive Officers

We have entered into change in control agreements with each of our executive officers. The change in control agreements provide that if the officer’s employment with us is terminated within 24 months after a change in control either by us (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum severance payment equal to two times the executive officer’s base salary, as limited by Section 280G of the Internal Revenue Code of 1986, as amended (to which we refer in this proxy statement as the “Code”). “Good reason” is defined as the termination of employment as a result of a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 35 miles. A “change in control” is generally defined as an acquisition of more than 35% of our outstanding common stock by any person or group, the merger or sale of ATS Medical or the replacement of a majority of our board of directors with directors not recommended by the existing board of directors.

If the effective time of the merger had been May 13, 2010 and the employment of the executive officers had been immediately terminated, either by us (other than for cause or disability) or by the officer for good reason, the executive officers would have been entitled to receive, pursuant to the terms of the change in control agreements, lump sum payments upon termination in the amounts set forth in the table below. In addition, the unvested Restricted Stock Units and Options held by the executive officers would have vested.

Change in Control
Payments ($)

Astrid M. Berthe	477,400 *
Xavier K. Bertrand	638,400
Thaddeus Coffindaffer	503,464
Michael D. Dale	927,000
David R. Elizondo	458,016
Michael R. Kramer	472,500
Michael E. Reinhardt	463,500
Craig A. Swandal	497,536

*	Includes $21,600 in COBRA payments to which Ms. Berthe is entitled pursuant to a non-compete agreement.

Stock held by our Officers and Directors

As of May 13, 2010, our directors and executive officers and their affiliates beneficially owned approximately 34.6% of our outstanding common stock, excluding shares that may be acquired through the exercise of Options and Warrants or vesting of Restricted Stock Unit awards. The following table summarizes the shares of common stock beneficially owned as of May 13, 2010 by our executive officers and directors, excluding shares that may be acquired through the exercise of Options and Warrants or vesting of Restricted Stock Unit awards, and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their shares.

		Resulting
		Consideration to be
	Shares of Common	Paid at Completion
	Stock Owned (#)	of Merger ($)(1)

Executive Officers:
Astrid M. Berthe	79,964	319,856
Xavier K. Bertrand	—	—
Thaddeus Coffindaffer	152,971	611,884
Michael D. Dale*	250,452	1,001,808
David R. Elizondo	83,426	333,704
Michael R. Kramer	88,454	353,816
Michael E. Reinhardt	17,000	68,000
Craig A. Swandal	26,488	105,952
Directors:
Steven M. Anderson	91,639	366,556
Robert E. Munzenrider	92,622	370,488
Guy P. Nohra(2)	11,784,327	47,137,308
Eric W. Sivertson	21,327	85,308
Theodore C. Skokos(3)	5,161,071	20,644,284
Martin P. Sutter(4)	9,560,639	38,242,556

*	Such executive officer is also a director of ATS Medical.

(1)	These amounts have been rounded for presentation purposes.

(2)	Includes 11,763,000 shares beneficially owned by Alta and/or certain of its affiliates, of which Mr. Nohra is a managing director, officer or employee, as described in footnote 4 in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

(3)	Includes 2,227,956 shares held by 3F Partners Limited Partnership and 1,761,283 shares held by 3F Partners Limited Partnership II, the general partners of which are owned by Mr. Skokos. Mr. Skokos entered into a voting agreement with Merger Sub with respect to certain shares held directly by him (and not indirectly or through any partnership, corporation or other legal entity). See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

(4)	Includes 9,510,639 shares beneficially owned by Essex and/or certain of its affiliates, of which Mr. Sutter is a managing director, officer or employee, as described in footnote 6 in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Options

As of May 13, 2010, our executive officers and directors as a group held 506,500 Options with an exercise price less than the merger consideration, having a weighted average exercise price of $1.62 per share. In accordance with the merger agreement, at the effective time of the merger, each of these Options, together with all other outstanding Options, will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Options multiplied by the excess, if any, of the merger consideration over the exercise price of the Options, less applicable withholding taxes, if any. As a result, directors or executive officers holding such “in the money” Options may have a financial interest that is different from, or in addition to, the interest of holders of our common stock.

The following table summarizes the Options held as of May 13, 2010 by our executive officers and directors, and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their Options.

Resulting
	Number of Shares of	Weighted	Consideration to be
	Common Stock	Average Exercise	Paid at Completion
	Underlying	Price of Options	of Merger
	Options (#)	($)(1)	($)(1)

Executive Officers:
Astrid M. Berthe	—	—	—
Xavier K. Bertrand	—	—	—
Thaddeus Coffindaffer	125,000	3.45	69,000
Michael D. Dale*	350,000	0.86	1,099,000
David R. Elizondo	—	—	—
Michael R. Kramer	—	—	—
Michael E. Reinhardt	—	—	—
Craig A. Swandal	—	—	—
Directors:
Steven M. Anderson	5,000	2.95	5,250
Robert E. Munzenrider	10,250	3.48	6,363
Guy P. Nohra	—	—	—
Eric W. Sivertson	20,000	2.78	26,550
Theodore C. Skokos	—	—	—
Martin P. Sutter	—	—	—

*	Such executive officer is also a director of ATS Medical.

(1)	These amounts have been rounded for presentation purposes.

Restricted Stock Units

Certain of our executive officers and directors hold Restricted Stock Units. In accordance with the merger agreement, at the effective time of the merger, each of these Restricted Stock Units, together with all other outstanding Restricted Stock Units, will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit, multiplied by the merger consideration, less applicable withholding taxes, if any. As a result, executive officers and directors holding such Restricted Stock Units may have a financial interest that is different from, or in addition to, the interest of holders of our common stock.

The following table summarizes the Restricted Stock Units held as of May 13, 2010 by executive officers and directors and the consideration that each of them will receive pursuant to the merger agreement in connection with the ownership of their Restricted Stock Units.

		Resulting
		Consideration to be
	Restricted Stock	Paid at Completion of
	Units (#)	Merger ($)(1)

Executive Officers:
Astrid M. Berthe	270,721	1,082,884
Xavier K. Bertrand	85,000	340,000
Thaddeus Coffindaffer	240,883	963,532
Michael D. Dale*	1,313,116	5,252,464
David R. Elizondo	251,513	1,006,052
Michael R. Kramer	270,257	1,081,028
Michael E. Reinhardt	121,410	485,640
Craig A. Swandal	189,262	757,048
Directors:
Steven M. Anderson	27,293	109,172
Robert E. Munzenrider	27,293	109,172
Guy P. Nohra	27,293	109,172
Eric W. Sivertson	27,293	109,172
Theodore C. Skokos	27,293	109,172
Martin P. Sutter	30,293	121,172

*	Such executive officer is also a director of ATS Medical.

(1)	These amounts have been rounded for presentation purposes.

Warrants

As of May 13, 2010, Essex Woodlands Health Ventures Fund VIII, L.P., Essex Woodlands Health Ventures Fund VIII-A, L.P. and Essex Woodlands Health Ventures Fund VIII-B, L.P. held Warrants to purchase 1,407,580, 101,487 and 44,125 shares of our common stock, respectively, at an exercise price of $2.85 per share. Mr. Sutter, one of our directors, is a managing director of the Essex funds and has shared voting and investment power with respect to the securities held by the Essex funds. In accordance with the merger agreement, at the effective time of the merger, each of these Warrants, together with all other outstanding Warrants, will be converted into the right to receive, upon exercise of a replacement Warrant required to be delivered by the surviving corporation following the merger, an amount equal to the total number of shares of common stock with respect to which the Warrant was exercisable as of immediately prior to the effective time of the merger, multiplied by the excess, if any, of the merger consideration over the exercise price of the Warrant, less applicable withholding taxes, if any. In the aggregate, the Essex funds will receive $1,786,171 as consideration for the Warrants pursuant to the merger agreement.

Indemnification; Insurance

The merger agreement provides that for a period of six years after the effective time of the merger, the surviving corporation in the merger will fulfill and honor in all respects the indemnification and advancement of expenses obligations of ATS Medical pursuant to our organizational documents or any indemnification agreements between ATS Medical and our directors, officers, employees or agents as of the date of execution of the merger agreement against all losses or claims arising out of such person having served as a director, officer, employee or agent of ATS Medical or any of our subsidiaries or having served at the request of ATS Medical or any of our subsidiaries as a director, officer, employee or agent of any other person pertaining to any matter existing or occurring or any acts or omissions occurring prior to the effective time of the merger, whether or not such losses or claims are asserted prior to the effective time of the merger.

In addition, the merger agreement provides that we will cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance in an amount and on terms no less advantageous to those applicable to current directors and officers of ATS Medical. We may fulfill these obligations by purchasing a policy of directors’ and officers’ insurance or a “tail” policy under our existing directors’ and officers’ insurance policy, in either case which has an effective term of six years from the effective time of the merger.

See the section of this proxy statement entitled “The Merger Agreement — Indemnification; Insurance” beginning on page • .

Expiration of Skokos Commitment Letter

On February 25, 2010, Mr. Skokos and the Skokos Foundation executed the Skokos Commitment Letter discussed above under “The Merger — Background to the Merger.” We intended to use this financing to call and retire our 2025 Notes and repay our term loan from Silicon Valley Bank, as well as for general corporate working capital. The availability of this commitment was, at that time, critical to preserve our ability to continue as an independent company because commencing in October 2010, the holders of our 2025 Notes would have had the right to require us to repurchase their 2025 Notes. In light of the proposed merger with Medtronic and Medtronic’s agreement to provide us with bridge loan financing on terms we determined to be more favorable than those offered pursuant to the Skokos Commitment Letter, we allowed the Skokos Commitment Letter to expire. The interest rate offered by Medtronic is 1.95% per annum less than the rate offered under the terms of the Skokos Commitment Letter, and we were permitted to pay interest only for the first 24 months under the Medtronic arrangement, whereas the Skokos Commitment Letter provided for interest-only payments only for the first 12 months. In addition, under the terms of the Skokos Commitment Letter we would have been required to issue warrants to purchase shares of our common stock to Mr. Skokos and the Skokos Foundation prior to the funding of the loan, whereas under our agreement with Medtronic, we are only required to issue warrants to Medtronic in the event the bridge loan remains outstanding upon termination of the merger agreement. Furthermore, under the terms of the Skokos Commitment Letter, we would have been required to pay a prepayment penalty of up to 6% of the outstanding principal balance of the loan if we were to repay the loan prior to its maturity date, while our agreement with Medtronic does not provide for a prepayment penalty. Moreover, the Skokos Commitment Letter provided for certain financial covenants, including a minimum revenue covenant and a covenant to maintain a specified quarterly minimum cash balance. The terms offered by Medtronic do not include a quarterly minimum cash balance requirement, and while they do include a minimum revenue covenant, we are not required to comply with that covenant unless and until the merger agreement is terminated. Additional terms relating to the Medtronic bridge loan financing are described below under “The Merger Agreement — ATS Medical’s 6% Convertible Senior Notes due 2025.”

As required under the terms of the Skokos Commitment Letter, we paid a one-time $450,000 facility fee during the first quarter of 2010 and a break-up fee of $450,000 in the second quarter of 2010 in connection with the expiration of the Skokos Commitment Letter. We were required to pay this break-up fee regardless of whether or not our shareholders approve the merger agreement. Prior to execution of the Merger Agreement, Mr. Skokos indicated that he would be willing to amend the Skokos Commitment Letter to make the loan proposed by Mr. Skokos and the Skokos Foundation available to ATS Medical on the same terms as the bridge loan financing provided by Medtronic. We considered this alternative, but determined to pursue the bridge loan proposed by Medtronic, in large part because it was an integral part of the overall merger transaction proposed by Medtronic and changing course would have required us to modify the terms of the merger transaction with Medtronic.

Market Price and Dividend Data

Our common stock is traded on the NASDAQ Global Market under the symbol “ATSI.” The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock as reported on the NASDAQ Global Market. These prices do not include adjustments for retail mark-ups, mark-downs, or commissions.

	Fiscal Quarters
	First	Second	Third	Fourth

Fiscal year ending December 31, 2010 (through April 3, 2010)
High	$3.29	$—	$—	—
Low	$2.35	$—	$—	—
Fiscal year ended December 31, 2009
High	$2.84	$3.37	$3.50	$3.26
Low	$2.11	$2.35	$2.58	$2.52
Fiscal year ended December 31, 2008
High	$2.18	$2.34	$3.24	$2.89
Low	$1.41	$1.41	$2.06	$1.98

We are currently restricted from declaring or paying dividends on our common stock under our loan agreements with Silicon Valley Bank. We have never declared or paid cash dividends in the past and intend to retain all future earnings for the operation and expansion of our business.

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Market on April 28, 2010, the last full trading day before the public announcement of the merger, and on • , 2010, the latest practicable trading day prior to the printing of this proxy statement:

Common Stock
Date	Closing Price

April 28, 2010	$2.59
• , 2010	$ •

Following the merger, there will be no further market for our common stock and our stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended.

Regulatory Matters

We and Medtronic have agreed to use our reasonable best efforts to make any required submissions under the HSR Act, and any applicable foreign antitrust laws which we or Medtronic determine should be made with respect to the merger, the merger agreement, and the other transactions contemplated by the merger and the merger agreement.

Mergers and acquisitions that may have an impact in the United States are subject to review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the merger between us and Merger Sub, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material (referred to as a “Second Request”). On May 21, 2010, we and Medtronic filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act. The waiting period under the HSR Act expired at 11:59 p.m. on June 21, 2010 with no further action by the Department of Justice or the Federal Trade Commission.

In addition, we and Medtronic are required to make filings and obtain regulatory approvals from various other governmental authorities, including in Austria, Portugal and Spain. We must receive approval of the Austrian, Portuguese and Spanish governmental authorities prior to completion of the merger. We made the Portuguese filing on May 7, 2010 and received clearance from the Portuguese governmental authorities on June 11, 2010. We made the Austrian filing on May 25, 2010 and received clearance from the Austrian governmental authorities on June 22, 2010. We made a prenotification filing with the Spanish governmental authorities on June 15, 2010 and made the official Spanish notification filing on July 5, 2010.

It is possible that one or more of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain all of the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to completion of the merger not being satisfied. See “The Merger Agreement — Covenants Relating to the Conduct of Our Business” and “The Merger Agreement — Conditions to Completion of the Merger.”

Dissenters’ Rights

Sections 471 and 473 of the MBCA entitle any holder of our common stock as of the record date for the special meeting of our shareholders, in lieu of receiving the merger consideration that such holder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of our common stock held by such holder. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THESE DISSENTERS’ RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 471 AND 473 OF THE MBCA (COPIES OF WHICH ARE ATTACHED AS ANNEX D TO THIS PROXY STATEMENT), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below is a brief description of the procedures relating to the exercise of dissenters’ rights, which should be read in conjunction with the full text of Section 473 of the MBCA appearing in Annex D to this proxy statement. The following description does not purport to be a complete statement of the provisions of Section 473 of the MBCA and is qualified in its entirety by reference thereto.

Under Section 473, Subd. 3 of the MBCA, a holder of our common stock as of the record date of our special meeting of shareholders who wishes to exercise dissenters’ rights (sometimes referred to as a “dissenter”) must give to ATS Medical (at ATS Medical, Inc., 3905 Annapolis Lane North, Minneapolis, Minnesota 55447, Attention: Chief Financial Officer), before the vote on the merger, a written notice that such holder objects to the merger proposal and that such holder intends to demand the “fair value” of such holders’ shares of our common stock if the merger proposal is approved. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES OF OUR COMMON STOCK IN FAVOR OF APPROVING THE MERGER AGREEMENT. A VOTE AGAINST APPROVING THE MERGER AGREEMENT WILL NOT ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY NOTICE. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF APPROVING THE MERGER AGREEMENT AND A WAIVER OF STATUTORY DISSENTERS’ RIGHTS.

If the merger is approved by our shareholders, we will send to all dissenters who filed the necessary notice of intent to demand the “fair value” of their shares of our common stock, and who did not vote their shares of our common stock in favor of approving the merger agreement, a notice containing certain information required by Section 473, Subd. 4 of the MBCA, including, without limitation, (i) the address to which a dissenter must send a demand for payment and certificates representing shares of our common stock in order to obtain payment for such shares and the date by which they must be received and (ii) a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment. In order to receive the “fair value” of the shares of our common stock under Section 473 of the MBCA, a dissenter must demand payment and deposit certificates representing shares of our common stock within 30 days after such notice from us is given. Under Minnesota law, notice by mail is given by us when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 473, SUBD. 4 OF THE MBCA WILL NOT BE A DISSENTER AND WILL LOSE THE RIGHT TO RECEIVE THE “FAIR

VALUE” OF HIS OR HER SHARES OF OUR COMMON STOCK UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 473 SUBD. 3 OF THE MBCA, BUT WILL BE ENTITLED TO THE MERGER CONSIDERATION PAYABLE UNDER THE MERGER AGREEMENT, WHICH MAY BE MORE OR LESS THAN OR EQUAL TO THE “FAIR VALUE” OF THE SHARES DETERMINED UNDER 473 OF THE MBCA.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

This section discusses the material United States Federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of our capital stock who will surrender their shares of our stock in the merger in exchange for cash. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of our stock. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service, or the “IRS,” or opinion of counsel will be requested concerning the United States Federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The following discussion is not intended to constitute a complete description of all U.S. Federal income tax consequences relating to the merger, and does not address potential foreign, state, local and other tax consequences of the merger. In addition, the discussion does not address all of the United States Federal income tax consequences that may be relevant to a particular holder of our stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

•	financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold our stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	certain former citizens or residents of the United States, or U.S. persons that have a functional currency other than the U.S. dollar;

•	holders that are pass-through entities or who hold our stock through partnerships or other pass-through entities;

•	holders of Options or Warrants to acquire our stock;

•	holders who acquired our stock pursuant to the exercise of Options, pursuant to participation in an employee stock purchase plan or otherwise as compensation;

•	holders who hold our stock as qualified small business stock;

•	holders who exercise dissenters’ rights; or

•	holders that are subject to the alternative minimum tax.

The discussion below applies only to shareholders that hold our stock as a capital asset at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to holders of our stock.

If shares of our stock are held by a partnership, the U.S. Federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our stock and partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our stock, who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. Federal income tax regardless of its source; or

•	a trust if either (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. Federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of shares of our stock that is not a U.S. holder, subject to the limitations set forth above for holders to whom special rules apply.

U.S. Holders

General

The exchange of shares of our stock for cash in the merger will be a taxable transaction for United States Federal income tax purposes. Accordingly, a U.S. holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received in the merger and the U.S. holder’s adjusted tax basis in the shares surrendered.

Gain or loss will be calculated separately for each block of shares (or shares acquired at the same cost in a single transaction) exchanged in the merger. If, at the time of the merger, a non-corporate U.S. holder’s holding period for the shares of our stock is more than twelve months, any gain recognized generally will be subject to tax at the rate applicable to long term capital gains. If a non-corporate U.S. holder’s holding period for the shares of our stock is twelve months or less at the time of the merger, any gain will be subject to United States Federal income tax at the same graduated rates as ordinary income. For corporations, capital gain is taxed at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding

To prevent Federal backup income tax withholding with respect to cash received pursuant to the merger, each U.S. holder must either (1) provide a correct taxpayer identification number and certify under penalties of perjury that such U.S. holder is not subject to backup withholding of Federal income tax by completing the substitute Form W-9 included in the letter of transmittal or (2) establish a basis for exemption from backup withholding. U.S. holders who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption will be subject to backup withholding on the cash received in exchange for their shares at a tax withholding rate of 28% and may be subject to penalties imposed by the IRS. If the amount withheld on a payment to a U.S. holder results in an overpayment of taxes, a refund generally may be obtained from the IRS, provided that the required information is timely furnished to the IRS. Certain taxpayers, such as corporations and financial institutions, are exempt from backup withholding.

Non-U.S. Holders

General

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. Federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States, in the aggregate, for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•	ATS Medical is or has been a “United States real property holding corporation,” or “USRPHC,” for U.S. Federal income tax purposes within the five years preceding the merger.

Unless a tax treaty provides otherwise, a non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. A non-U.S. holder that is a corporation and whose gain is described under the first bullet point above may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point above generally will be subject to tax at a 30% rate on the gain realized, equal to the difference, if any, between the amount of cash received in exchange for shares of our stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by certain U.S.-source capital losses incurred in the same taxable year, even though the individual is not considered a resident of the United States.

We believe that we are not currently and have not previously been a USRPHC for U.S. Federal income tax purposes.

Information Reporting and Backup Withholding

Cash received by non-U.S. holders in the merger will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a non-U.S. holder, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent (generally, by providing the paying agent with a signed statement on an applicable Form W-8 attesting to such non-U.S. holder’s exempt status) and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. Federal income tax liability if the required information is timely furnished to the IRS.

EACH HOLDER OF OUR CAPITAL STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER.

IN ACCORDANCE WITH TREASURY DEPARTMENT CIRCULAR 230, IN ORDER TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, WE INFORM YOU THAT: (I) ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX PENALTIES UNDER THE CODE; (II) SUCH ADVICE WAS WRITTEN IN CONNECTION WITH SEEKING OUR SHAREHOLDERS’ APPROVAL OF THE MERGER AGREEMENT; AND (III) YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU RELATING TO THE MATTERS ADDRESSED HEREIN, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, as soon as practicable following the completion of the merger. The delisting and deregistration will be accomplished by filing a Form 25 and a Form 15 with the SEC.

Class Action Complaints Relating to the Merger

On May 4, 2010, a class action complaint was filed in the District Court of the State of Minnesota Hennepin County concerning the proposed merger. The class action was instituted by Patrick Vandenberghe, individually and on behalf of all public shareholders of ATS Medical, against ATS Medical, our board of directors, our president and chief executive officer, Medtronic and Merger Sub. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell ATS Medical by means of unfair process with preclusive deal protection devices and at an unfair price of $4.00 in cash for each share of our common stock. The complaint also alleges that ATS Medical and Medtronic aided and abetted the alleged breaches of fiduciary duties by the other defendants. On June 2, 2010, we received notice of an amended class action complaint, which further alleges that the preliminary proxy statement we filed on May 25, 2010 fails to provide our shareholders with material information and/or provides our shareholders with materially misleading information, which the complaint alleges renders our shareholders unable to make an informed decision on whether to vote in favor of the proposed merger. The amended class action complaint includes a claim brought pursuant to Minnesota Statutes §302A.467, alleging that each member of our board of directors violated the standard of conduct imposed on him pursuant to Minnesota Statutes §302A.251 and that each such member and our president and chief executive officer violated the standard of conduct imposed on him pursuant to Minnesota Statutes §302A.361, in each case by allegedly failing to discharge his respective duties as a member of our board of directors in good faith, in a manner he reasonably believes to be in the best interests of our shareholders and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The complaint seeks damages, costs and injunctive relief to prevent the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages, and such further relief as the court deems just and proper.

On May 4, 2010, we received notice of a class action complaint venued in the District Court of the State of Minnesota Hennepin County concerning the proposed merger. The class action was instituted by Scott Kirklighter, individually and on behalf of all public shareholders of ATS Medical, against ATS Medical, our board of directors, our chief executive officer, our chief financial officer, Medtronic and Merger Sub. The complaint alleges breach of fiduciary duty by the members of our board of directors, our chief executive officer and our chief financial officer arising out of the attempt to sell ATS Medical by means of unfair process with preclusive deal protection devices and at an unfair price of $4.00 in cash for each share of our common stock. The complaint also alleges that ATS Medical, Medtronic, Merger Sub and our chief financial officer aided and abetted the breach of fiduciary duties. On June 11, 2010, we received a notice of motion and motion for leave to amend the complaint, accompanied by supporting documents, including a proposed amended complaint. The proposed amended complaint further alleges that the preliminary proxy statement we filed on May 25, 2010 contains numerous material misleading statements or omissions. The complaint seeks costs and injunctive relief to prevent the consummation of the proposed merger unless and until we adopt and implement a procedure or process to obtain a transaction that provides the best possible terms for our shareholders, and, rescission of, to the extent already implemented, the merger agreement or any of the terms thereof. The complaint also seeks a declaration and decree that the merger agreement was agreed to in breach of the fiduciary duties of the members of our board of directors, our chief executive officer and our chief financial officer, a direction from the court to the members of our board of directors, our chief executive officer and our chief financial officer to exercise their fiduciary duties to commence a sale process that is reasonably designed to secure the best possible consideration for ATS Medical and the imposition of a constructive trust, in favor of Mr. Kirklighter and members of the purported class, upon any benefits improperly received by the defendants as a result of their alleged wrongful conduct.

On May 10, 2010, we received notice of a class action complaint venued in the District Court of the State of Minnesota Hennepin County concerning the proposed merger. The class action was instituted by Vance S. Dahle, individually and on behalf of all public shareholders of ATS Medical, against ATS Medical, our board of directors, Medtronic and Merger Sub. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell ATS Medical by means of unfair process with preclusive deal protection devices, and at an unfair price of $4.00 in cash for each share of our common stock. The complaint also alleges that Medtronic and Merger Sub aided and abetted the alleged breach of fiduciary duties. An amended complaint, dated May 28, 2010, further alleges that the preliminary proxy statement we filed on May 25, 2010 is deficient with respect to disclosures pertaining to the proposed merger, the financial analyses conducted by J.P. Morgan and the alleged conflict of interest of various parties involved in the proposed merger. The complaint seeks damages, costs, injunctive relief to prevent the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages, and filing an updated proxy statement to correct the alleged disclosure deficiencies articulated in the complaint.

On May 20, 2010, we received notice of a class action complaint venued in the District Court of the State of Minnesota Hennepin County concerning the proposed merger. The class action was instituted by Pricha Tuksaudom, individually and on behalf of all public shareholders of ATS Medical, against ATS Medical and our board of directors. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell ATS Medical by means of unfair process with preclusive deal protection devices, and at an unfair price of $4.00 in cash for each share of our common stock. An amended complaint, dated May 28, 2010, further alleges that the preliminary proxy statement we filed on May 25, 2010 fails to provide our shareholders with material information and/or provides our shareholders with materially misleading information, which the complaint alleges renders our shareholders unable to make an informed decision on whether to vote in favor of the proposed merger. The complaint seeks damages, costs and injunctive relief to prevent the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages.

On May 21, 2010, we received notice of a class action complaint venued in the District Court of the State of Minnesota Hennepin County concerning the proposed merger. The class action was instituted by Marian J. Holmquist, individually and on behalf of all public shareholders of ATS Medical, against ATS Medical, our board of directors, our chief executive officer and our chief financial officer. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell ATS Medical by means of unfair process with preclusive deal protection devices, and at an unfair price of $4.00 in cash for each share of our common stock. The complaint seeks costs and injunctive relief to prevent the consummation of the proposed merger, to prevent the defendants from taking any actions that violate their fiduciary duties to our shareholders and to prevent the defendants from taking any actions that impede or deter other potential acquirers.

On May 26, 2010, we received notice of a class action complaint venued in the District Court of the State of Minnesota Hennepin County concerning the proposed merger. The class action was instituted by Mark W. Johnson, individually and on behalf of all public shareholders of ATS Medical, against ATS Medical, our board of directors, Medtronic and Merger Sub. The complaint alleges breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell ATS Medical by means of unfair process with preclusive deal protection devices, and at an unfair price of $4.00 in cash for each share of our common stock. The complaint also alleges that ATS Medical and Medtronic aided and abetted the alleged breach of fiduciary duties. The complaint also alleges that the preliminary proxy statement we filed on May 25, 2010 fails to disclose certain material information necessary for our shareholders to make a rational and fully-informed decision regarding the proposed merger. The complaint seeks costs and injunctive relief to prevent the consummation of the proposed merger, or in the event that the proposed merger is consummated, then rescission or rescissory damages.

On June 22, 2010, we became aware of the filing of a class action complaint venued in the U.S. District Court for the District of Minnesota concerning the proposed merger. The class action was instituted by Larry P. Fournier and Patrice M. Fournier individually and on behalf of all public shareholders of ATS Medical against ATS Medical, our board of directors, Medtronic and Merger Sub. The complaint alleges: (a) violations of Section 14(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 promulgated thereunder by all defendants arising out of the defendants’ alleged dissemination of a false and misleading preliminary proxy statement, in reference to the preliminary proxy statement we filed on May 25, 2010, which the plaintiffs allege the defendants knew or should have known was misleading in that it allegedly contained misrepresentations and failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, including regarding alleged conflicts of interest of certain members of our board of directors; (b) breach of fiduciary duty by the members of our board of directors arising out of the attempt to sell ATS Medical by means of unfair process with preclusive deal protection devices, and at an unconscionable, unfair and grossly inadequate price of $4.00 in cash for each share of our common stock; (c) breach of fiduciary duty by the members of our board of directors arising out of the alleged failure of our preliminary proxy statement, which we filed on May 25, 2010, to provide our shareholders with material information and/or providing them with materially misleading information, thereby rendering our shareholders unable to make an informed decision regarding whether to vote in favor of the proposed merger; and (d) that ATS Medical and Medtronic aided and abetted the alleged breach of fiduciary duties. The complaint seeks costs and injunctive relief to prevent the consummation of the proposed merger.

On June 16, 2010 the cases filed in state court were consolidated. Various plaintiffs have filed motions for lead plaintiff status, but a lead plaintiff has not been designated by the court. In addition, some of the plaintiffs have filed motions for expedited discovery, but these motions have not yet been ruled on by the court. Some plaintiffs have also indicated that they intend to file motions for preliminary injunction. The defendants have filed a motion to dismiss the state court claims, a motion to stay discovery pending resolution of the motion to dismiss, and a motion to stay the state court cases pending resolution of the federal case. The court has not ruled on these pending motions.

We believe the class actions described above are without merit, and we intend to vigorously defend against the claims asserted.

PROPOSAL NO. 1: THE MERGER AGREEMENT

The following is a description of the material aspects of the merger agreement but does not purport to describe all of the terms of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about ATS Medical or its business. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The Merger

Pursuant to the merger agreement, Merger Sub will merge with and into ATS Medical, with ATS Medical surviving as a wholly owned subsidiary of Medtronic. At the effective time of the merger, all of ATS Medical’s property, rights, privileges, powers and franchises before the merger will vest in the surviving corporation and all of ATS Medical’s debt, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation.

Closing; Effective Time

The consummation of the merger will take place on the later of (i) the fifth business day following the satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement or (ii) if Merger Sub or Medtronic identifies an event or circumstance that constitutes or would be reasonably likely to result in a violation of any anti-bribery law, the tenth business day after Merger Sub or Medtronic identifies such likely violation, or on such other day as ATS Medical and Medtronic may mutually agree. The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Minnesota or at such later time as is agreed in writing by ATS Medical and Medtronic and specified in the articles of merger.

Articles of Incorporation and Bylaws

The merger agreement provides that at the effective time of the merger, the articles of incorporation of Merger Sub immediately prior to the effective time will be the articles of incorporation of the surviving corporation, except as amended to change the name of the surviving corporation to “Medtronic ATS Medical, Inc.” The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Directors and Officers

The initial directors of the surviving corporation will be the directors of Merger Sub immediately prior to the effective time of the merger. The initial officers of the surviving corporation will be the officers of ATS Medical immediately prior to the effective time of the merger.

Effect on Capital Stock

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive an amount equal to $4.00 in cash, without interest, and less any applicable withholding taxes (which amount, subject to decrease in the limited circumstances described below, we sometimes refer to in this proxy statement as the “merger consideration”), other than the following shares:

•	shares held by Medtronic or any direct or indirect subsidiary of Medtronic or us, all of which will be canceled automatically with no consideration being delivered in exchange for such shares pursuant to the merger agreement; and

•	shares held by shareholders who have properly exercised their dissenters’ rights in accordance with Minnesota law (See the section of this proxy statement entitled “The Merger — Dissenter’s Rights,” above).

Pursuant to the merger agreement, the merger consideration is subject to decrease only if it were determined that (i) the number of outstanding shares of common stock as of immediately prior to the effective time of the merger exceeds 79,010,969 (provided that we will not be deemed to have exceeded this threshold to the extent any excess is the result of the proper exercise of Options or Warrants or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger), (ii) as of immediately prior to the effective time of the merger, our outstanding Options and Warrants are exercisable to purchase more than 8,754,392 shares of our common stock in the aggregate, (iii) the number of outstanding Restricted Stock Units as of immediately prior to the effective time of the merger exceeds 5,461,064, (iv) any of our outstanding Options or Warrants are exercisable at a price lower than the exercise price disclosed to Medtronic in connection with signing the merger agreement, or (v) the aggregate amount of third party expenses incurred by us in connection with the merger exceeds $7,800,000 (plus any amounts incurred by us as a result of additional requests for information under certain antitrust laws) and, but for the decrease, the aggregate consideration payable by Medtronic would exceed $348,650,883 plus the aggregate exercise price of all in the money Options and Warrants outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger (which amount, in the aggregate, reflects merger consideration of $4.00 per share). We agreed to the threshold amounts referenced in clauses (i) — (iv) above based on a number of assumptions, including that our records were accurate as of the date of the merger agreement, that we had appropriately estimated and taken into account the number of shares of common stock, Options, Warrants and Restricted Stock Units that we would be obligated to issue or grant after the date of the merger agreement, and that the overall margin for error was adequate. Third party expenses are defined in the merger agreement as expenses incurred, or to be incurred through the effective time of the merger, by us in connection with the merger agreement or the transactions contemplated thereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties. We agreed to the $7,800,000 threshold for third party expenses based on our judgment that the amount we had incurred in fees as of the date of the merger agreement, together with the amount we expected to incur prior to the closing of the merger (including the fee that will be payable to JPMorgan upon the closing of the merger), would not exceed $7,800,000. While the merger agreement also provides for a decrease in the merger consideration in the event that the aggregate principal amount of our 2025 Notes outstanding exceeds $22,400,000 or the conversion price thereof is less than $4.20, on June 10, 2010 we redeemed all of the outstanding $22,400,000 aggregate principal amount of our 2025 Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon up to, but excluding, the redemption date. The conversion price as of the redemption date was $4.20. Accordingly, the merger consideration will not be subject to a decrease based on the aggregate principal amount of the 2025 Notes or the conversion price thereof.

In the event that the number of outstanding shares of common stock, Options, Warrants or Restricted Stock Units reflected in our records is inaccurate, we issue shares of our common stock, Options, Warrants, or Restricted Stock Units in amounts exceeding the agreed-upon thresholds described above or we incur more than $7,800,000 in third party expenses in connection with the merger (plus any amounts incurred by us as a result of additional requests for information under certain antitrust laws), the $4.00 per share merger consideration payable to our shareholders will decrease only if the aggregate amount of such inaccuracy or inaccuracies cause the aggregate consideration payable by Medtronic to exceed $348,650,883 plus the aggregate exercise price of all in the money Options and Warrants outstanding as of the date of the merger agreement that are properly exercised between the date of the merger agreement and the effective time of the merger. In such event, the reduced per share merger consideration will be equal to:

•	the sum of (i) $348,650,883, plus (ii) the aggregate exercise price of all in the money Options and Warrants outstanding as of the effective time of the merger, plus (iii) the aggregate exercise price of all Options and Warrants exercised between the date of the merger agreement and the effective time of the merger, minus (iv) the amount by which our third party expenses in connection with the merger exceed the $7,800,000 cap, divided by

•	a number equal to the sum of (i) the number of outstanding shares of our common stock outstanding as of immediately prior to the effective time of the merger, plus (ii) the number of shares of our common stock purchasable upon exercise of all in the money Options and Warrants outstanding as of immediately prior to the effective time of the merger, plus (iii) the number of Restricted Stock Units outstanding as of immediately prior to the effective time of the merger.

The reduced per share consideration will be calculated and rounded to five decimal places, with the fifth decimal place rounded up if the sixth decimal place is 5 or more.

While we cannot guarantee that the merger consideration will be $4.00 per share and that such amount will not be decreased pursuant to the merger agreement provisions described above, as of the date of this proxy statement we do not anticipate that there will be any such decrease. With respect to the outstanding common stock, Options, Warrants and Restricted Stock Units reflected in our records, we were able to negotiate for reasonable margins for error such that we do not believe the actual numbers of outstanding common stock, Options, Warrants or Restricted Stock Units will fall outside the permitted margins, as explained in more detail below:

•	Common Stock: As of the date of the merger agreement, an aggregate of 78,944,469 shares of our common stock were outstanding. Under the merger agreement, however, we are permitted to have up to 79,010,969 shares outstanding as of immediately prior to the effective time of the merger, plus any shares issued as a result of the proper exercise of Options or Warrants or proper vesting of Restricted Stock Units between the date of the merger agreement and the effective time of the merger, without triggering an adjustment to the per share merger consideration. We estimated that the 66,500-share margin was sufficient to cover the 41,500 shares of common stock that we estimated we would be obligated to issue pursuant to our 1998 Employee Stock Purchase Plan (the “ESPP”) with respect to the final purchase period ending on April 30, 2010, and to leave an additional margin of 25,000 shares to cover any clerical or other errors. We did not intend, and do not intend, to issue any other shares of common stock other than upon the proper exercise of Options and Warrants and upon proper vesting of Restricted Stock Units. Following the final purchase period under our ESPP, we were obligated to issue 1,172 fewer shares than we had estimated and as a result, our margin for error with respect to outstanding common stock increased by that amount. As of June 30, 2010, an aggregate of 81,347,228 shares of common stock were outstanding, but 2,362,431 of those shares were issued as a result of the proper exercise of Options and Warrants and proper vesting of Restricted Stock Units. Because those shares do not count for purposes of determining whether or not we will exceed the permitted common stock threshold, the actual margin for error with respect to common stock as of June 30, 2010 was 26,172 shares.

Because we do not intend to issue any additional shares of common stock prior to the effective time of the merger (other than as a result of the proper exercise of Options and Warrants and proper vesting of Restricted Stock Units), we believe it is unlikely that we will exceed the 79,010,969 share threshold (as adjusted to reflect proper exercises of Options and Warrants and proper vesting of Restricted Stock Units). Even if we did exceed the threshold, the effect of any such excess would be distributed over all of the shares, Options, Warrants and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of shares of common stock outstanding on June 30, 2010, and assuming the outstanding Options, Warrants and Restricted Stock Units as reflected in our records are accurate and that we do not exceed the permitted third party expenses threshold, there would have to be approximately 77,527 additional shares of common stock outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.00001 per share (to $3.99999 per share), or approximately 307,000 additional shares of common stock outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.01 per share (to $3.99 per share).

•	Options and Warrants: As of immediately prior to the effective time of the merger, our outstanding Options and Warrants may be exercisable to purchase no more than 8,754,392 shares of our common stock in the aggregate without triggering an adjustment to the per share merger consideration. As of the date of the merger agreement, there were Options and Warrants outstanding that were exercisable to purchase an aggregate of 8,754,392 shares of our common stock, leaving no margin for error as of that date. Based on our belief that our books and records were accurate, our intent not to issue additional Options or Warrants prior to the effective time of the merger and our knowledge that certain out of the money Options would not be exercised and were likely to expire before the effective time of the merger, we were comfortable that the threshold would not be exceeded. Since the date of the merger agreement, Options and Warrants to purchase an aggregate of 2,109,475 shares of our common stock were exercised, and Options to purchase 100,100 shares either expired in accordance with their terms or were forfeited in accordance with their terms in connection with the termination of employment of the related grantees. Accordingly, as of June 30, 2010 there were outstanding Options and Warrants exercisable to purchase only 6,544,817 shares of our common stock, all of which are exercisable at the same exercise prices as disclosed to Medtronic in connection with signing the merger agreement. This represents an overall margin of 2,209,575 Options and Warrants. However, taking into account the 2,109,475 shares of common stock issued upon exercise of Options and Warrants following the date of the merger agreement, the holders of which will be entitled to receive merger consideration in connection with the merger, the margin for error with respect to outstanding Options and Warrants is 100,100.

We believe our records are accurate, and accordingly we do not expect the exercise prices to change prior to the effective time of the merger. In addition, because we do not intend to issue any additional Options or Warrants prior to the effective time of the merger, we do not believe we will exceed the permitted threshold of 8,754,392 (as adjusted to reflect the proper exercise of Options and Warrants prior to the effective time of the merger). Even if we did exceed the threshold, the effect of any such excess would be distributed over all of the shares, Options, Warrants and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of Options and Warrants outstanding on June 30, 2010 and the weighted average exercise price of in the money Options and Warrants as of that date, and assuming the outstanding shares of common stock and Restricted Stock Units as reflected in our records are accurate and that we do not exceed the permitted third party expenses threshold, there would have to be approximately 207,410 additional Options or Warrants outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.00001 per share (to $3.99999 per share), or approximately 824,490 additional Options or Warrants outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.01 per share (to $3.99 per share).

•	Restricted Stock Units: Under the merger agreement, we may have up to 5,461,064 Restricted Stock Units outstanding as of immediately prior to the effective time of the merger without triggering an adjustment to the per share merger consideration. As of the date of the merger agreement there were 5,310,398 Restricted Stock Units outstanding, leaving a margin of 150,666 Restricted Stock Units. At that time, we expected to award a total of 40,000 Restricted Stock Units to new employees at the next regular meeting of the compensation committee of our board of directors, and to award Restricted Stock Units equal to $45,000 (based on the closing price of our common stock on the date of grant) to our six non-employee directors following their re-election at our annual meeting of shareholders in accordance with our director compensation policy. We estimated the number of Restricted Stock Units to be issued to these non-employee directors conservatively at 110,666, but based on the closing price of our common stock on the date of grant we ultimately issued only 68,352 Restricted Stock Units, creating a margin of 42,314 Restricted Stock Units. In addition, an aggregate of 6,623 Restricted Stock Units were forfeited by an employee who resigned from the Company after the date of the merger agreement. As of June 30, 2010 an aggregate of 252,956 Restricted Stock Units had also vested since the date of the merger agreement and were issued as shares of our common stock. Consequently, as of June 30, 2010 there were only 5,159,171 Restricted Stock Units outstanding. Taking into account that the holders of the 252,956 shares of common stock issued upon vesting of Restricted Stock Units after the date of the merger agreement will be entitled to receive merger consideration in connection with the merger, our margin for error relating to outstanding Restricted Stock Units was 48,937 Restricted Stock Units as of June 30, 2010.

Because we do not expect to issue any additional Restricted Stock Units prior to the effective time of the merger, we do not believe we will exceed the 5,461,064 Restricted Stock Unit threshold (as adjusted to reflect the proper vesting of Restricted Stock Units prior to the effective time of the merger). Even if we did exceed the threshold, the effect of any such excess would be distributed over all of the shares, Options, Warrants and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of Restricted Stock Units outstanding on June 30, 2010, and assuming the outstanding shares of common stock, Options and Warrants as reflected in our records are accurate and that we do not exceed the permitted third party expenses threshold, there would have to be approximately 77,527 additional Restricted Stock Units outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.00001 per share (to $3.99999 per share), or approximately 307,000 additional Restricted Stock Units outstanding and not already reflected in our records in order for the merger consideration to decrease by $0.01 per share (to $3.99 per share).

In addition, with respect to third party expenses, absent unforeseen circumstances that require us to devote significant legal and accounting resources toward the merger in the future, we do not expect the amount of third party expenses incurred by us as of June 30, 2010, together with the amount of such expenses we expect to incur between June 30, 2010 and the closing of the merger, will exceed $7,800,000. Further, even if we did exceed the aforementioned cap, the effect of any such excess would be distributed over all of the shares, Options, Warrants and Restricted Stock Units whose holders are entitled to receive merger consideration therefor. Based on the number of shares of common stock, Options, Warrants and Restricted Stock Units outstanding on June 30, 2010 and assuming such numbers as reflected in our records are accurate, we would have to incur approximately $310,110 of third party expenses, in addition to the $7,800,000 of permitted third party expenses, in order for the merger consideration to decrease by $0.00001 per share (to $3.99999 per share), or approximately $1,224,500 of third party expenses, in addition to the $7,800,000 of permitted third party expenses, in order for the merger consideration to decrease by $0.01 per share (to $3.99 per share).

Shareholders of record will not receive the merger consideration until they surrender their stock certificates for certificated shares to the paying agent for exchange or comply with the procedures for lost certificates (each as described below), and otherwise comply with the procedures described in “The Merger Agreement — Procedures for Exchange of Certificates” beginning on page • .

Medtronic has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.

If we complete the merger, at the effective time of the merger:

•	each outstanding Option will be canceled in exchange for the right to receive an amount equal to the total number of shares of common stock subject to the Option multiplied by the excess, if any, of the merger consideration over the exercise price of the Option, less applicable withholding taxes, if any;

•	each outstanding Restricted Stock Unit will be accelerated and canceled in exchange for the right to receive an amount equal to the total number of shares of common stock represented by such Restricted Stock Unit multiplied by the merger consideration, less applicable withholding taxes, if any; and

•	each outstanding Warrant will be converted into the right to receive, upon exercise of a replacement Warrant required to be delivered by the surviving corporation following the merger, an amount equal to the total number of shares with respect to which such Warrant was exercisable as of immediately prior to the effective time of the merger, multiplied by the excess, if any, of the merger consideration over the exercise price of the Warrant, less applicable withholding taxes, if any.

Medtronic has represented to us under the merger agreement that it has, and will have as of the effective time of the merger, sufficient funds to complete the merger and pay all amounts it is required to pay under the merger agreement.

Dissenting Shares

Shares of our common stock issued and outstanding prior to the effective time of the merger and held by a holder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and also complies in all material respects with, Sections 471 and 473 of the MBCA will not be converted into or represent the right to receive the merger consideration, but rather, such dissenting shareholder will only be entitled to payment of the fair value of such shares in accordance with Sections 471 and 473 of the MBCA (and, at the effective time of the merger, such shares will no longer be outstanding and will automatically be canceled and will cease to exist). If any dissenting shareholder effectively withdraws or loses such holder’s dissenters’ rights under Sections 471 and 473 of the MBCA, then such shares will automatically be converted into and will represent only the right to receive the merger consideration, without interest thereon and less any applicable withholding taxes.

Capital Stock of Merger Sub

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Effect on Equity Awards

Options

Each Option to purchase shares of our common stock that is outstanding immediately prior to the effective time of the merger will, at such time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the effective time of the merger, equal to the product of:

•	the total number of shares of common stock subject to the Option or Options as of the effective time of the merger, multiplied by

•	the excess, if any, of the merger consideration over the exercise price per share of the shares of common stock subject to the Option or Options, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Restricted Stock Units

Each Restricted Stock Unit that is outstanding immediately prior to the effective time of the merger will, at such time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the effective time of the merger, equal to the product of:

•	the total number of shares of common stock subject to issuance upon settlement of the Restricted Stock Unit or Units as of the effective time of the merger, multiplied by

•	the merger consideration less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Warrants

Each Warrant to purchase shares of our common stock outstanding immediately prior to the effective time of the merger will, at such time, be converted into the right to receive, upon exercise of a replacement Warrant required to be delivered by the surviving corporation following the merger, an amount, payable in cash as soon as practicable following exercise of such replacement Warrants, equal to the product of:

•	the total number of shares of common stock with respect to which the Warrant or Warrants were exercisable as of immediately prior to the effective time of the merger, multiplied by

•	the excess, if any, of the merger consideration over the exercise price per share of the shares of common stock subject to such Warrant or Warrants as of immediately prior to the effective time of the merger, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Procedures for Exchange of Certificates

Medtronic has appointed Wells Fargo Shareowner Services as paying agent to make payment of the merger consideration in exchange for the surrender of certificates representing shares of our common stock or non-certificated shares represented by book entry. Medtronic will deposit with the paying agent at or following the effective time of the merger a sufficient amount of cash in order to permit the payment of the merger consideration. As soon as reasonably practicable and in any event within five business days after the later of the effective time of the merger or the date on which our transfer agent has provided the paying agent with the requisite information regarding our shareholders as of immediately prior to the effective time of the merger, the paying agent will mail to each person who, as of the effective time of the merger, was the record holder of shares of our common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender stock certificates and book-entry shares to the paying agent. The paying agent will pay the merger consideration, without interest and less any applicable withholding taxes, to our shareholders promptly following the paying agent’s receipt of the stock certificates or book-entry shares, as applicable, and properly completed and executed transmittal documents. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate or book-entry shares are registered if the certificate (or affidavit of loss) representing the cancelled shares is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the paying agent that any applicable stock transfer or other taxes have been paid.

You should not send your certificates or instruments representing our common stock to the paying agent until you have received the letter of transmittal from the paying agent. Do not return your stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If you own shares of our common stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

Transfer of Ownership, Ownership Rights and Lost Certificates

At the effective time of the merger, our stock transfer books will be closed and no transfer of shares of our common stock thereafter will be made, and all shares of our common stock will cease to be outstanding and will automatically be canceled, retired and cease to exist, and each holder of a certificate formerly evidencing share(s) of our common stock will have no further rights with respect to such certificate, except the right to receive the merger consideration payable upon surrender of the certificate in accordance with the terms of the merger agreement. If, after the effective time of the merger, certificates representing shares of our common stock are presented to the surviving corporation for transfer, they shall be canceled and exchanged for the merger consideration.

If you have lost your stock certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation in the merger, you will have to post a bond in customary amount and upon such terms as may be required by the paying agent or the surviving corporation as indemnity against any claims made against it with respect to the lost, stolen or destroyed certificate. Thereafter, the paying agent will pay the merger consideration to you in exchange for your lost, stolen or destroyed certificate.

Unclaimed Amounts

Any portion of the funds deposited with the paying agent (including any investment proceeds) that remains undistributed to the holders of shares of our common stock one year after the effective time of the merger will be delivered, upon request, to the surviving corporation. Any of our former shareholders who have not surrendered their certificates or book-entry shares prior to the delivery of these funds to the surviving corporation may look only to the surviving corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any merger consideration that may be payable upon due surrender of the certificates, or book-entry shares, held by them. Notwithstanding the foregoing, neither Medtronic nor the surviving corporation will be liable to any of our shareholders for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Medtronic and Merger Sub and by Medtronic and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are qualified by information in a confidential disclosure letter that we have exchanged in connection with signing the merger agreement, or as otherwise provided in the merger agreement. While we do not believe that the confidential disclosure letter contains information that securities laws require us to publicly disclose other than information that has already been so disclosed, the confidential disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Medtronic and ATS Medical, rather than to establish matters as facts. The confidential disclosure letter contains information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in ATS Medical’s or Medtronic’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

At the effective time of the merger, the representations and warranties contained in the merger agreement are only required to be true and correct subject to the materiality standards contained in the merger agreement, which may differ from what may be viewed as material by shareholders. The representations and warranties will not survive consummation of the merger and cannot be the basis for any claim under the merger agreement by any party thereto after consummation of the merger. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding ATS Medical and the merger that is contained in this proxy statement as well as in the filings that ATS Medical makes and has made with the SEC.

The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement.

ATS Medical has made representations and warranties to Medtronic and Merger Sub regarding, among other things:

•	corporate matters, including due organization, qualification and our articles of incorporation and bylaws;

•	our capitalization, including the number of shares of our common stock, Options, Restricted Stock Units and Warrants outstanding;

•	our subsidiaries and our ownership interests in them;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our and our subsidiaries’ organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	the accuracy of information contained in the reports and financial statements that we have filed with the SEC since January 1, 2007, and the compliance of these SEC filings with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles, which we sometimes refer to as “GAAP”;

•	the adequacy of our internal controls and procedures and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	required governmental filings and consents;

•	the absence since December 31, 2009 of changes or events that would have a material adverse effect on us and the absence of certain actions by us since that date;

•	the accuracy and compliance as to form with applicable securities law requirements of this proxy statement;

•	the absence of undisclosed brokers’ or financial advisors’ fees in connection with the merger;

•	employee benefits and labor matters;

•	litigation and investigations;

•	tax matters;

•	compliance since January 1, 2007 with law, contracts and other obligations and the possession of and compliance with all government permits necessary for the lawful conduct of our business;

•	environmental matters;

•	intellectual property matters, including our rights to use owned and licensed intellectual property and any infringement matters;

•	real property matters, including leased properties;

•	material contracts and the performance of obligations thereunder;

•	regulatory compliance;

•	insurance policies;

•	customers and suppliers;

•	absence of illegal payments or undisclosed related party transactions;

•	receipt of an opinion from our financial advisor;

•	required vote of our shareholders;

•	inapplicability of Minnesota anti-takeover statutes; and

•	OFAC regulation and export control compliance.

Medtronic and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization and the ownership of Merger Sub’s outstanding capital stock;

•	requisite corporate power and the authorization, execution, delivery and enforceability of the merger agreement;

•	accuracy of information supplied for inclusion in this proxy statement, except for information supplied by any person other than Medtronic or Merger Sub;

•	the absence of conflicts with, or violations of, their respective organizational documents or other obligations, including under applicable law, in connection with entering into the merger agreement or completing the merger;

•	required governmental filings and consents;

•	the absence of litigation that would be reasonably expected to prevent or materially delay the completion of the merger;

•	neither Medtronic nor any of its subsidiaries being, or having been at any time during the three years prior to the date of the merger agreement, an “interested shareholder” of ATS Medical under applicable state law;

•	the sufficiency of available funds for the merger; and

•	the absence of our responsibility for any broker or investment advisor fees based upon arrangements made by and on behalf of Medtronic and Merger Sub.

Material Adverse Effect

It is a condition to Medtronic’s and Merger Sub’s obligation to complete the merger that our representations and warranties be true and correct. For purposes of this condition, most of our representations and warranties shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation and warranty or any of our other representations or warranties being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on us. For purposes of this determination, materiality qualifications in representations and warranties are disregarded.

Our representation and warranty related to regulatory compliance and our representation and warranty related to illegal payments shall each be deemed to be untrue and incorrect only if it is untrue or incorrect in any respect that is material to ATS Medical and our subsidiaries taken as a whole.

Certain other representations and warranties shall be deemed to be untrue and incorrect only if they are untrue or incorrect in any material respect. These include representations and warranties relating to our organization and good standing, our authority to undertake the merger agreement, our capitalization, the fairness opinion we received from JPMorgan, the inapplicability of state takeover statutes and the fact that we do not have a shareholder rights plan.

Certain of our capitalization representations and warranties shall be deemed to be untrue and incorrect only if the aggregate number of shares set forth in them (including shares in respect of our existing Options, existing Warrants, and existing Restricted Stock Units) is more than one percent less than the correct number.

Our representation and warranty relating to the absence of any material adverse effect shall be deemed untrue and incorrect if it is untrue or incorrect in any respect.

A material adverse effect is defined in the agreement as occurrence, change, event, effect or circumstance that, individually or in the aggregate, (i) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of ATS Medical and our subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (A) changes, after the date of the merger agreement, in general economic conditions or securities or financial markets in general, (B) changes, after the date of the merger agreement, in law or GAAP, (C) general changes, after the date of the merger agreement, in the medical device industry, (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (E) the announcement or the existence of, or compliance with, the merger agreement and the transactions contemplated thereby (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees), (F) any change in our stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a material adverse effect), (G) our failure to meet projections of earnings, revenues or other financial measures (whether such projections were made by us or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a material adverse effect), or (H) any action taken with the express written consent of Medtronic, which consent states explicitly that such consent excludes such action from the definition of material adverse effect hereunder; except in the case of clauses (A), (B), (C) or (D) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on ATS Medical and our subsidiaries, taken as a whole, as compared with other companies in the medical device industry; or (ii) would, or would be reasonably likely to, prevent or materially delay or materially impair our ability or any of our subsidiaries to consummate the merger and the other transactions contemplated by the merger agreement.

Covenants Relating to the Conduct of Our Business

From the date of the merger agreement through the effective time of the merger, we have agreed (and have agreed to cause each of our subsidiaries) to conduct our operations in the ordinary and usual course of business consistent with past practice and in compliance in all material respects with applicable laws, to use our commercially reasonable efforts to preserve intact our business organization, to maintain satisfactory business relationships with third parties, and to keep available the services of our present officers and employees. During the same period, we have also agreed that we will not, and will not allow our subsidiaries to, among other things, do any of the following without the prior written consent of Medtronic, subject to certain exceptions:

•	issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any shares of our capital stock or the capital stock of our subsidiaries other than shares issuable upon exercise of existing Options or existing Warrants, upon conversion of our 2025 Notes, or pursuant to any other awards under the ATS Medical’s 1987 Stock Option and Stock Award Plan, as restated, or ATS Medical’s 2000 Stock Incentive Plan, as amended;

•	acquire, redeem or amend any shares of our capital stock or the capital stock of our subsidiaries;

•	split, combine or reclassify any shares of our capital stock;

•	declare, set aside, make or pay any dividend or distribution on any shares of our capital stock;

•	make any acquisition or disposition or cause any acquisition or disposition to be made of any business, assets or securities of ours, any of our subsidiaries or any third party, except for purchases or sales of supplies, raw materials, inventory or products made in the ordinary course of business and consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•	enter into a material contract or amend in any material respect or terminate any material contract or grant any release or relinquishment of any material rights under any material contract or noncompetition agreement with any of our employees;

•	purchase or otherwise cause to be issued any insurance policy in favor of us or any of our subsidiaries or amend in any material respect or terminate any current insurance policy or grant any release or relinquishment of any material rights under any such insurance policy;

•	enter into a new agreement related to a clinical trial with regard to our products or amend or terminate any of the agreements or protocols related to certain clinical trials;

•	incur, create, assume or otherwise become liable or responsible for any debt except for short-term debt incurred under debt instruments outstanding on the date of the merger agreement in the ordinary course of business consistent with past practice;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of third parties except our wholly owned subsidiaries;

•	make any loans, advances or capital contributions to or investments in any third party (other than our subsidiaries);

•	change in any material respect, any financial accounting methods, principles or practices, except as required by GAAP;

•	make or change any material tax election, extend the statute of limitations with any tax authority, amend any tax return, or settle or compromise any material income tax liability;

•	adopt any amendments to our articles of incorporation or bylaws or other similar governing documents or adopt a shareholder rights plan;

•	grant any stock-related, performance or similar awards or bonuses;

•	forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

•	enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements (subject to limited exceptions);

•	grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in our benefits or compensation expense);

•	make any deposits or contributions or cash or property to or take any other action to fund or in any other way secure the payment of compensation or benefits under an employee benefit plan or similar arrangement other than in the ordinary course of business consistent with past practice;

•	terminate any employee having an annual base salary of more than $100,000;

•	enter into any collective bargaining or similar labor agreement;

•	adopt, amend or terminate any employee benefits plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;

•	incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year;

•	settle any suit, action, claim, proceeding or investigation;

•	call any regular or special meeting of shareholders other than the special meeting for the purposes of voting on the approval of the merger agreement and the approval of the merger and the 2010 annual meeting of ATS Medical shareholders;

•	take or omit to take any action that would cause any issued patents or registered trademarks owned by us or our subsidiaries to lapse, be abandoned or canceled, or fall into the public domain; or

•	offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Alternative Transactions

The merger agreement provides that we will not and will cause our subsidiaries not to, and will direct and use our reasonable best efforts to cause our and their respective officers, directors, employees, representatives, agents or affiliates not to, directly or indirectly:

•	solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any competing acquisition proposal; or

•	provide any information to, or afford any access to our or our subsidiaries’ properties, books or records, or otherwise take any action to assist or facilitate, any person or group, with respect to any competing acquisition proposal.

Until such time as our shareholders approve the merger agreement, however, we may provide information to (so long as it has previously been, or is concurrently, made available to Medtronic or Merger Sub) or enter into discussions and negotiations with a third party that makes an unsolicited bona fide written acquisition proposal that did not result from our breach of our nonsolicitation obligations, so long as the third party has executed a confidentiality agreement at least as restrictive in all material respects as the confidentiality agreement entered into by Medtronic, if:

•	our board determines in good faith, after consultation with our outside legal and financial advisors, that such unsolicited bona fide acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal, taking into account the legal, financial, financing, and other aspects of the proposal;

•	our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our shareholders under applicable law; and

•	we provide Medtronic with prior written notice of our intent to take any such action at least one business day prior to taking such action.

We also have agreed to promptly (within one business day) notify and provide specified information to Medtronic if any information is requested or negotiations or discussions are sought to be initiated by a potential acquiror, provide copies of any written communications or other documents received from or sent to or on behalf of the potential acquiror describing the financial or other material terms of such acquisition proposal, and keep Medtronic and Merger Sub reasonably informed of the status of any such discussions or negotiations and, within 24 hours, notify Medtronic and Merger Sub of any modifications to the financial or other material terms of any such request or acquisition proposal.

The merger agreement provides that neither we nor our board of directors may do any of the following:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Medtronic or Merger Sub, our approval of the merger agreement and the merger, or our recommendation that our shareholders approve the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal;

•	unless our board determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our shareholders under applicable law, (i) release any third party from any confidentiality or standstill agreement to which we are a party or (ii) fail to enforce to the fullest extent possible or grant any waiver, request or consent to any acquisition proposal under, any such agreement; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to a competing acquisition proposal.

However, our board of directors may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Medtronic or Merger Sub, its recommendation that our shareholders approve the merger agreement as follows (and only as follows):

•	if a material fact, event, change, development or set of circumstances that was not known by our board of directors as of or at any time prior to the date of the merger agreement (other than, and not relating in any way to, a competing acquisition proposal) shall have occurred and be continuing provided that:

•	our board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action in light of the intervening material fact, event, change, development or set of circumstances would constitute a breach of its fiduciary duties to our shareholders under applicable state law;

•	we provide at least three business days prior written notice to Medtronic of our intention to take such action and concurrently provide Medtronic with a written explanation of the basis and rationale of our board of directors for proposing to change its recommendation that our shareholders approve the merger agreement;

•	if requested by Medtronic, we negotiate in good faith with Medtronic during the three day notice period to enable Medtronic to propose changes to the terms of the merger agreement that would obviate the need for our board of directors to change its recommendation that our shareholders approve the merger agreement;

•	our board of directors considers in good faith (after consultation with its financial advisors and outside legal counsel) any changes to the merger agreement proposed in writing by Medtronic and determines that the failure to take such action would constitute a breach of its fiduciary duties if such changes were to be given effect; and

•	in the event of any material change to the facts and circumstances relating to such intervening material fact, event, change, development or set of circumstances, we deliver to Medtronic an additional notice and the three business day notice period recommences; or

•	if:

•	we receive a bona fide unsolicited written acquisition proposal that did not result from a violation of our nonsolicitation obligations;

•	our board of directors determines in good faith, after consultation with its outside legal and financial advisors and after taking into account the legal, financial, financing and other aspects of such proposal, that the competing acquisition proposal constitutes a superior proposal and that it intends to accept or recommend the competing acquisition proposal as a superior proposal;

•	our board of directors determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to our shareholders under applicable law;

•	we provide Medtronic with prior written notice of our intention to take any such action at least four business days prior to taking such action, including all of the terms and conditions of the acquisition proposal;

•	during the four business day period, we negotiate in good faith with Medtronic (to the extent Medtronic wishes to negotiate) to enable Medtronic and Merger Sub to make an offer that is at least as favorable to our shareholders as the competing acquisition proposal;

•	Medtronic and Merger Sub do not, within the four business day period, make an offer that our board of directors determines in good faith, after consultation with its outside financial advisors and legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to our shareholders as the competing acquisition proposal (except that in the event of an amendment to the financial or other material terms of the competing acquisition proposal, a new notice and matching period must be given, which expires after the later of four business days and the end of the original four business day period); and

•	our board of directors, after taking into account any modifications to the terms of the merger agreement and the merger offered by Medtronic and Merger Sub after receipt of the notice, continues to believe that the competing acquisition proposal constitutes a superior proposal.

A competing “acquisition proposal” is defined under the merger agreement as any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit the person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, us and our subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of share of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the proposed merger with Merger Sub.

A “superior proposal” is defined under the merger agreement as any unsolicited, bona fide acquisition proposal (except that references in the definition of acquisition proposal to 15% shall be replaced by 50%) made in writing, in respect of which our board has determined in good faith after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written acquisition proposal, would result in a transaction that is (i) more favorable, from a financial point of view, to our shareholders than the merger (after taking into account any modifications to the terms of the merger agreement and the merger offered by Medtronic and Merger Sub) and (ii) reasonably likely to be consummated without unreasonable delay.

Tender Offer Rules

Nothing contained in the merger agreements prohibits us or our board of directors from taking and disclosing to our shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, if, in the good faith judgment of our board of directors (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to shareholders under applicable law, or otherwise violate its obligations under applicable law; provided that no such action or disclosure shall to be a change of recommendation unless such change of recommendation complies with the merger agreement.

Shareholder Approval

The merger agreement requires us, as promptly as reasonably practicable following the date of the merger agreement, to establish a record date for, duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of obtaining the required shareholder approval of the proposal to approve the merger agreement and to use our reasonable best efforts to cause the meeting to occur as soon as reasonably practicable. Unless the merger agreement is earlier terminated in accordance with its terms (including by us in connection with our receipt and acceptance of a superior proposal), we are required to submit the merger agreement to our shareholders for approval even if our board of directors withdraws, modifies or qualifies or has publicly proposed to withdraw, modify or qualify in a manner adverse to Medtronic or Merger Sub its recommendation that our shareholders approve the merger agreement and approve the merger.

Except in the limited circumstances described above in “The Merger Agreement — No Solicitation of Alternative Transactions,” our board of directors is required to recommend that our shareholders vote in favor of the approval of the merger agreement and we must use our reasonable best efforts to obtain from our shareholders the vote in favor of the approval of the merger agreement.

Reasonable Best Efforts

ATS Medical, Medtronic and Merger Sub have agreed to use their reasonable best efforts to cause the merger and the other transactions contemplated by the merger agreement to be completed as promptly as reasonably practicable on the terms and subject to the conditions of the merger agreement. In particular, ATS Medical, Medtronic and Merger Sub have agreed to do the following:

•	use their reasonable best efforts to promptly make any required submissions under the HSR Act and any applicable foreign antitrust law that we or Medtronic determine should be made, furnish information required in connection with such submissions, keep the other parties reasonably informed with respect to the status of any such submissions, and obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any governmental entity;

•	cooperate with one another to promptly determine whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to our business in connection with the merger agreement, the merger or the consummation of the other transactions contemplated by the merger agreement;

•	promptly notify the other parties of, and furnish the other parties with, any communication received from a governmental entity, permit the other parties to review and discuss in advance any proposed written communication to a governmental entity, and keep the others reasonably informed of any developments, meetings or discussions with any governmental entity as it relates to any filings or inquiries concerning the merger;

•	use reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any objections, investigation or litigation, action or proceeding asserted with respect to the merger under the HSR Act or other U.S. or foreign antitrust laws and any investigation, litigation, action or proceeding challenging the merger under the HSR Act or other U.S. or foreign antitrust laws, provided that none of Medtronic, any of its subsidiaries or the surviving corporation, will be required (and ATS Medical shall not, without the prior written consent of Medtronic, agree, but shall, if so directed by Medtronic, agree, effective after the effective time of the merger) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the effective time of the merger, any businesses or assets of ATS Medical, Medtronic or any of their respective affiliates;

•	to cooperate with one another and to use our respective reasonable best efforts to contest and resist any litigation, action or proceeding that seeks to prevent, or materially impede or delay the transactions contemplated by the merger agreement and to vacate, lift, reverse or overturn any injunction or order that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement; and

•	refrain from acquiring any business, division or assets, except pursuant to agreements in effect as of the date of the merger agreement, if the entering into of a definitive agreement relating to the consummation of the acquisition could reasonably be expected to materially increase the risk of not obtaining regulatory approval of the merger under the HSR Act or any foreign antitrust law.

Indemnification; Insurance

Medtronic and Merger Sub have agreed that all rights to indemnification, exculpation and advancement of expenses existing in favor of our or our subsidiaries’ current or former directors, officers, and employees as provided in our and our subsidiaries’ articles of incorporation and bylaws and in various agreements disclosed to Medtronic before the date of the merger agreement, as in effect on the date of the merger agreement with respect to matters occurring at or prior to the effective time of the merger, will survive and continue in full force and effect for a period of not less than the applicable statute of limitations.

Prior to the effective time of the merger, we must obtain and pay for in full, in respect of acts or omissions occurring prior to or at the effective time of the merger (including such acts or omissions in connection with the merger agreement and the transactions contemplated by the merger agreement), policies of directors’ and officers’ liability insurance covering ATS Medical and other persons currently covered by our existing directors’ and officers’ liability insurance policies, for a period of six years after the effective time of the merger. If the aggregate premiums for such policies exceeds $250,000, we are required to first consult with Medtronic and can obtain and pay for such policies only on terms reasonably acceptable to Medtronic. From and after the effective time of the merger, the surviving corporation cannot take any action to cancel such policies.

Employee Matters

The merger agreement provides that:

•	with respect to each employee benefit plan of Medtronic in which our and our subsidiaries’ employees participate after the effective time of the merger, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with ATS Medical will be treated as service with Medtronic; provided, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under our applicable plan;

•	if applicable and to the extent possible under Medtronic’s benefits plans, Medtronic will cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under its plans to be waived with respect to our employees and their eligible dependents and will provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the effective time of the merger for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Medtronic’s employee plans in which our and our subsidiaries’ employees are eligible to participate after the effective time of the merger; and

•	Medtronic will permit our and our subsidiaries’ employees to transfer their individual account balances (including any plan loan promissory notes held in such accounts) in a direct rollover distribution from the ATS Medical, Inc. Retirement Savings Plan to Medtronic’s Savings and Investment Plan (or another plan designated by Medtronic that meets the qualification requirements of section 401(a) of the Code) as soon as practicable after our and our subsidiaries’ employees become participants in Medtronic’s qualified plan.

Compliance with Anti-Bribery Laws

The merger agreement provides that:

•	prior to the effective time of the merger, we must take commercially reasonable efforts to approve certain policies that are intended to ensure compliance with anti-bribery laws; and

•	prior to the effective time of the merger, we must take such actions as are necessary to comply with Massachusetts General Laws Chapter 111N and Massachusetts regulations at 105 CMR 970.000.

Medtronic’s Acknowledgement of Certain ATS Medical Obligations

The merger agreement provides that Medtronic and Merger Sub acknowledge and agree that as of the effective time of the merger, the surviving corporation will be responsible for, and shall be deemed to have assumed all of, the duties and obligations of ATS Medical pursuant to the 3F Agreement, including certain obligations relating to milestone payments, and will comply with certain provisions of the Warrants to Purchase Common Stock issued by us on October 7, 2005 for the purchase of 1,344,000 shares of our common stock, the Common Stock Purchase Warrants issued by us on March 15, 2007 for the purchase of 3,250,000 shares of common our stock and the Warrants issued by us on December 19, 2008 for the purchase of 1,553,192 shares of our common stock.

ATS Medical’s 6% Convertible Senior Notes due 2025

The merger agreement provides that prior to the effective time of the merger, we must cause all of our 2025 Notes to be redeemed as provided in the underlying indenture at a redemption price in cash equal to 100% of the principal amount of our 2025 Notes, together with accrued and unpaid interest thereon, if any, to but excluding the date of redemption (the “redemption price”). On May 21, 2010, we called for redemption all of the outstanding 2025 Notes. The redemption date has been set for June 10, 2010. All 2025 Notes outstanding on the redemption date were redeemed on that date at the redemption price.

Bridge Financing

If our 2025 Notes had not been redeemed on June 10, 2010 as described above, the holders of such notes would have had the right, commencing in October 2010, to require us to repurchase their 2025 Notes. Prior to our entry into the merger agreement, our board had been exploring and evaluating different alternatives for securing debt financing necessary to redeem the 2025 Notes, including the Skokos Commitment Letter described above under “The Merger — Interests of our Directors and Executive Officers in the Merger — Expiration of Skokos Commitment Letter.” As discussed above, in light of the proposed merger with Medtronic and Medtronic’s agreement to provide us with bridge loan financing on terms we determined to be more favorable than those offered pursuant to the Skokos Commitment Letter, we allowed the Skokos Commitment Letter to expire. In the merger agreement, Medtronic covenanted to, within five business days after our written request, loan us and one or more of our subsidiaries advances in an aggregate amount not to exceed $30,000,000, on the terms set forth in loan document forms agreed to at the time the merger agreement was entered into. As provided in such forms, the proceeds of any advance received by us were to be used only to redeem our 2025 Notes, to repay outstanding borrowings under our term loan from Silicon Valley Bank, and/or to finance working capital or, if the merger agreement is terminated, for general corporate purposes in the ordinary course of business consistent with past practice.

As disclosed in a Form 8-K filed by us on May 21, 2010, we and our subsidiaries 3F and ATS Acquisition Corp. (which we refer to collectively as the “Borrowers”) executed and delivered the final loan documents on May 21, 2010 and on that date drew an advance in the maximum permitted amount of $30,000,000. In accordance with the terms of the promissory note, a portion of the proceeds of this advance was used on the same day to pay in full our outstanding obligations under our term loan from Silicon Valley Bank, and a portion was used to redeem all of our outstanding 2025 Notes on June 10, 2010 (which had an aggregate principal balance of $22,400,000 on the redemption date). We intend to use the remaining proceeds to finance working capital or, if the merger agreement is terminated, for general corporate purposes in the ordinary course of business consistent with past practice.

Advances under the loan bear interest at a rate of 10% per annum, payable monthly. All outstanding principal and interest will be due and payable in full 24 months following the termination of the merger agreement, and an additional payment equal to 6% of the original principal balance of the loan will be due upon final payment of the loan. In addition, if the merger agreement is terminated for any reason, we will be required to issue to Medtronic a seven-year warrant to purchase, at a per share exercise price of $2.61, a number of shares of our common stock equal to 4% of the quotient of $30.0 million divided by $2.61, provided that the maximum number of shares issuable pursuant to the warrant may not exceed that number of shares which is 19.90% of the total number of shares of our common stock outstanding on the date of issuance of such shares.

The promissory note providing for the loan contains certain covenants and restrictions on the Borrowers. Some of these, including a covenant prohibiting the Borrowers from granting liens (other than certain permitted liens) on their intellectual property, applied effective when we received the advance described above. Other covenants and restrictions will apply only if the merger agreement is terminated. These include restrictions on the Borrowers’ ability to incur indebtedness, merge (other than in compliance with the merger agreement) or make certain restricted payments, and a financial covenant requiring that the Borrowers have total revenue, as measured at the conclusion of each month, of not less than $14,000,000 for the three-month period ended on the last day of such month. The promissory note also contains events of default, and permits Medtronic to accelerate repayment of amounts outstanding under the promissory note if certain events of default occur. Under the promissory note, it is an event of default if (a) the Borrowers fail to pay Medtronic any principal or interest payment on the promissory note or any fee or other amount due to Medtronic under the loan documents, five days after the related due date, (b) any of the representations or warranties made by a Borrower to Medtronic proves to have been false or misleading in any material respect, (c) any Borrower fails to comply with its covenants under the loan documents and such failure continues for 30 days after notice from Medtronic; (d) certain bankruptcy and insolvency-related events occur with respect to a Borrower, (e) a judgment or judgments for the payment of money in excess of $100,000 in the aggregate are rendered against any Borrower and are not satisfied or provided for as described in the promissory note; (f) any property of any Borrower is garnished or attached in any proceeding and such garnishment or attachment remains undischarged for a period of 45 days during which execution is not effectively stayed; (g) any acquisition (as defined in the promissory note) of a Borrower occurs, other than pursuant to the merger agreement; or (h) any event of default occurs under the security agreement or any other loan document. If a bankruptcy or insolvency-related event of default described in paragraph (d) above occurs, the Borrowers’ obligations under the loan documents will automatically be accelerated. If any other event of default occurs and is continuing, Medtronic may accelerate repayment of all obligations under the loan documents by written notice to the Borrowers. The obligations of the Borrowers under the promissory note are secured by (i) a security interest in certain collateral of the Borrowers, and (ii) a security interest in the stock of certain foreign subsidiaries of ATS Medical.

Conditions to Completion of the Merger

The obligations of each of Medtronic and Merger Sub, on the one hand, and us, on the other hand, to complete the merger depend on the satisfaction or waiver, on or prior to the effective time of the merger, of a number of conditions, including:

•	receipt of the required vote to approve the merger agreement by our shareholders at the special meeting;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing completion of the merger and no governmental entity shall have enacted, entered, promulgated or enforced any statute, rule, order or decree prohibiting the merger or making it illegal;

•	expiration or termination of the applicable waiting period (or extension thereof) under applicable foreign antitrust laws and the HSR Act and receipt of any required approvals or clearances thereunder; and

•	for each party, specified levels of compliance by the other with its representations, warranties and obligations under the merger agreement.

The obligation of Medtronic and Merger Sub to complete the merger is subject to the following additional conditions:

•	no material adverse effect (as defined in the merger agreement) shall have occurred on us since the date of the merger agreement;

•	dissenters’ rights are asserted with respect to less than 10% of the number of shares of our common stock outstanding as of the record date for the special meeting;

•	Medtronic receives a final statement reflecting all of our third party expenses (as defined in the merger agreement) incurred in connection with the merger agreement or the transactions contemplated by the merger agreement;

•	Medtronic receives pay-off letters from certain of our lenders showing all payments required to retire our indebtedness and release all related liens, and to cancel any warrants held by any such other lender as of the effective time of the merger, and providing for termination of all agreements with us relating to such indebtedness; and

•	Medtronic receives an executed noncompetition agreement from an officer of ATS Medical.

The merger is not conditioned upon Medtronic or Merger Sub obtaining financing.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, regardless of whether our shareholders have approved the merger agreement:

•	by mutual written consent of Medtronic and us;

•	by either Medtronic or us, if any of the following occur:

•	any court of competent jurisdiction or other governmental entity issues an order, decree or ruling, or takes any other action restraining, enjoining or otherwise prohibiting the merger, such order, decree, ruling or other action has become final and nonappealable, and the terminating party has used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and fulfill its obligations to cause the merger to be completed, and is not otherwise in material breach of the merger agreement;

•	the merger shall not have occurred on or before April 28, 2011 and the failure of the merger to occur is not due to the terminating party’s material breach of any covenant or agreement in the merger agreement;

•	we do not obtain the required shareholder approval in favor of approval of the merger agreement, although we may not terminate if we have materially breached our nonsolicitation obligations under the merger agreement;

•	by Medtronic, if any of the following occur:

•	if we have breached any of our representations, warranties, covenants or agreements in the merger agreement, which breaches, either individually or in the aggregate, would result in the conditions to Medtronic’s obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured;

•	if we knowingly and materially breach our obligations under the nonsolicitation provisions of the merger agreement or our obligation to promptly call a special meeting and use reasonable best efforts to obtain the required shareholder approval;

•	if our board of directors, withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our shareholders approve the merger agreement (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), if we enter into an agreement relating to another acquisition proposal or if we release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in each case, whether or not permitted to do so under the merger agreement;

•	if we or our subsidiaries or representatives engage in discussions with any other person in connection with an alternative acquisition proposal submitted in compliance with the non-solicitation provisions of the merger agreement without our board of directors having determined that such alternative acquisition proposal constitutes a superior proposal under the terms of the merger agreement, and we, our subsidiaries and our representatives do not cease discussions within 30 business days, subject to extension of up to 10 business days in certain circumstances in the event of multiple acquisition proposals;

•	by us, if any of the following occur:

•	if Medtronic or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach, either individually or in the aggregate with other breaches, would result in the conditions to our obligation to complete the merger not being satisfied and which is not cured within 30 days after written notice to us or by its nature or timing cannot be cured; or

•	if, at any time prior to the approval of the merger agreement and approval of the merger by our shareholders, we determine that a bona fide, unsolicited, written acquisition constitutes a superior proposal, our board of directors, after complying with the restrictions set forth in the merger agreement and taking into account any modification to the merger agreement agreed to by Medtronic, continues to believe the acquisition proposal constitutes a superior proposal, we enter into a definitive agreement on the date of termination for the transaction contemplated by the superior proposal, and we have paid Medtronic the $13,000,000 termination fee.

Termination Fee

If the merger agreement is terminated, we are required to pay Medtronic a termination fee in the following circumstances:

•	if either party terminates the merger agreement because the merger has not occurred on or before April 28, 2011 without the special meeting being convened, an alternative acquisition proposal has been made public and not irrevocably withdrawn prior to such date and within 12 months after termination of the merger agreement, we enter into an agreement in principle, letter of intent, acquisition agreement or similar agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $13,000,000;

•	if either party terminates the merger agreement because our shareholders failed to approve the merger agreement at the special meeting, then we must reimburse Medtronic for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the merger on or prior to the termination date, up to $1,500,000; and if within 12 months after such termination of the merger agreement, we enter into an agreement in principle, letter of intent, acquisition agreement or similar agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $13,000,000, less any expenses previously reimbursed;

•	if Medtronic terminates the merger agreement because we have (i) knowingly and materially breached our non-solicitation obligations or our obligation to promptly convene a meeting of our shareholders to approve the merger agreement and to use reasonable best efforts to solicit the requisite shareholder approval or (ii) knowingly and materially breached our representations, warranties, covenants or agreements under the merger agreement in a manner that would, individually or in the aggregate, result in the failure to satisfy the conditions to Medtronic’s and Merger Sub’s obligations to consummate the merger and, in either case, a competing acquisition proposal has been made known to us or our shareholders and not irrevocably withdrawn prior to such breach and within 12 months after termination of the merger agreement, we enter into an agreement in principle, letter of intent, acquisition agreement or similar agreement with respect to, or consummate, any alternative transaction, then we are required to pay Medtronic a termination fee of $13,000,000;

•	if Medtronic terminates the merger agreement because our board of directors withdraws, modifies or qualifies, in a manner adverse to Medtronic or Merger Sub, its recommendation that our shareholders approve the merger agreement and approve the merger (or publicly proposes to do so) or approves or recommends another acquisition proposal (or publicly proposes to do so), or if we enter into an agreement relating to another acquisition proposal or release a third party from or fail to enforce to the fullest extent possible any standstill or confidentiality provision, in all cases, whether or not permitted to do so under the merger agreement, then we are required to pay Medtronic a termination fee of $13,000,000;

•	if we terminate the merger agreement in connection with our receipt and acceptance of a superior proposal under the circumstances described under “The Merger Agreement — Termination” above, then we are required to pay Medtronic a termination fee of $13,000,000; and

•	if Medtronic terminates the merger agreement because we, our subsidiaries and our representatives have not terminated discussions in connection with a competing acquisition proposal within 30 business days (subject to up to a 10 business day extension in the event of multiple acquisition proposals), under the circumstances described under “The Merger Agreement — Termination” above, then we are required to pay Medtronic a termination fee of $13,000,000.

For the purposes of the above termination fee discussion, “alternative transaction” means any transaction of the type referred to in the definition of a competing “acquisition proposal” except that references to “15%” in that definition shall be replaced by “50%.”

Expenses

Whether or not the merger is completed, the parties must pay their own costs and expenses incurred in connection with the merger, except that we must reimburse Medtronic for up to $1,500,000 of fees and expenses if we fail to obtain the requisite shareholder approval, as described under “The Merger Agreement — Termination Fee” above.

Amendment, Extension and Waiver

At any time prior to the completion of the merger, the merger agreement may be amended by mutual consent of the parties in writing. However, after the merger agreement has been approved by our shareholders, there may not be any amendment which decreases the merger consideration or adversely affects the rights of our shareholders without our shareholders’ further approval. At any time prior to the completion of the merger, each party may (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representation sand warranties by any other applicable party, or (iii) waive compliance by any party with any of the agreement or conditions contained in the merger agreement. Any such extension or waiver by a party must be in writing signed on behalf of such party.

Certain Additional Agreements — Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Merger Sub entered into voting agreements with Alta, Essex and Mr. Skokos, each a significant shareholder of ATS Medical. As of the record date for the special meeting, an aggregate of • shares of our common stock, representing approximately 19.9% of the shares of our common stock outstanding on the record date were subject to these voting agreements. The voting agreements are attached as Annex B hereto.

PROPOSAL NO. 2: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

If at the special meeting the votes present or represented and voting in favor of approval of the merger agreement is not sufficient to approve the merger agreement under Minnesota law, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the approval of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the ATS Medical shareholders approve the meeting adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of ATS Medical capital stock that have previously voted against the merger proposal. Among other things, approval of the meeting adjournment proposal could mean that, even if we had received proxies representing a majority of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The ATS Medical board of directors believes that if the number of shares of ATS Medical’s capital stock present or represented at the special meeting and voting in favor of the merger proposal is not sufficient to approve the merger agreement, it is in the best interests of the holders of ATS Medical capital stock to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

The ATS Medical board of directors recommends that you vote “FOR” the meeting adjournment proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth security ownership information pertaining to persons known by us to beneficially own more than 5% of our common stock, our directors, our executive officers and all of our directors and executive officers as a group as of May 13, 2010. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them, and such shares are not subject to any pledge.

	Amount and Nature of		Percent of Class
Name of Beneficial Owner	Beneficial Ownership		Outstanding

Other Beneficial Owners:
Alta Partners	11,763,000	(1)	14.8%
One Embarcadero Center, Suite 3700 San Francisco, California 94111
Essex Woodlands Health Ventures	11,063,831	(2)	14.0%
21 Waterway Avenue, Suite 225 The Woodlands, Texas 77380
Executive Officers and Directors:
Steven M. Anderson	96,639	(3)	*
Astrid M. Berthe	119,694	(3)	*
Xavier K. Bertrand	—		*
Thaddeus Coffindaffer	277,971	(3)	*
Michael D. Dale	600,452	(3)	*
David R. Elizondo	123,426	(3)	*
Michael R. Kramer	88,454		*
Robert E. Munzenrider	102,872	(3)	*
Guy P. Nohra	11,784,327	(4)	14.9%
Michael E. Reinhardt	17,000		*
Eric W. Sivertson	41,327	(3)	*
Theodore C. Skokos	5,161,071	(5)	6.5%
Martin P. Sutter	11,113,831	(3)(6)	14.0%
Craig A. Swandal	26,488		*
All directors and executive officers as a group (14 persons)	29,553,822	(3)	37.3%

*	Less than 1%

(1)	Based on a Schedule 13D jointly filed with the SEC on July 3, 2008, by Alta Partners VIII, L.P. (“AP-VIII”), Alta Partners Management VIII, LLC (“APM-VIII”), Farah Champsi, Guy P. Nohra and Daniel Janney. APM-VIII is the sole general partner of AP-VIII, Alta Partners IV, Inc. (“AP-IV”) is the management advisory company of AP-VIII and APM-VIII, and Ms. Champsi and Messrs. Nohra and Janney are the managing directors (the “Managing Directors”) of APM-VIII and officers or employees of AP-IV (collectively, the “Filing Persons”). AP-VIII has the sole voting power and investment power over 11,763,000 shares. APM-VIII, AP-IV and each Managing Director may be deemed to share voting power and investment power over 11,763,000 shares. The Filing Persons expressly disclaim status as a group for purposes of the filing of Schedule 13D. AP-VIII entered into a voting agreement with Merger Sub. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

(2)	Based on a Schedule 13D jointly filed with the SEC on December 30, 2008 by Essex Woodlands Health Ventures Fund VIII, L.P. (“EW-VIII”), Essex Woodlands Health Ventures Fund VIII-A, L.P. (“EW-VIII-A”), Essex Woodlands Health Ventures Fund VIII-B, L.P. (“EW-VIII-B”), Essex Woodlands Health Ventures VIII, L.P. (the “Partnership”), Essex Woodlands Health Ventures VIII, LLC (the “General Partner”) and Martin P. Sutter, James L. Currie, Mark Pacala, Jeff Himawan, Petri Vianio, Ron Eastman, Guido Neels, Steve Wiggins and Immanuel Thangaraj. EW-VIII has sole voting and sole investment power over 10,026,596 shares, which includes a Warrant to purchase 1,407,580 shares. EW-VIII-A has sole voting and investment power over 722,921 shares, which includes a Warrant to purchase 101,487 shares. EW-VIII-B has sole voting power and investment power over 314,314 shares, which includes a Warrant to purchase 44,125 shares. The Partnership and General Partner each may be deemed to have sole voting and investment power with respect to such securities and each disclaim beneficial ownership of such securities except to the extent of its pecuniary interest therein. Messrs. Sutter, Currie, Pacala, Himawan, Vianio, Eastman, Neels, Wiggins and Thangaraj are the managing directors and have shared voting power and investment power with respect to the securities held by the Essex Funds by unanimous consent and through the Partnership and Essex Funds and disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Mr. Sutter, in his individual capacity, has sole voting power and investment power over 50,000 shares. EW-VIII entered into a voting agreement with Merger Sub. See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

(3)	Includes the following shares that may be acquired within 60 days of May 13, 2010 through the exercise of Options and Warrants or vesting of Restricted Stock Unit awards: Mr. Anderson, 5,000 shares; Ms. Berthe, 40,000 shares; Mr. Coffindaffer, 125,000 shares; Mr. Dale, 350,000 shares; Mr. Elizondo, 40,000 shares; Mr. Munzenrider, 10,250 shares; Mr. Sivertson, 20,000 shares; Mr. Sutter, 1,553,192 shares; and all executive officers and directors as a group, 2,143,442 shares.

(4)	Includes shares beneficially owned by entities of which Mr. Nohra is a managing director, officer or employee as described in footnote 1 above. Mr. Nohra’s address is c/o ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.

(5)	Includes 2,227,956 shares held by 3F Partners Limited Partnership and 1,761,283 shares held by 3F Partners Limited Partnership II. Mr. Skokos is (a) the president and sole stockholder of 3F Management, Inc., the general partner of 3F Partners Limited Partnership, and (b) the managing and sole member of 3F Management II, LLC, the general partner of 3F Partners Limited Partnership II. Mr. Skokos’s address is c/o ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447. Mr. Skokos entered into a voting agreement with Merger Sub with respect to certain shares held directly by him (and not indirectly or through any partnership, corporation or other legal entity). See the section of this proxy statement entitled “The Merger — Voting Agreements” beginning on page • and Annex B hereto.

(6)	Includes shares beneficially owned by entities of which Mr. Sutter is a managing director, officer or employee as described in footnote 2 above. Mr. Sutter’s address is c/o ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447.

SHAREHOLDER PROPOSALS

Once the merger is completed, there will be no public participation in any future meetings of shareholders of ATS Medical. If the merger is not completed, our public shareholders will continue to be entitled to attend and participate in our shareholder meetings. Any proposal by a shareholder to be included in our proxy material and presented at the 2011 Annual Meeting of Shareholders must be received at our principal executive offices, 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447, Attention: Corporate Secretary, no later than December 10, 2010. In addition, in connection with any matter to be proposed by a shareholder at the 2011 Annual Meeting, but not proposed for inclusion in our proxy materials, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by our Corporate Secretary at our principal executive office by February 23, 2011.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household ATS Medical proxy statements, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statements, or if you are receiving multiple copies of proxy statements and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. For copies of the proxy statement, shareholders should write to our Corporate Secretary at ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447, or call (763) 553-7736.

WHERE YOU CAN FIND MORE INFORMATION

ATS Medical files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that ATS Medical files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Copies of our SEC filings are also available through our website (www.atsmedical.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC.

CERTAIN INFORMATION REGARDING ATS MEDICAL AND MEDTRONIC

We have supplied all information contained in this proxy statement relating to us, and Medtronic has supplied all information contained in this proxy statement relating to Medtronic.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

ATS Medical, Inc.
Attn: Chief Financial Officer
3905 Annapolis Lane North
Minneapolis, Minnesota 55447
Telephone: (763) 553-7736

Our shareholders should not send in their ATS Medical stock certificates until they receive the transmittal materials from the paying agent. Our shareholders of record who have further questions about their stock certificates or the exchange of our capital stock for cash should call the paying agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED • , 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

MEDTRONIC, INC.,

PILGRIM MERGER CORPORATION

and

ATS MEDICAL, INC.

Dated as of April 28, 2010

A-i

A-ii

Glossary of Defined Terms

Defined Terms	Defined in Section

1987 Plan	Section 2.04(a)
2000 Plan	Section 2.04(a)
2025 Notes	Section 3.02(a)
3F Agreement	Section 5.19
409A Authorities	Section 3.09(p)
Acquisition Proposal	Section 5.02(g)(i)
Affiliate	Section 8.09(a)
Aggregate Consideration	Section 8.09(l)
Agreement	Preamble
AJCA	Section 3.09(p)
Alternative Per Share Consideration	Section 8.09(l)
Alternative Transaction	Section 7.03(b)
Anti-Bribery Laws	Section 3.20
Associate	Section 8.09(a)
beneficial ownership	Section 8.09(b)
Book-Entry Shares	Section 2.02(b)
Business Day	Section 8.09(c)
Certificates	Section 2.02(b)
Closing	Section 1.02
Code	Section 1.08
Common Interest Agreement	Section 8.09(o)
Company	Preamble
Company Acquisition Agreement	Section 7.03(b)(i)
Company Employees	Section 5.07(a)
Company ESPP	Section 5.16(a)
Company Financial Advisor	Section 3.08
Company Intellectual Property	Section 3.14(b)
Company Partner	Section 3.17(b)
Company SEC Reports	Section 3.05(a)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 8.09(n)
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Effective Time	Section 1.02
End Date	Section 8.09(d)
Environmental Laws	Section 3.13(d)(i)
Environmental Liabilities	Section 3.13(d)(ii)
Environmental Permits	Section 3.13(b)
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04
Existing Restricted Stock Units	Section 2.04(b)
Existing Stock Options	Section 2.04(a)

A-iii

Defined Terms	Defined in Section

Existing Warrants	Section 2.04(c)
FDA	Section 3.17(a)
FDCA	Section 3.17(f)
Fee	Section 8.09(f)
Foreign Antitrust Laws	Section 3.04
GAAP	Section 3.05(b)
Governmental Entity	Section 3.04
Government Official	Section 8.09(p)
Hazardous Materials	Section 3.13(d)(iii)
HSR Act	Section 3.04
Indemnified Person	Section 5.06(a)
Indenture	Section 3.04
Intellectual Property	Section 3.14(a)
Intervening Event	Section 5.02(e)(i)
knowledge	Section 8.09(g)
Laws	Section 3.12
Licensed Intellectual Property	Section 3.16(a)(iv)
Material Adverse Effect	Section 8.09(h)
Material Contract	Section 3.16(a)
MBCA	Recitals
Medical Device	Section 3.17(f)
Merger	Section 1.01
Merger Consideration	Section 8.09(k)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	Section 3.09(p)
Notice Period	Section 5.02(e)(i)
Notice of Superior Proposal	Section 5.02(e)(ii)
OFAC	Section 3.25
OFAC Regulations	Section 3.25
Parent	Preamble
Parent Benefit Plan	Section 5.07(a)
Parent Expenses	Section 7.03(b)(ii)
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
PBGC	Section 3.09(c)
Permits	Section 3.12
Person	Section 8.09(i)
Plans	Section 3.09(a)
Potential Acquirer	Section 5.02(b)
Preliminary Proxy Statement	Section 5.09
Proceeding	Section 3.17(i)
Program	Section 3.17(i)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.15(b)

A-iv

Defined Terms	Defined in Section

Recommendation Change	Section 5.02(e)
Registered Intellectual Property	Section 3.14(b)
Release	Section 3.13(d)(iv)
Remaining Jurisdictions	Section 8.09(e)
Reported Matters	Section 3.18
Sanctions Target	Section 3.25
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
SEC Reports	Section 3.05(a)
Securities Act	Section 3.02(a)
Share	Section 1.06
Special Committee	Section 3.03(b)
Special Meeting	Section 5.04
Stock Plans	Section 2.04(a)
Subsidiary	Section 8.09(j)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(g)(ii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.24
Tax	Section 3.11(l)
Third Party Expenses	Section 8.09(m)
Voting Agreements	Recitals
WARN Act	Section 3.09(o)

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 28, 2010, and is among Medtronic, Inc., a Minnesota corporation (“Parent”), Pilgrim Merger Corporation, a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ATS Medical, Inc., a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s shareholders approve this Agreement as the “plan of merger” (as described in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”)) for the merger contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub has approved the execution of this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its shareholder;

WHEREAS, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company’s shareholders listed on Exhibit A to this Agreement are entering into voting agreements (the “Voting Agreements”) with the Merger Sub of even date herewith covering a total of 15,673,095 shares outstanding; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the MBCA, Merger Sub shall be merged with and into the Company (the “Merger”) on (i) the later of (A) the fifth Business Day (as defined below) following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, if permissible, waiver, at the Closing), or (B) if Merger Sub or Parent identifies an event or circumstance that constitutes or would be reasonably likely to result in a violation of any Anti-Bribery Law (as defined in Section 3.20), the tenth Business Day after Merger Sub or Parent identifies such likely violation, or (ii) on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Medtronic ATS Medical, Inc.” and shall continue its existence under the Laws (as defined below) of the State of Minnesota. In connection with the Merger, the separate corporate existence of Merger Sub shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation; provided, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, to the extent such breach results from such election by Parent.

Section 1.02.  Consummation of the Merger.  On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota duly executed articles of merger, as required by the MBCA, which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the “Closing”) will be held at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time”.

Section 1.03.  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA.

Section 1.04.  Articles of Incorporation and Bylaws.  The Articles of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in their entirety to read as the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), except that Article I thereof shall read as follows: “The name of the Corporation is Medtronic ATS Medical, Inc.” and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (which shall comply with Section 5.06(a) hereof), shall be the Bylaws of the Surviving Corporation.

Section 1.05.  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.06.  Conversion of Shares.  Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below), which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax (as defined below)) equal to the Merger Consideration (as defined below) without interest, upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, as provided herein.

Section 1.07.  Conversion of Common Stock of Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

Section 1.08.  Withholding Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 1.09.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Article II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01.  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time that are held of record or beneficially owned by a Person (as defined below) who has properly exercised and preserved and perfected dissenters’ rights with respect to such Shares under Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration for such Shares, but instead will be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA unless and until such Person effectively withdraws or loses such Person’s right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such Person effectively withdraws or loses such right, then each such Dissenting Share held of record or beneficially owned by such Person will thereupon be treated as if it had been converted, at the Effective Time, into the right to receive the Merger Consideration, without interest. After the Effective Time, the Surviving Corporation will comply with all applicable provisions of the MBCA with respect to the Dissenting Shares. The Company will give Parent (a) prompt notice upon receipt by the Company at any time before the Effective Time of any written notice of intent to demand the fair value of any shares of Company common stock under Section 302A.473 of the MBCA and any withdrawal of any such notice and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters’ rights. The Company will not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.02.  Payment for Shares.  (a) From time to time, as necessary, at or following the Effective Time, Parent will, or will cause the Surviving Corporation to, deposit or cause to be deposited with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses that result in the amount of funds in the Payment Fund being insufficient to pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As of or promptly following the Effective Time, and in any event within five (5) Business Days after the later of the Effective Time or the date on which the Company’s transfer agent has provided the Paying Agent with a list, as of immediately prior to the Effective Time, of the names and addresses of the Company’s shareholders in electronic format customarily used by commercial transfer and paying agents, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry

Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares surrendered are registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (or, in the case of Book-Entry Shares, that such documentation as may be reasonably requested by the Paying Agent is provided) and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Shares surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or represented by such Book-Entry Shares, without any interest thereon. The Paying Agent shall accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal practices.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.03.  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

Section 2.04.  Existing Stock Options, Restricted Stock Units and Warrants.  (a) Each option to purchase Shares (“Existing Stock Options”) granted by the Company or any of its Subsidiaries pursuant to the terms of the Company’s 1987 Stock Option and Stock Award Plan, as restated (the “1987 Plan”) or the Company’s 2000 Stock Incentive Plan, as amended (the “2000 Plan” and, together with the 1987 Plan, the “Stock Plans”), or that is otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares subject to such Existing Stock Option as of the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Stock Option, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

(b) Each restricted stock unit (“Existing Restricted Stock Units”) granted by the Company or any of its Subsidiaries pursuant to the terms of the Company’s Stock Plans or that is otherwise outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled in exchange for the right to receive an amount, payable in cash as soon as practicable following the Effective Time, equal to the product of (x) the total number of Shares represented by such Existing Restricted Stock Unit as of the Effective Time, multiplied by (y) the Merger Consideration, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

(c) Each warrant to purchase Shares (“Existing Warrants”) outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into the right to receive, upon exercise of the warrants required to be delivered pursuant to Section 5.19 following the Effective Time, an amount payable in cash equal to the product of (x) the total number of Shares with respect to which such Existing Warrant was exercisable as of immediately prior to the Effective Time, multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Shares subject to such Existing Warrant as of immediately prior to the Effective Time, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject, in the case of each representation and warranty in this Article III, to Section 8.01(b), and except, with respect to any Section of this Article III, (i) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Disclosure Letter if the applicability of such disclosure to such Section of this Article III is reasonably apparent on its face) and (ii) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC (as defined below) or furnished by the Company to the SEC, in each case publicly available on EDGAR, on or after December 31, 2009 and at least five Business Days prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement and such disclosure is reasonably apparent on its face to relate to such Section of Article III below), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:

Section 3.01.  Organization and Qualification.  Section 3.01 of the Disclosure Letter lists each Subsidiary of the Company. The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company has heretofore made available to Parent true, correct and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Except as set forth in Section 3.01 of the Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

Section 3.02.  Capitalization.  (a) The authorized capital stock of the Company consists of 150,000,000 shares, par value $0.01 per share. None of the Company’s authorized shares have been designated as other than Common Stock. As of the close of business on April 28, 2010, 78,944,469 Shares were issued and outstanding, no shares of capital stock of the Company other than the Shares were issued and outstanding, and no Shares were held in the Company’s treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 2,607,200 Shares, outstanding Existing Warrants to purchase an aggregate of 6,147,192 Shares, outstanding Existing Restricted Stock Units representing an aggregate 5,310,398 Shares, and there were no stock appreciation rights, performance awards, or other stock-based awards granted under the Stock Plans outstanding. Furthermore, as of such date, the Company’s 6% Convertible Senior Notes due 2025 (the “2025 Notes”) in an aggregate principal amount of $22,400,000 were outstanding. The Company has the right to call all of the outstanding 2025 Notes for redemption at a redemption price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date of redemption, at any time from the date of this Agreement until the maturity date of the 2025 Notes. The 2025 Notes are convertible only into the common stock of the Company and are not, until the Effective Time, convertible by the holders thereof into common stock of the Company at any price other than a Conversion Price (as such term is defined in the 2025 Notes) of $4.20. Since the close of business on April 28, 2010, the Company has not issued any Shares, has not granted any options, restricted stock, restricted stock units, stock appreciation rights, other stock-based awards, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Existing Stock Option, Existing Restricted Stock Unit and Existing Warrant, the name of each holder thereof, the number of outstanding Existing Stock Options, Existing Restricted Stock Units and Existing Warrants held by such holder, the grant date of each such Existing Stock Option, Existing Restricted Stock Unit and Existing Warrant, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and Existing Warrant, the number of Shares represented by each Existing Restricted Stock Unit, and, as applicable, the corresponding exercise price and vesting schedule for each outstanding Existing Stock Option, Existing Restricted Stock Unit and Existing Warrant, and the plan pursuant to which each such Existing Stock Option was granted. Except for the Existing Stock Options, Existing Restricted Stock Units, Existing Warrants and the 2025 Notes and except as set forth in Section 3.02(a) of the Disclosure Letter, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights, promissory notes or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws. Any cancellation, re-grant or other re-pricing or amendment transaction, with respect to options or other rights to purchase Shares, was properly authorized and conducted in accordance with all applicable laws and regulations, including rules of the National Association of Securities Dealers and Financial Industry Regulatory Authority and applicable securities laws.

(b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the

Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

(c) The Company’s past and current stock option and restricted stock unit grant practices (i) complied with the terms of the Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP (as defined below) in the Company’s financial statements set forth in the Company SEC Reports (as defined below), and (iii) with respect to stock options, have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law. The Company has no ongoing internal review of its past and current stock option practice and has disclosed to Parent the results of any such review completed since December 31, 2007.

Section 3.03.  Authority for this Agreement; Board Action.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) A committee of disinterested directors of the Company’s Board of Directors (the “Special Committee”) has unanimously adopted resolutions approving, including without limitation for purposes of Section 302A.673 of the MBCA, this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreements. The Company’s Board of Directors (at a meeting or meetings duly called and held) has, upon the unanimous recommendation of the Special Committee, unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company, and (iv) assuming the accuracy of Parent’s representations in Section 4.06, together with any necessary actions taken by the Special Committee, taken all necessary steps to render the restrictions on takeovers, business combinations, control share acquisitions, fair prices, moratorium or similar provisions contained in Sections 302A.671 and 302A.673 of the MBCA inapplicable to this Agreement, the Merger, the Voting Agreements or the other transactions contemplated by this Agreement.

Section 3.04.  Consents and Approvals; No Violation.  Except as set forth in Section 3.04 of the Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby (including, without limitation, the redemption of the 2025 Notes in accordance with the Indenture, dated as of October 7, 2005, between the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which the 2025 Notes were issued (the “Indenture”) will (a) violate or conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority (including the FDA), agency,commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the MBCA or (iv) the applicable requirements of the NASDAQ Global Market, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any permit, certificate, note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries (other than one created by Parent or Merger Sub) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.

Section 3.05.  Reports; Financial Statements.  (a) Except as set forth in Section 3.05(a) of the Disclosure Letter, since January 1, 2007, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) (“SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2007 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes. Except as set forth in Section 3.05(b) of the Disclosure Letter, the unaudited consolidated financial statements (including the related notes thereto) of the Company for the quarterly period ended April 3, 2010, when finalized and filed in the Company’s Form 10-Q for the quarterly period ended April 3, 2010, will not differ in any material respect (except for the inclusion of additional, consistent information) from the draft set forth in Section 3.05(b) of the Disclosure Letter, and the contents of such Form 10-Q will not be inconsistent in any material respect with the Company’s press releases containing preliminary results for such quarterly period.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009 and the description of such assessment set forth in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is accurate in all material respects. Except as set forth in Section 3.05(c) of the Disclosure Letter, the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(c) of the Disclosure Letter. As of the date hereof, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(d) Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of United States federal or state securities laws, material breach of fiduciary duty arising under United States federal or state law, or similar material violation of any United States federal or state law by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any of the officers listed on Section 8.09(g) of the Disclosure Letter.

(e) Except as set forth in Section 3.05(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof, (ii) incurred in connection with the transactions contemplated hereby or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2009.

Section 3.06.  Absence of Certain Changes.  Except as set forth in Section 3.06 of the Disclosure Letter, since December 31, 2009 (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of (i) paragraphs (b), (c), (e), (f), (g), (h), (j), (r), (s), (t) of Section 5.01 of this Agreement and (ii) paragraph (v) of Section 5.01 of this Agreement, but only insofar as such paragraph (v) relates to the paragraphs set forth in the preceding clause (i) of this Section 3.06.

Section 3.07.  Proxy Statement.  The letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing the definitive Proxy Statement with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements or omissions included in the Proxy Statement based upon information supplied in writing by Parent, Merger Sub or any Affiliate (as defined below) of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08.  Brokers; Certain Expenses.  Except as set forth in Section 3.08 of the Disclosure Letter, no broker, finder, investment banker or financial advisor is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees; provided, however, notwithstanding anything in this Agreement to the contrary, Parent understands and agrees that the Company shall be permitted to engage a second financial advisor if the Company’s Board of Directors determines in good faith in connection with an Acquisition Proposal (as defined below) that J.P. Morgan Securities Inc. (the “Company Financial Advisor”) has a conflict of interest and, taking into account the advice of outside counsel to the Company, such engagement is necessary in connection with satisfaction of the Board of Directors’ fiduciary duties to the shareholders of the Company.

Section 3.09.  Employee Benefit Matters / Employees.  (a) Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has any obligation to contribute or any other liability (the “Plans”). Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Plan: (i) the plan document or agreement (or if the Plan is not a written Plan, a description thereof); (ii) the trust agreement, insurance contract or other documentation of any related funding arrangement; (iii) the summary plan description; (iv) the two most recent annual reports, actuarial reports and/or financial reports; (v) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (vi) any material written communication to or from any Governmental Entity made within the past three years; (vii) all amendments or modifications to any such documents; and (viii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.

(b) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all liabilities of the Company or any of its Subsidiaries which have not been paid are properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company (except for such liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company’s most recent financial statements), (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code utilizes a prototype plan document for which the sponsor of the prototype document has received a favorable opinion letter from the Internal Revenue Service approving the prototype document or has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.

(c) Neither the Company nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, has incurred any material unpaid liability pursuant to Title IV or Section 302 of ERISA or Section 412 of the Code and to the knowledge of the Company no condition exists that could cause the Company or any ERISA Affiliate of the Company, or after the Effective Time, Parent or any of its Affiliates, to incur any such liability (other than liability for benefits or premiums payable to the Pension Benefit Guaranty Corporation (“PBGC”) arising in the ordinary course that are not yet due).

(d) With respect to each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as to which the Company or any of its Subsidiaries may incur any liability under Section 302 or Title IV of ERISA or Section 412 of the Code: (i) no such plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a

“multiple employer plan” (as defined in Section 413 of the Code); (ii) to the knowledge of the Company, no condition or event currently exists that would reasonably be expected to result, directly or indirectly, in any material liability of the Company or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan; (iii) no such plan has incurred any “accumulated funding deficiency” (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived; and (iv) neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any such plan pursuant to Section 401(a)(29) of the Code.

(e) To the knowledge of the Company, no Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(f) Except as set forth in Section 3.09(f) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G or Section 162(m) of the Code.

(g) Except as disclosed in the financial statements contained in Company SEC Filings filed prior to the date hereof, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(h) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid.

(i) Neither the Company nor any of its Subsidiaries has disseminated to any current or former employee or any individual who is likely to become an employee any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Plan of the Company, except for immaterial amendments to any Plan of the Company that will not result in an increase in the annual costs in respect of such plan incurred or to be incurred by the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five years.

(k) As of the close of business on the third Business Day immediately preceding the date hereof, no current employee having annual total compensation of more than $100,000 has given written notice to the Company or any of its Subsidiaries of his or her intent to terminate employment with the Company or such Subsidiary.

(l) With respect to each open workers compensation claim exceeding $25,000 involving an employee of the Company or any of its Subsidiaries, the Company has provided to Parent, prior to the date hereof, the name, date of injury, payments made to date, current reserve by payment type (e.g., indemnity and medical expense), description of injury and location of employee. To the knowledge of the Company, no circumstances exist that are reasonably likely to result in any other workers compensation claims exceeding $50,000 (individually or in the aggregate) against the Company or any of its Subsidiaries.

(m) The Company and each of its Subsidiaries is in material compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(n) There are no pending or, to the knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:

(i) the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace;

(ii) the United Staftes Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages;

(iii) the Occupational Safety and Health Administration or any other state of local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and

(iv) the Office of Federal Contract Compliance or any corresponding state agency.

(o) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

(p) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code and the notices, regulations, and other guidance of general applicability issued thereunder (together, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

Section 3.10.  Litigation.  Except as set forth in Section 3.10 of the Disclosure Letter, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, audit, inquiry or action pending, or, to the knowledge of the Company, threatened, against or relating to the Company, any of its Subsidiaries or, to the knowledge of the Company, any product of the Company or its Subsidiaries. None of the threatened or pending claims, actions, suits, litigations, proceedings, or governmental or administrative investigations, audits, inquiries or actions set forth in Section 3.10 of the Disclosure Letter would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

Section 3.11.  Tax Matters.  (a) The Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes (including income Taxes, withholding Taxes and estimated Taxes) required to be filed by applicable Law with respect to the Company and each of its Subsidiaries or any of their income, properties or operations as of the date hereof. All such returns are true, correct and complete and accurately set forth all items required to be reflected or included in such returns by applicable federal, state, local or foreign Tax Laws. The Company and each of its Subsidiaries have timely paid (taking account of extensions to file that have been properly obtained) all Taxes attributable to the Company or any of its Subsidiaries that were required to be paid regardless of whether shown on such returns.

(b) The Company and each of its Subsidiaries have made adequate provisions in accordance with United States GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(c) Except as set forth in Section 3.11(c) of the Disclosure Letter, since January 1, 2005, no consolidated federal income Tax return of the Company has been audited or is the subject of a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law). There is no written claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and, to the knowledge of the Company, no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes is pending or expected to be initiated by any taxing authority. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(f) There is no contract or agreement in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any Person that is not currently a member of the affiliated group of corporations (within the meaning of section 1504 of the Code) of which the Company is the common parent.

(g) Except as set forth in Section 3.11(g) of the Disclosure Letter, no claim has been made in writing during the three-year period ending on the date hereof by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has executed any closing agreement during the three-year period ending on the date hereof pursuant to Section 7121 of the Code or any predecessor provision thereof.

(i) To the knowledge of the Company, the Company and each of its Subsidiaries has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(j) None of the Company or its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury regulation Section 1.6011-4(b)(2).

(k) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code within the past two years.

(l) For purposes of this Agreement, “Tax” shall mean all taxes, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on Tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the

Code), severance, stamp, transfer, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, or other like assessment of any kind whatsoever, including information reporting penalties, together with any interest, penalties, or additions to Tax that may become payable in respect thereof imposed by any country, any state county, provincial or local government or subdivision or agency thereof.

Section 3.12.  Compliance with Law; No Default; Permits.  Except as set forth in Section 3.12 of the Disclosure Letter, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2007, in conflict with, in default with respect to or in violation of, in any material respect, (i) any statute, law, ordinance, rule, regulation, order, judgment, decree or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected; (b) the Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke any such Permit; and (d) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits.

Section 3.13.  Environmental Matters.  (a) Except as set forth in Section 3.13(a) of the Disclosure Letter, each of the Company and its Subsidiaries is, and has been at all times since January 1, 2007, in compliance in all material respects with all applicable Environmental Laws. There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any real property currently operated, or, to the knowledge of the Company, any real property formerly owned or operated by the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has received any notice of or entered into or assumed (by contract or operation of Law or otherwise), any material outstanding liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the knowledge of the Company, no facts, circumstances or conditions exist that would reasonably be expected to result in the Company and its Subsidiaries incurring material Environmental Liabilities. Neither the Company nor any of its Subsidiaries has caused or contributed to a material Release of Hazardous Materials on any property currently or formerly operated or leased by, or, to the knowledge of the Company, formerly owned by the Company or any of its Subsidiaries that has not been remediated or otherwise addressed in compliance with all applicable Environmental Laws.

(b) The Company and each of its Subsidiaries has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), there is no action pending or, to the knowledge of the Company, investigation underway or action threatened against the Company or any of its Subsidiaries to revoke such Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written notice from any Person to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property operated or leased by the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, no real property currently operated or leased by the Company or any of its Subsidiaries, nor any Company product, contains any Hazardous Materials in violation of any applicable Environmental Law.

(d) For purposes of the Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the disposal, handling, or recycling of waste materials, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act

(15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Entity or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or into the environment.

Section 3.14.  Intellectual Property.

(a) “Intellectual Property” shall mean any or all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including without limitation: (i) all United States and foreign patents and United States, international and foreign applications therefor, including any and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, whether or not related to such divisions, renewals, extensions, provisionals, contributions or continuations-in-part through one or more intervening applications; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation in any form or media relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all computer software, including all source code, object code, development tools, files, records and data, and all media on which any of the foregoing is recorded; (v) all databases and data collections and all rights therein throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; and (vii) all domain names, uniform resource locators, and other names and locators associated with the internet.

(b) Section 3.14(b) of the Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by or exclusively licensed to the Company that is issued, registered or subject to an application for patent or other registration in any jurisdiction throughout the world (“Registered Intellectual Property”), or that is a material unregistered trademark or copyright, together with: the name of the applicant/registrant and current owners; the applicable jurisdiction; and any application or registration number (collectively “Company Intellectual Property”). With respect to such Registered Intellectual Property that is owned and covers a patent or trademark, the Company has a clear, recorded chain of title in the patent or trademark office of each country in which such Intellectual Property is located. Except as otherwise indicated, the Company is the sole and exclusive owner of all owned Registered Intellectual Property, free and clear of any liens. To the knowledge of the Company, all owned Registered Intellectual Property is valid and enforceable. Company and its Subsidiaries have no knowledge of any facts that could give rise to a claim that the owned Registered Intellectual Property is invalid or unenforceable, and Company and its Subsidiaries have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any owned Registered Intellectual Property or preclude its enforceability. The Company has received no notice from any third party challenging the validity, enforceability or ownership of any owned

Registered Intellectual Property, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.

(c) The Intellectual Property owned by Company and its Subsidiaries, together with the Licensed Intellectual Property (as defined in Section 3.16), constitutes all material Intellectual Property used in or necessary for the operation of their businesses as currently conducted; provided that this Section 3.14(c) shall not be viewed as extending the scope of any representation and warranty in clause 3.14(d) below.

(d) Except as set forth in Section 3.14(d) of the Disclosure Letter, to the knowledge of the Company, the operation of the business of the Company and each of its Subsidiaries, including their products and services, does not in any material respect infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries have received any notice from any third party as of the date hereof (including “invitations” to take a license), and, to the knowledge of the Company, there is no other assertion or threat from any third party, nor any reasonable basis therefor, that the operation of the business of the Company or any of its Subsidiaries, or any of their products or services, in any material respect infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to a third party’s Intellectual Property that remains pending.

(e) Except as set forth in Section 3.14(e) of the Disclosure Letter, to the knowledge of the Company, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed to the Company or any of its Subsidiaries. Neither the Company nor any its Subsidiaries have brought or have been a party to any claims, suits, arbitrations or other adversarial proceedings with respect to their Intellectual Property against any third party.

(f) The Company and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. Except as set forth in Section 3.14(f) of the Disclosure Letter, the Intellectual Property owned by the Company and its Subsidiaries was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of such Intellectual Property, and such Intellectual Property is not subject to any consortia agreement.

(g) The Company and each of its Subsidiaries has taken commercially reasonable and appropriate steps to protect and maintain its material Intellectual Property, including as it relates to trade secrets, and to the knowledge of the Company there are no material unauthorized uses or disclosures of any such Intellectual Property. Since January 1, 2007, Company and each of its Subsidiaries has secured, and has a policy to secure, valid written confidentiality agreements and assignments of Intellectual Property from all consultants, contractors, and employees who contribute or have contributed to the creation, conception, reduction to practice or other development of any Intellectual Property developed on behalf of the Company or its Subsidiaries.

(h) To the knowledge of the Company, the consummation of this transaction will not entitle any third party to impose any restriction upon, obtain any rights to, or receive any compensation based on, any existing Intellectual Property of the Parent, not alter or impair the Company or its Subsidiaries’ rights in or to any material Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries.

Section 3.15.  Real Property.  (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. No termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company as of December 31, 2009 and included in the Company SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and each of its Subsidiaries has sufficient title to or other interest in all other assets necessary to conduct its business as currently conducted.

Section 3.16.  Material Contracts.  (a) Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub (or outside counsel) true, correct and complete (subject to any redactions made pursuant to a request for confidential treatment granted by the SEC) copies of, all contracts, agreements, commitments, arrangements, licenses (including with respect to Intellectual Property), leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto would reasonably be expected to have a Material Adverse Effect;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purports to restrict the ability of the Surviving Corporation or Parent): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be cancelled without notice or penalty or other liability of the Company or any of its Subsidiaries upon notice of 60 days or less or (C) to enforce its rights under any contract, agreement or applicable Law, including any covenant not to sue;

(iii) provides for or governs, in writing, the formation, creation, operation, management or control of any partnership or joint venture;

(iv) involves (A) the use or license by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party (other than off-the-shelf or commercially available software) (the “Licensed Intellectual Property”) or (B) the joint development of products or technology with a third party;

(v) involves the license by the Company or any of its Subsidiaries of any of its Intellectual Property to any third party (other than as ancillary to a sale of products or services to customers);

(vi) constitutes a material manufacturing, supply, distribution or marketing agreement or contains a covenant not to sue with a third party;

(vii) contains a cross-license of Intellectual Property with a third party;

(viii) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to (A) indebtedness for borrowed money having an outstanding principal amount in excess of $100,000 or (B) conditional sale arrangements, or the sale, securitization or servicing of loans or loan portfolios, in each case in connection with the aggregate actual contingent obligations of the Company and its Subsidiaries under such contract exceeding $100,000;

(x) was entered into after December 31, 2009, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person;

(xi) by its terms calls for aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such contract of more than $25,000 in any one year (including by means of royalty payments) other than contracts made in the ordinary course of business consistent with past practice;

(xii) is with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has (x) any continuing indemnification obligations or (y) any “earn-out”, “milestone” or other contingent payment obligations;

(xiii) involves the supply of any materials used in connection with the manufacture, or relates to the distribution of, any of the Company’s products;

(xiv) is with a Governmental Entity or Government Official and that, in either case, is material to the Company and its Subsidiaries, taken as a whole;

(xv) is entered into between any director or executive officer of the Company (or any of their Affiliates or Associates), on the one hand, and the Company or a Subsidiary of the Company, on the other hand; or

(xvi) is with a health care provider or health care organization.

Each contract of the type described in clauses (i) through (xvi) (including each of the noncompetition agreements entered into by certain employees of the Company in connection herewith) above is referred to herein as a “Material Contract”.

(b) Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect. The Company and its Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the knowledge of the Company, by any other party thereto.

Section 3.17.  Regulatory Compliance.

(a) Neither the Company nor any of its Subsidiaries has knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”) or any other Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any knowledge that the FDA or any other Governmental Entity is considering such action.

(b) All material reports, documents, claims, Permits and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Entity by the Company, its Subsidiaries, or, to the knowledge of the Company, any Person that manufactures, develops, packages, processes, labels, tests or distributes Medical Devices (as defined below) pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company or any of its Subsidiaries (each, a “Company Partner”) have been so filed, maintained or furnished by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Partners, as applicable. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing) and remain complete and accurate.

(c) Except as set forth in Section 3.17(c) of the Disclosure Letter, none of the Company, its Subsidiaries or, to the knowledge of the Company, any Company Partner, has, since January 1, 2007, received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA, or other Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.

(d) No Permit issued to the Company, its Subsidiaries, or, to the knowledge of the Company, any Company Partner, by the FDA or any other Governmental Entity has, since January 1, 2007, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(e) All preclinical animal testing and clinical trials and studies being funded or conducted by, at the request of or on behalf of the Company, its Subsidiaries, or a Company Partner are listed on Section 3.17(e) of the Disclosure Letter and, to the knowledge of the Company, are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards and applicable Law. The descriptions of the studies, tests and preclinical and clinical trials listed on Section 3.17(e) of the Disclosure Letter, including the related results and regulatory status are accurate and complete in all material respects. Each such study listed in Part II of Section 3.17(e) of the Disclosure Letter has been conducted using clinical practices sufficient to allow the resulting data to be included in the Company’s regulatory filings, and, to the knowledge of the Company, there is nothing included in such data that the Company believes would cause any such regulatory submission to be disallowed or delayed or that the Company believes would indicate that the relevant product will not perform as intended. If any data from the study listed at item 9 of Section 3.17(e) of the Disclosure Letter is necessary to be filed with any Governmental Entity in connection with any regulatory submission, the inclusion of such data will not have a material negative effect on such regulatory submission. The study listed at item 6 of Section 3.17(e) of the Disclosure Letter was initially designed such that the data therefrom could be used, but the resulting data is not intended to be used, in regulatory submissions for such product. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2007 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(f) Each product or product candidate subject to the Federal Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder, the “FDCA”) or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, tested, distributed, promoted or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), is being or has been developed, manufactured, tested, distributed, promoted and marketed in compliance with all applicable requirements under the FDCA and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports. In addition, the Company and its Subsidiaries and, to the knowledge of the Company, the Company Partners, are in material compliance with all other applicable FDA requirements and all other applicable Laws. The Company maintains accurate and reasonably complete documentation showing that components supplied to the Company are manufactured in accordance with the Company’s specifications therefor. The processes used to produce the Company’s products are completely and accurately, in each case in all material respects, described in documents maintained by the Company, and such documents have been made available to the Parent. To the knowledge of the Company, such processes are adequate to ensure that commercial quantities of the Company’s products will conform to the specifications established therefor and will be, in all material respects: (i) of merchantable quality, (ii) salable in the ordinary course of business at prevailing market prices, (iii) free from defects in design, material and workmanship, and (iv) suitable for their intended purposes and efficacy levels.

(g) Except as set forth in Section 3.17(g) of the Disclosure Letter, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries; (2) a change in the marketing classification or a material change in the labeling of any such products, or (3) a termination or suspension of the marketing of such products.

(h) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (i) withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) enjoin manufacture or distribution of any Medical Device, or restrict the promotion of any Medical Device in the manner currently conducted by the Company and its Subsidiaries, (iii) enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale, or (iv) investigate the Company or its products or its practices related thereto.

(i) Except as set forth in Section 3.17(i) of the Disclosure Letter, the Company and its Subsidiaries are and at all times have been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), Stark Law (42 U.S.C. §1395nn), Federal False Claims Act (31 U.S.C. §3729 et. seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, to the knowledge of the Company, pending or received, or (iii) in the case of any Proceeding, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates.

Section 3.18.  Insurance.  Section 3.18 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective insurance policies issued in favor of the Company or any of the Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. Except to the extent set forth on Section 3.18 of the Disclosure Letter, the matters listed on Section 3.10 of the Disclosure Letter under the heading “Reported Matters” have been accepted by the Company’s insurer for coverage.

Section 3.19.  Customers and Suppliers.  Section 3.19 of the Disclosure Letter contains a true and complete list of the ten largest suppliers of the Company for the twelve month period ended December 31, 2009. Except as set forth in Section 3.19 of the Disclosure Letter, since December 31, 2008, there has not been any material adverse change in the business relationship of the Company or its applicable Subsidiary with (i) any of the Company’s ten largest customers, value-added resellers and distributors, for the twelve-month period ended December 31, 2009, or (ii) any of the Company’s ten largest suppliers, in order of dollar volume, for the twelve-month period ended December 31, 2009, or (iii) any of the Company’s suppliers of goods or services that are not immediately available in commercial quantities and on similar terms from an alternative reliable and qualified source. Neither the Company nor any Subsidiary of the Company has received any written notice that (x) any such customer, value-added reseller, distributor or supplier has any intention to terminate or materially modify existing contracts with the Company or its applicable Subsidiary or (y) any such supplier (A) expects in the foreseeable future any material difficulty in obtaining, in the quantity and quality and at a price consistent with past practices, the raw materials, supplies or component parts required for the manufacture, assembly or production of any Company product, or (B) will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary of the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and such Subsidiaries, subject only to general and customary price increases.

Section 3.20.  Questionable Payments.  Except as set forth in Section 3.20 of the Disclosure Letter, to the Company’s knowledge, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents, employees, consultants, or distributors) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Official or employee, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company or any of its Subsidiaries to be in violation of any applicable Anti-Bribery Law.

Section 3.21.  Related Party Transactions.  Except as set forth in Section 3.21 of the Disclosure Letter, no current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC, including any financial statements or schedules included or incorporated by reference therein, is otherwise a party to, or directly or indirectly benefits from, any contract, arrangement or understanding with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under United States federal securities laws.

Section 3.22.  Opinion.  Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

Section 3.23.  Required Vote of Company Shareholders.  The only vote of the shareholders of the Company required to approve this Agreement and the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares in favor of this Agreement. No other vote of the shareholders of the Company is required by Law, the Articles of Incorporation or Bylaws of the Company or otherwise to approve this Agreement and the Merger.

Section 3.24.  State Takeover Statutes Inapplicable; Rights Agreement.  The Board of Directors of the Company and all committees of the Board of Directors of the Company (including a committee of disinterested directors of the Company’s Board of Directors as contemplated by Section 302A.673 of the MBCA) have taken all action necessary so that (assuming Section 4.06 is correct) Sections 302A.671 and 302A.673 of the MBCA are inapplicable to, and to the knowledge of the Company no other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) are applicable to, the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or shareholder rights plan.

Section 3.25.  OFAC / Export Control Provision.  Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the SDN List) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); or (ii) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). Neither the Company nor any of its Subsidiaries is, directly or indirectly, owned or controlled by, or under common control with, or, to the knowledge of the Company, acting for the benefit of or on behalf of any Sanctions Target. Neither the Company nor any of its Subsidiaries is located in or incorporated in Iran, Sudan, Syria, Cuba, Burma or North Korea. The Company and its Subsidiaries have materially complied, and are in material compliance, with all national and international laws, statutes, orders, rules, regulations and requirement promulgated by any governmental or other authorities with regard to the exportation of goods, technology or software. Specifically, neither the Company nor any of its Subsidiaries has, during the past five years, exported or reexported any goods or technology or software in any manner that violates any applicable national or international export control regulations or sanctions, including, but not limited to, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, and the OFAC Regulations.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 8.01(c), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01.  Organization and Qualification.  Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.02.  Authority for this Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

Section 4.03.  Proxy Statement.  None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement will, at the date of filing the definitive Proxy Statement with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.04.  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the MBCA, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

Section 4.05.  Litigation.  As of the date hereof, there is no claim, action, suit, litigation, proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except such as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby.

Section 4.06.  Interested Shareholder.  Provided that a committee of the Board of the Directors of the Company consisting solely of disinterested directors has approved the Voting Agreements prior to the execution of such agreements pursuant to the provisions of Section 302A.673 of the MBCA, neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested shareholder” of the Company, as such term is defined in Section 302A.011 of the MBCA.

Section 4.07.  Sufficient Funds.  Parent has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated pursuant to Sections 1.06 and 2.04.

Section 4.08.  Brokers.  The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

Article V

COVENANTS AND AGREEMENTS

Section 5.01.  Conduct of Business of the Company.  Except as expressly provided for by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice and in compliance in all material respects with applicable Laws, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent, in the case of paragraph (d)(iii) or (iv), (e), (o) or (v) (solely to the extent such paragraph (v) relates to paragraphs (d)(iii) or (iv), (e) or (o)) shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a) except as set forth in Section 5.01(a) of the Disclosure Letter, issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities (or, in each case, the economic equivalent thereof), other than Shares issuable upon exercise of the Existing Stock Options or Existing Warrants, upon conversion of the 2025 Notes, or pursuant to any other awards under the Stock Plans disclosed in Section 3.02(a) hereof and outstanding on the date hereof;

(b) except as set forth in Section 5.01(b) of the Disclosure Letter, acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d) except as set forth in Section 5.01(d) of the Disclosure Letter, (i) make any acquisition or disposition or cause any acquisition or disposition to be made, by means of a merger, consolidation, recapitalization or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, except for purchases or sales of supplies, raw materials, inventory or products made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into a Material Contract or amend in any material respect or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract or noncompetition agreement with any of the Company’s employees, (iv) purchase or otherwise cause to be issued any insurance policy in favor of the Company or any of its Subsidiaries (except for the insurance policies specified in Section 5.06 of this Agreement), or amend in any material respect or terminate any insurance policy set forth on Section 3.18 of the Disclosure Letter or grant any release or relinquishment of any material rights under any such insurance policy, or (v) enter into a new agreement related to a clinical trial with regard to the Company’s products or amend or terminate any of the agreements or protocols related to the clinical trials listed on Section 3.17(e) of the Company Disclosure Letter;

(e) incur, create, assume or otherwise become liable or responsible for any long-term debt or short-term debt, except for short-term debt incurred under debt instruments outstanding as of the date of this Agreement in the ordinary course of business consistent with past practice;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;

(i) make or change any material Tax election, extend the statute of limitations (or file any extension request) with any Tax authority, amend any material federal, foreign, state or local Tax return, or settle or compromise any material federal, foreign, state or local income Tax liability;

(j) adopt any amendments to its Articles of Incorporation or Bylaws (or other similar governing documents) or adopt a shareholder rights plan;

(k) except as set forth in Section 5.01(k) of the Disclosure Letter, grant any stock-related, performance or similar awards or bonuses;

(l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(m) enter into any new, or amend, terminate or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any existing or future officers, directors or employees (other than as required by applicable Law, and except that the Company may enter into such agreements for the purpose of replacing departing employees at a “manager” or lower level so long as (i) such replacement employee’s normal compensation does not exceed 115% of that of the departed employee, and (ii) such replacement employee is employed “at-will” and can be terminated without the Company incurring any severance obligations other than pursuant to the Company’s established severance policy), or grant any increases in the compensation or benefits to officers, directors or employees (other than normal increases to employees who are not directors or officers in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

(n) except as set forth in Section 5.01(n) of the Disclosure Letter, make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company, other than in the ordinary course of business consistent with past practice;

(o) terminate any employee having an annual base salary of more than $100,000, except as a result of such employee’s (i) voluntary resignation, (ii) failure to perform the duties or responsibilities of his employment, (iii) engaging in serious misconduct, (iv) being convicted of or entering a plea of guilty to any crime or (v) engaging in any other conduct constituting “cause” (as defined in any applicable employment agreement or services agreement) for such employee’s termination as determined in the company’s reasonable discretion;

(p) enter into any collective bargaining or similar labor agreement;

(q) except as contemplated by Section 5.16 of this Agreement, adopt, amend or terminate any Plan or any other bonus, severance, insurance, pension or other employee benefit plan or arrangement;

(r) except as set forth in Section 5.01(r) of the Disclosure Letter, incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;

(s) settle any suit, action, claim, proceeding or investigation;

(t) call any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than (i) the Special Meeting, and (ii) the 2010 Annual Meeting of Shareholders of the Company;

(u) take or omit to take any action that would cause any issued patents or registered trademarks owned by the Company or its Subsidiaries to lapse, be abandoned or canceled, or fall into the public domain; or

(v) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Section 5.02.  No Solicitation.  (a) During the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents and Affiliates not to, directly or indirectly, solicit, initiate, or knowingly encourage or participate in any way in any discussions or negotiations with respect to any Acquisition Proposal, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with terms at least as restrictive in all material respects on such Person or group as, the Confidentiality Agreement (as defined below) is on Parent (including the “standstill” provisions thereof), the Company may, at any time prior to the approval of this Agreement by the requisite vote of the holders of Shares, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal received after the date hereof and not resulting from a breach of this Section 5.02 only to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below), (ii) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law and (iii) the Company has provided Parent prior written notice of its intent to take any such action at least one Business Day prior to taking such action.

(b) The Company will promptly (and in any event within one Business Day) (i) notify Parent if any such information is requested or any such negotiations or discussions are sought to be initiated, and (ii) communicate to Parent and Merger Sub the identity of the Person or group making such request or inquiry (the “Potential Acquirer”) and the material terms of such request, inquiry or Acquisition Proposal and (iii) shall provide copies of any written communications or other documents received from or sent to or on behalf of the Potential Acquirer that describe the financial or other material terms of such Acquisition Proposal. The Company will keep Parent and Merger Sub reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within 24 hours) notify Parent and Merger Sub of any modifications to the financial or other material terms of any such request, inquiry or Acquisition Proposal.

(c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 180 days that the Company is no longer seeking the making of any Acquisition Proposal and thereby withdraws any request or consent theretofore given to the making of an Acquisition Proposal and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.

(d) Except to the extent expressly permitted by Section 5.02(e), neither the Company nor the Board of Directors of the Company shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the Merger or its recommendation that the Company’s shareholders approve this Agreement, in each case, as set forth in Section 3.03(b), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) unless the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law (x) release any third party from any confidentiality or standstill agreement to which the Company is a party or (y) fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into in accordance with Section 5.02(a)) related to any Acquisition Proposal.

(e) Notwithstanding the foregoing, the Board of Directors of the Company may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Sub, its recommendation (any such action, a “Recommendation Change”) that the Company’s shareholders approve this Agreement as follows (and only as follows):

(i) if a material fact, event, change, development or set of circumstances that was not known by the Board of Directors of the Company as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.02(e)(ii)) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action in light of the Intervening Event would constitute a breach of its fiduciary duties to the Company shareholders under Minnesota Law, (B) the Company shall have provided at least three Business Days prior written notice (the “Notice Period”) to Parent of its intention to take such action and concurrently provided Parent with a written explanation of the basis and rationale of the Board of Directors of the Company for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during the Notice Period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would constitute a breach of its fiduciary duties if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the Notice Period shall have recommenced, or

(ii) if (A) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, that such unsolicited bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Law, (D) the Company provides Parent prior written notice of its intent to take any such action at least four Business Days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such four Business Day period, the Company negotiates in good faith with Parent and Merger Sub (to the extent that Parent and Merger Sub wish to negotiate) to enable Parent and Merger Sub to make an offer that is at least as favorable to the shareholders of the Company as such Acquisition Proposal, (F) Parent and Merger Sub do not, within such four Business Day period, make an offer that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to the shareholders of the Company as such Acquisition Proposal; provided, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent and Merger Sub an additional written Notice of Superior Proposal, and the four Business Day period referenced above shall expire on the later of (x) four Business Days after Parent’s and Merger Sub’s receipt of each such additional Notice of Superior Proposal or (y) the original expiration date of the four Business Day period, and (G) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal. Without limiting any other rights of Parent and Merger Sub under this Agreement in respect of any such action, any withdrawal, modification or qualification by the Board of Directors of the Company of the approval or recommendation of this Agreement or the Merger or any termination of this Agreement under Section 7.01(g) shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and Section 8 of the Confidentiality Agreement to be inapplicable to Parent, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby, which approvals and actions are irrevocable, in each case to the extent permissible under applicable Law.

(f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel) failure to do so would constitute a breach of its fiduciary duties to shareholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).

(g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets (other than inventory purchased in the ordinary course of business) of, or at least 15% of the capital stock, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock or equity interests, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing, in respect of which the Board of Directors of the Company has determined in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written Acquisition Proposal, would result in a transaction that is (x) more favorable, from a financial point of view, to the shareholders of the Company than the Merger (after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub) and (y) reasonably likely to be consummated without unreasonable delay.

Section 5.03.  Access to Information.  (a) From and after the date of this Agreement, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, (iv) use its commercially reasonable efforts to obtain when available consistent with past practice all unblinded clinical trial data with respect to the clinical trials listed in

Section 5.03 of the Disclosure Letter, and, as promptly as reasonably practicable, furnish to Parent or Merger Sub all such data and any other data or other information resulting from any of the studies listed in Section 3.17(e) of the Disclosure Letter that implicates patient safety or product efficacy, and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (x) may cause a waiver of an attorney-client privilege or loss of attorney work product protection, or (y) would violate a confidentiality obligation to any Person; provided, however, that that Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, or by providing such access, inspections, data or other information solely to outside counsel, or executing other documents or taking other action reasonably requested by Parent to avoid the loss of attorney-client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable law.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

Section 5.04.  Shareholder Approval.  The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Special Meeting”) for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by paragraphs (d) and (e) of Section 5.02, the Board of Directors of the Company shall continue to recommend that the Company’s shareholders vote in favor of the approval of this Agreement and the Company shall use its reasonable best efforts to obtain from its shareholders the shareholder vote in favor of the approval of this Agreement required to consummate the Merger. Unless this Agreement shall have been terminated in accordance with Section 7.01 (including, for the avoidance of doubt, Section 7.01(g)), the Company shall submit this Agreement to its shareholders for approval without regard to whether the Board of Directors of the Company has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation that the Company’s shareholders approve this Agreement.

Section 5.05.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts: (A) to make promptly any required submissions under the HSR Act and any applicable Foreign Antitrust Laws which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the other transactions contemplated hereby, (B) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (C) to keep the other parties reasonably informed with respect to the status of any such submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration of any waiting period, (3) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (D) to obtain all necessary actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity and (ii) Parent, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) The Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, investigation, or inquiry concerning the Merger, provided, that neither the Company nor Parent shall be required to take any of the actions described in clauses (i) and (ii) above, to the extent that any Governmental Entity has expressly requested or instructed the Company or Parent, as applicable, not to take any such action.

(c) In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or if any investigation, litigation or other administrative or judicial action or proceeding is commenced or proposed or threatened to be commenced challenging any of the transactions contemplated hereby as violative of the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, then each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve, and to cooperate and assist the other parties in resolving, any such objections, investigation or litigation, action or proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its subsidiaries or the Surviving Corporation, will be required (and the Company shall not, without the prior written consent of the Parent, agree, but shall, if so directed by the Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, the Parent or any of their respective affiliates.

(d) If any litigation or other administrative or judicial action is commenced challenging any of the transactions contemplated hereby and such litigation, action or proceeding seeks to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.

Section 5.06.  Indemnification and Insurance.  (a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (each an “Indemnified Person”) as provided in the Company’s Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement listed on Section 3.16 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time (including such matters that arise in whole or in part out of or pertain to this Agreement or the transaction contemplated hereby) and regardless of whether or not asserted or claimed prior to or at or after the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, honor and fulfill in all respects such obligations.

(b) Prior to the Effective Time, the Company shall obtain and pay for in full, in respect of acts or omissions occurring prior to or at the Effective Time (including such acts or omissions in connection with this Agreement and the transactions contemplated hereby), policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Company and other Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies, for a period of six years after the Effective Time; provided that if the aggregate premiums for such policies exceeds $250,000, the Company shall first consult with Parent and shall obtain and pay for such policies only on terms reasonably acceptable to Parent. From and after the Effective Time, the Surviving Corporation will not take any action to cancel such policies. This covenant shall not be considered satisfied by the Company in all material respects if the Company fails to obtain the insurance described in the first sentence of this Section.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.

(e) If the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition , the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.

Section 5.07.  Employee Matters.  (a) With respect to each employee benefit plan of Parent (“Parent Benefit Plan”) in which the employees of the Company and its Subsidiaries as of the date hereof (the “Company Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the applicable Company Plan. If applicable and to the extent possible under Parent Benefit Plans (as reasonably amended to the extent necessary in accordance with applicable law), Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Plans in which they are eligible to participate after the Effective Time.

(b) Prior to the Effective Time, the Company shall provide to Parent a true, complete and accurate list of all employees that have been terminated by the Company or any of its Subsidiaries since the date of this Agreement and through the Effective Time. Nothing in this Agreement shall be deemed to limit or otherwise affect the right of Parent or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) to terminate any employee benefit plan without establishing a replacement plan to the extent the Company would have had such right prior to the Effective Time, in each case as Parent or the Surviving Corporation may determine in its discretion.

(c) Parent shall permit Company Employees to transfer their individual account balances (including any plan loan promissory notes held in such accounts) in a direct rollover distribution from the ATS Medical, Inc. Retirement Savings Plan to Parent’s Savings and Investment Plan (or another plan designated by Parent that meets the qualification requirements of section 401(a) of the Code) as soon as practicable after such Company Employee becomes a participant in such Parent qualified plan.

(d) No provision in this Agreement shall modify or amend any Plan unless this Agreement explicitly states that the provision “amends” such Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 5.08.  Takeover Laws.  The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09.  Proxy Statement.  The Company shall prepare and file with the SEC, with the assistance of and subject to prior consultation with Parent, as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to prior consultation with Parent, respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s shareholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of this Agreement by its shareholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC, and to the extent required by applicable Law, disseminated to the shareholders of the Company. Except as Section 5.02 expressly permits, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the shareholders approve this Agreement.

Section 5.10.  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is reasonably likely (a) in the case of the Company, to cause any representation or warranty of the Company contained in Sections 3.03, 3.04, 3.05, 3.10, 3.17 or 3.20 of this Agreement (disregarding any materiality or Material Adverse Effect qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

Section 5.11.  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated in this Agreement, and no settlement shall be agreed to without Parent’s prior consent.

Section 5.12.  Subsequent Filings.  Until the Effective Time, the Company will use commercially reasonable efforts to timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC.

Section 5.13.  Press Releases.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the announcing party.

Section 5.14.  Rule 16b-3.  Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.15.  Stock Options, Restricted Stock Units and Warrants.  Any payment made pursuant hereto to the holder of any Existing Stock Option, Existing Restricted Stock Unit or Existing Warrant shall be reduced by any required income or employment Tax withholding. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of such Existing Stock Option, Existing Restricted Stock Unit or Existing Warrant for all purposes under this Agreement. Parent shall cause the Surviving Corporation, or the Paying Agent, to make such payments in respect of the Existing Stock Options, Existing Restricted Stock Units and Existing Warrants as promptly as practicable following the Effective Time by wire transfers or checks payable to the holders of such Existing Stock Options, Existing Restricted Stock Units and Existing Warrants. The Company shall take all requisite action so that the Stock Plans shall be terminated as of the Effective Time.

Section 5.16.  Termination of Company ESPP.

(a) The Company shall take all necessary action to amend the Company’s 1998 Employee Stock Purchase Plan, as amended (the “Company ESPP”), so that the Company ESPP will not commence any new “Purchase Period” (as defined in the Company ESPP) under the Company ESPP on or after the date of this Agreement.

(b) As of the Effective Time, the Company ESPP shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be canceled. Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 5.16(b).

Section 5.17.  Certain Legal Compliance Matters.

(a) In the event that any director, officer or employee of the Company or any Subsidiary is appointed or elected a Government Official prior to the Effective Time, (i) the Company shall give Parent prompt written notice thereof, and (ii) the Company and Parent will agree to commercially reasonable measures in order to ensure that the appointment or election of such person as a Government Official does not create a material risk to the Company of a violation of any Anti-Bribery Law.

(b) Prior to the Effective Time, the Company will take commercially reasonable efforts to (i) approve (effective as of the Effective Time) the policies described in Part II of Section 5.17 of the Disclosure Letter which are intended to ensure compliance with Anti-Bribery Laws, and include, but are not limited to (A) requiring compliance with Anti-Bribery Laws and otherwise prohibiting bribes to Government Officials; (B) restricting gifts, entertainment, and promotional and marketing expenses for Government Officials; (C) requiring diligence on, anticorruption contract language in agreements with, and ongoing monitoring of consultants, agents and distributors that may have relations with Government Officials; (D) restricting political and charitable contributions; (E) restricting contracts for consulting, training and education, research, clinical studies or other activities; (F) mandating possible discipline for violations of the policy; (G) requiring periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy; (H) requiring distribution of the policy to all employees; (I) requiring periodic training for relevant employees regarding the policy; (J) identifying a senior executive or executives responsible for implementation and monitoring of the policy; and (K) including procedures for reporting and investigating possible violations of the policy; (ii) implement the procedures described in Section 5.17 of the Disclosure Letter, and (iii) mitigate the risk to the Company of any violations of Law that may be identified from and after the date of this Agreement and prior to the Effective Time, and to correct or remediate, to Medtronic’s reasonable satisfaction, any actions taken or being taken by the Company, its employees or agents from and after the date hereof that would reasonably be expected to result in a violation of Law.

(c) Nothing herein shall require the Company to make any payment in violation of any Anti-Bribery Law.

(d) Prior to the Effective Time, the Company will take such actions as are necessary to comply with Massachusetts General Laws Chapter IIIN and Massachusetts regulations at 105 CMR 970.000.

Section 5.18.  Further Actions.  The Company will, at its cost and expense, use all reasonable best efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to promptly consummate the transactions contemplated hereby, and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents.

Section 5.19.  Acknowledgement of Certain Obligations.  Parent and Merger Sub hereby acknowledge and agree that as of the Effective Time, the Surviving Corporation (i) will be responsible for, and shall be deemed to have assumed all of, the duties and obligations of the Company pursuant to that certain Agreement and Plan of Merger, dated as of January 23, 2006, by and among the Company, Seabiscuit Acquisition Corp., 3F Therapeutics, Inc. and Boyd D. Cox as the Stockholder Representative (the “3F Agreement”), including without limitation those relating to the Milestones and the Milestone Consideration (each as defined in the 3F Agreement), and (ii) will comply with the provisions of (A) Section 10 of those certain Warrants to Purchase Common Stock, issued by the Company on October 7, 2005, for the purchase of 1,344,000 shares of common stock of the Company, (B) Section 3(e) of those certain Common Stock Purchase Warrants, issued by the Company on March 15, 2007, for the purchase of 3,250,000 shares of common stock of the Company, and (C) Section 4(a) of those certain Warrants, issued by the Company on December 19, 2008, for the purchase of 1,553,192 shares of common stock of the Company.

Section 5.20.  2025 Notes.  Prior to the Effective Time, the Company shall (i) provide to the holders of the 2025 Notes a notice of redemption in accordance with Section 3.2 of the Indenture, and (ii) cause all of the 2025 Notes outstanding on the Redemption Date (as defined in the Indenture) to be redeemed as provided in Section 3.3 of the Indenture at a redemption price in cash equal to 100% of the principal amount of such 2025 Notes, together with accrued and unpaid interest thereon, if any, to but excluding the date of redemption. The Company shall not be deemed to have breached its obligations pursuant to this Section 5.20 if the 2025 Notes are not redeemed as a result of a failure by Parent to fund the Bridge Loan described in Section 5.21.

Section 5.21.  Bridge Loan.  Within five Business Days after the Company’s written request therefor, Parent agrees to loan the Company and one or more of its subsidiaries advances in an aggregate amount not to exceed $30,000,000 on the terms set forth in the Promissory Note (with form of Warrant attached thereto) and Security Agreement and Pledge Agreement, all attached hereto as Exhibit B. With respect to the February 25, 2010 commitment letter that the Company received for financing from a member of the Company’s Board of Directors, the Company will allow that commitment to lapse and shall not borrow any amounts pursuant thereto.

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01.  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the holders of Shares entitled to vote thereon.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c) Required Antitrust Clearances. Any applicable waiting period (or extension thereof) relating to the Merger (i) under the Foreign Antitrust Laws of the jurisdictions set forth on Section 6.01(c) of the Disclosure Letter, as well as under the Foreign Antitrust Laws of any other jurisdiction as agreed to by the parties hereto (with each party hereto not to unreasonably withhold consent to the request of the other party to include such additional jurisdictions) and (ii) the HSR Act ((i) and (ii) together, the “Required Antitrust Clearances”) shall have expired or been terminated and any approvals or clearances required thereunder shall have been obtained.

Section 6.02.  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 8.01(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Appraisal Rights.  The aggregate number of Dissenting Shares shall not equal or exceed ten percent (10%) of the number of Shares outstanding as of the record date for the Special Meeting.

(e) Third Party Expenses.  Parent shall have received final statements reflecting all Third Party Expenses (as defined below), including unpaid amounts, from the third parties who provided legal, accounting, investment banking, broker, financial advisory, consulting or other services to the Company in connection with this Agreement or the transactions contemplated hereby.

(f) Indebtedness.  Parent shall have received a pay-off letter from Silicon Valley Bank and Theodore C. Skokos (and any other lender pursuant to debt arrangements entered into after the date hereof in accordance with Section 5.01) showing all payments required to retire the Company’s indebtedness and release all related liens, and to cancel any warrants held by any such other lender as of the Effective Time, and providing for termination of all agreements with the Company relating to such indebtedness.

(g) Noncompetition Agreement.  Parent shall have received an executed noncompetition agreement substantially in the form of Exhibit C hereto from the individual listed in Section 6.02(g) of the Disclosure Letter, with the term specified in Section 6.02(g) of the Disclosure Letter (such term to run from the Effective Time).

Section 6.03.  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 8.01(c), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

Article VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval of the plan of merger contained in this Agreement by the shareholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in violation of Section 5.05 or otherwise in material violation of this Agreement;

(c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the End Date (as defined below); provided, however, that the right to terminate under this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date;

(d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02) or Parent, if the requisite affirmative vote of the holders of Shares in favor of the approval of this Agreement shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements (including Section 5.02 and Section 5.04, under circumstances in which Section 7.01(f)(i) is not applicable) or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured;

(f) by Parent, if (i) the Company shall have knowingly and materially breached its obligations under Section 5.02 or Section 5.04, or (ii) the Board of Directors of the Company shall have taken any of the actions set forth in Section 5.02(d) (i) through (iv) (or, in the case of clause (ii) thereof, resolved to take any such action), whether or not permitted by the terms hereof;

(g) by the Company at any time prior to the approval of this Agreement by the requisite vote of the holders of Shares if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal, (ii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Sub following receipt of a Notice of Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and (iii) on the date of such termination, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(v); or

(h) by Parent, if the Company, any Subsidiary of the Company or any of their respective representatives shall have engaged in discussions with any other Person in connection with an Acquisition Proposal submitted in compliance with the provisions of Section 5.02 that the Board of Directors has not determined constitutes a Superior Proposal in accordance with Section 5.02(e), and the Company, its Subsidiary and such representatives shall not have ceased all discussions with such Person prior to the later of (i) the end of the 30th Business Day following the first date of discussions with such Person in connection with such Acquisition Proposal and (ii) the end of the 10th Business Day following the first date of discussions with any other Person in connection with another Acquisition Proposal submitted by such other Person in compliance with the provisions of Section 5.02 prior to such 30th Business Day.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.04, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02.  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 5.13, 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful breach of this Agreement occurring prior to such termination.

Section 7.03.  Fees and Expenses.  (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) The Company shall pay to Parent the Fee if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c) without the Special Meeting having been convened, (B) an Acquisition Proposal shall have been made public and not irrevocably withdrawn prior to the End Date, and (C) any Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to any Alternative Transaction (a “Company Acquisition Agreement”) is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(ii) if (A) this Agreement is terminated by Parent or the Company pursuant to either (x) Section 7.01(d) or (y) Section 7.01(c) where the Special Meeting has been convened but the requisite affirmative vote of the holders of Shares has not been obtained at the Special Meeting, the Company shall reimburse Parent for Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), as directed by Parent in writing, which amount shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000); and if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee less the Parent Expenses on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(iii) if (A) this Agreement is terminated by Parent pursuant to Section 7.01(e) or Section 7.01(f)(i), as the result of a knowing and material breach by the Company of its covenants or agreements set forth in this Agreement, (B) an Acquisition Proposal shall have been made known to the Company or its shareholders and not irrevocably withdrawn prior to the occurrence of such breach, and (C) if any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay an amount equal to the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier;

(iv) if this Agreement is terminated by Parent pursuant to Section 7.01(f)(ii), then the Company shall pay the Fee on the first Business Day immediately following such termination;

(v) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination; or

(vi) if this Agreement is terminated by Parent pursuant to Section 7.01(h), and any Alternative Transaction is consummated, or a Company Acquisition Agreement is entered into, within 12 months after the date of such termination, then the Company shall pay the Fee on the date of such consummation or the execution of such Company Acquisition Agreement, whichever is earlier.

For purposes of this Section 7.03(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal and an “Acquisition Proposal” has the meaning specified in Section 5.02(g)(i) except that the references therein to “15%” shall be replaced by “50%”.

(c) The Company acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.03 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount of the Fee set forth in this Section 7.03, the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to this Section 7.03 whether or not the shareholders of the Company have approved this Agreement.

Section 7.04.  Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after approval of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.05.  Extension; Waiver; Remedies.  (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Article VIII

MISCELLANEOUS

Section 8.01.  Representations and Warranties.  (a) The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time.

(b) For purposes of determining whether any representation or warranty of the Company contained in Article III is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.02(a) have been satisfied, the following standards shall apply:

(i) any representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or (v) below) shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article III (other than those referred to in clause (ii), (iii), (iv) or(v) below) being untrue or incorrect, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company (disregarding for this purpose any materiality qualification contained in any such representation or warranty);

(ii) any representation and warranty contained in Section 3.17 (Regulatory Compliance) or Section 3.20 (Questionable payments) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any respect which is material to the Company and its Subsidiaries taken as a whole;

(iii) any representation and warranty contained in the first sentence of Section 3.01 (Organization and Qualification), Section 3.03 (Authority for this Agreement; Board Action), Section 3.02(a) (Capitalization) (other than those referred to in clause (iii) below), the first sentence of Section 3.22 (Opinion) or the last sentence of Section 3.24 (State Takeover Statues Inapplicable; Rights Agreement) shall be deemed to be untrue and incorrect only if such representation and warranty is untrue or incorrect in any material respect (disregarding for this purpose any materiality qualification contained in any such representation or warranty);

(iv) The representations and warranties contained in the first four sentences of Section 3.02(a) (Capitalization) shall be deemed to be untrue and incorrect if the aggregate number of shares set forth therein (including shares in respect of Existing Stock Options, Existing Warrants, and Existing Restricted Stock Units) is more than one percent less than the aggregate number of shares that should correctly have been set forth therein; and

(v) Any representation or warranty contained in Section 3.06(a) (Absence of a Material Adverse Effect) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect.

(c) For purposes of determining whether any representation or warranty of the Parent and Merger Sub contained in Article IV is untrue or incorrect for purposes of determining whether the conditions set forth in Section 6.03 have been satisfied, the following standard shall apply: any representation or warranty of Parent or Merger Sub contained in Article IV shall be deemed to be untrue or incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness, individually or when taken together with all other facts, circumstances, changes or events that result in such representation or warranty or any other representation or warranty contained in Article IV being untrue or incorrect, has had or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger.

Section 8.02.  Entire Agreement; Assignment.  This Agreement supersedes all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Common Interest Agreement (as defined below), both of which shall remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.03.  Enforcement of the Agreement; Jurisdiction.  (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Minnesota or in any Federal court located in the State of Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Minnesota or in any Federal court located in the State of Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.04 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(b) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.03(b) HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

Section 8.04.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, as follows:

if to Parent or Merger Sub:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention: Senior Vice President, General Counsel and Secretary
Facsimile: (763) 572-5459

and to:

Attention: Vice President, Corporate Development
Facsimile: (763) 505-2545

and to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425
Attention: John F. Wurm, Esq.
Facsimile: (612) 492-7077

if to the Company:

ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, MN 55447
Attention: Michael D. Dale
Facsimile: (763) 553-0052

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, MN 55402
Attention: Timothy S. Hearn, Esq.
Facsimile: (612) 340-2868

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.05.  Governing Law.  This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule (whether of the State of Minnesota of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

Section 8.06.  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.07.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

Section 8.08.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

Section 8.09.  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “End Date” means April 28, 2011.

(e) [Reserved]

(f) “Fee” means Thirteen Million Dollars ($13,000,000);

(g) “knowledge” of the Company with respect to any matter means the actual knowledge of any of the officers of the Company listed in Section 8.09(g) of the Disclosure Letter and the knowledge any such officer would reasonably be expected to have acquired in the ordinary course of performing such individual’s duties;

(h) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (i) is or would be reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (A) changes, after the date hereof, in general economic conditions or securities or financial markets in general, (B) changes, after the date hereof, in Law or GAAP, (C) general changes, after the date hereof, in the medical device industry, (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (E) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including any claim, litigation, cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships or loss of employees), (F) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), (G) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect), or (H) any action taken with the express written consent of Parent, which consent states explicitly that such consent excludes such action from the definition of Material Adverse Effect hereunder; except in the case of clauses (A), (B), (C) or (D) to the extent such occurrence, change, event, effect or circumstance has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared with other companies in the medical device industry, or (ii) would, or would be reasonably likely to, prevent or materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement;

(i) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(j) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

(k) “Merger Consideration” means $4.00 per share; provided however, that if any of the following are untrue, the Merger Consideration shall instead be an amount equal to the Alternative Per Share Consideration:

(i) the number of outstanding Shares as of immediately prior to the Effective Time does not exceed 79,010,969;

(ii) as of immediately prior to the Effective Time, the Existing Stock Options and Existing Warrants are exercisable to purchase no more than 8,754,392 Shares in the aggregate, and the number of outstanding Existing Restricted Stock Units does not exceed 5,461,064;

(iii) each of the Existing Stock Options and Existing Warrants is exercisable at a price no lower than the exercise price set forth with respect to such Existing Stock Option or Existing Warrant in Section 3.02(a) of the Disclosure Letter;

(iv) the aggregate principal amount of the 2025 Notes outstanding exceeds $22,400,000, or the Conversion Price of the 2025 Notes (as such term is defined in the 2025 Notes) is less than $4.20;

(v) the amount of Third Party Expenses, as set forth in the final statements delivered as required in Section 6.02, do not exceed Seven Million Eight Hundred Thousand Dollars ($7,800,000) in the aggregate, plus any amounts incurred by the Company as a result of additional requests for information under the HSR Act or any Foreign Antitrust Laws;

provided further, however, that none of the foregoing shall be untrue solely as a result of proper exercise of Existing Stock Options or Existing Warrants, proper vesting of Existing Restricted Stock Units, or proper conversion of 2025 Notes, between the date hereof and the Effective Time.

(l) “Alternative Per Share Consideration” means a fraction, the numerator of which equals the Aggregate Consideration (as defined below), and the denominator of which equals the sum of (i) the number of Shares outstanding as of immediately prior to the Effective Time, (ii) the number of Shares purchasable upon exercise of all Existing Stock Options and Existing Warrants that have a per share exercise price less than the Alternative Per Share Consideration and that are outstanding as of immediately prior to the Effective Time, and (iii) the number of Existing Restricted Stock Units outstanding as of immediately prior to the Effective Time. The Existing Stock Options and Existing Warrants referred to in clause (ii) above are referred to herein as “in the money Existing Stock Options and Existing Warrants.” The Alternative Per Share Consideration shall be calculated and rounded to five decimal places, with the fifth decimal place rounded up if the sixth decimal place is 5 or more. “Aggregate Consideration” shall equal Three Hundred Forty Eight Million Six Hundred Fifty Thousand Eight Hundred Eighty Three Dollars ($348,650,883), (A) plus the aggregate exercise price of all in the money Existing Stock Options and Existing Warrants outstanding as of the Effective Time, (B) plus the aggregate exercise price of all Existing Stock Options and Existing Warrants exercised between the date of this Agreement and the Effective Time, (C) minus the amount by which the Third Party Expenses exceed Seven Million Eight Hundred Thousand Dollars ($7,800,000), (D) minus the amount by which the aggregate principal amount of the 2025 Notes outstanding exceeds $22,400,000, and (E) if the Conversion Price of the 2025 Notes (as such term is defined in the 2025 Notes) is not $4.20 prior to the Effective Time, then minus the aggregate amount (if any) of Merger Consideration payable to the holders of the 2025 Notes (in respect of the 2025 Notes) in excess of the amount that would have been payable if the Conversion Price was $4.20.

(m) “Third Party Expenses” means expenses incurred, or to be incurred through the Effective Time, by the Company in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties.

(n) “Confidentiality Agreement” means the Confidentiality Agreement between Parent and Company, dated March 3, 2010.

(o) “Common Interest Agreement” means the Common Interest Agreement between Parent and Company, dated March 3, 2010.

(p) “Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise or a public hospital), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.

Section 8.10.  Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Minneapolis, Minnesota, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

MEDTRONIC, INC.

By:	/s/ Gary L. Ellis
Name:     Gary L. Ellis

Title:	Chief Financial Officer and Senior Vice President

PILGRIM MERGER CORPORATION

By:	/s/ Gary L. Ellis
Name:     Gary L. Ellis

Title:	Chief Financial Officer and Senior Vice President

ATS MEDICAL, INC.

By:	/s/ Michael D. Dale
Name:     Michael D. Dale

Title:	Chief Executive Officer and President

EXHIBIT A

Shareholders Entering Into Voting Agreements

Alta Partners VIII, L.P.
Essex Woodlands Health Ventures Fund VIII, L.P.
Theodore C. Skokos

EXHIBIT B

Bridge Loan Documents

PROMISSORY NOTE

$30,000,000	, 2010

FOR VALUE RECEIVED, each of ATS Medical, Inc., a Minnesota corporation (“ATS”), and its subsidiaries signatory hereto (collectively “Borrower”), jointly and severally promises to pay to the order of Medtronic, Inc., a Minnesota corporation (“Lender”), at its office located at 710 Medtronic Parkway, Minneapolis, Minnesota, or at such other place as may be designated from time to time by the holder hereof, in lawful money of the United States of America, the principal sum of Thirty Million Dollars ($30,000,000), or such lesser amount as may be advanced to Borrower hereunder, together with interest on the unpaid principal balance hereof from the date hereof until this Promissory Note (this “Note”) is fully paid, at an annual rate of interest that shall at all times be equal to the Interest Rate (as defined below), calculated on the basis of actual number of days elapsed in a 365 day year. As used herein, “Interest Rate” shall mean the annual rate of interest equal to 10%. Notwithstanding anything to the contrary contained in this Note, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve or take interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Lender in connection with this Note under applicable law.

Advances

Following the date of this Note until the termination of the Merger Agreement (as defined below), the Borrower may request an advance under this Note (each, an “Advance”), provided, that the aggregate unpaid principal amount of all outstanding loans hereunder shall not exceed $30,000,000 (the “Commitment”) at any time. Upon five (5) Business Days written notification from Lender to Borrower that the principal amount outstanding hereunder exceeds the Commitment, the Borrower shall pay to the Lender, in cash, the amount of such excess. Each time the Borrower desires to obtain an Advance (which shall not be more often than one time per month), such request shall be (a) in writing, (b) signed by the Chief Financial Officer of the Borrower, (c) faxed to the Lender at (763) 505-2700, Attention: Treasury Department, and (d) e-mailed to Lender at rs.corporatetreasury@medtronic.com, and must be given so as to be received by the Lender not later than 11:00 a.m., Minneapolis time, on the date which is three (3) Business Days before the date of the requested Advance. Each request for an Advance shall specify (i) the borrowing date (which shall be a Business Day), (ii) the amount of such Advance (which shall be in increments of $1,000,000), and (iii) the wire transfer instructions for the Advance. Any request for an Advance shall be deemed to be a representation by the Borrower that no event has occurred and is continuing, or will result from such Advance, which constitutes an Event of Default or any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default (“Default”). If the foregoing and following conditions precedent have been satisfied:

(a) no Event of Default or Default exists or would result from such Advance;

(b) before and immediately after giving effect to such Advance, all of the representations and warranties of the Borrower in this Note (to the extent, if at all, such representations and warranties have been modified by disclosures made in writing to, and approved in writing by, the Lender) shall be true and correct in all material respects as though made on the date of such Advance (other than representations and warranties that relate to a specific date, which shall have been true and correct in all material respects as of such date);

(c) the Borrower has not made any material misrepresentation or omission in disclosures to the Lender in connection with the Merger Agreement;

(d) the Borrower has not experienced any Material Adverse Effect (as defined in the Merger Agreement); and

(e) to the extent requested by Lender, all necessary filings have been made in each applicable jurisdiction and all other actions, including without limitation, delivery of stock certificates to Lender, have occurred to perfect Lender’s security interest in the Collateral (as defined in the Security Agreement), then Lender shall make the amount of the requested Advance available to the Borrower at the account specified in the advance request, in immediately available funds not later than 5:00 p.m., Minneapolis time, on the requested borrowing date. The Borrower shall be obligated to repay all Advances made by Lender that the Lender reasonably determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so. The Lender shall enter in its records the amount of each Advance hereunder, and the payments made hereon, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error. This Note is a multiple advance facility, but it is not a revolving facility, and therefore the Borrower may not borrow, repay and reborrow amounts hereunder.

Payment of Interest and Principal

Interest shall be payable monthly, in arrears, on the first day of each month following funding of this Note. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full twenty-four months following the termination for any reason of the Merger Agreement (defined below) (“Expiration Date”). Upon final payment of this Note (whether upon the Expiration Date or upon prepayment in full), Borrower shall pay, in addition to the then outstanding principal and accrued but unpaid interest, a final payment equal to six percent (6%) of the original principal balance of this Note.

For purposes of this Note, “Merger Agreement” shall mean that certain Agreement and Plan of Merger dated April 28, 2010 among Pilgrim Merger Corporation, Lender and ATS.

Prepayment

The principal balance of this Note may be prepaid in whole or in part from time to time on any interest payment date, without penalty or premium, if Borrower gives Lender at least three (3) Business Days prior notice to Lender.

Manner of Payments

Payments and prepayments of principal of, and interest on, this Note and all fees, expenses and other obligations under this Note, the Security Agreements (as defined below), and any other documents executed in connection herewith, excluding the Merger Agreement and the documents executed in connection therewith, (collectively, the “Loan Documents”) shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due wired to the following account of the Lender pursuant to the following instructions:

Funds received on any day after such time shall be deemed to have been received on the next Business Day (as defined below). Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day (as defined below), such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of any interest or fees. As used herein, “Business Day” means a day of the year (other than a Saturday, Sunday, legal holiday or other day on which banking institutions in Minnesota are authorized or required by law to close) in which Lender is open for the purpose of conducting commercial business.

Application of Payments

Any payment hereunder shall be applied first to the payment of outstanding reasonable costs and expenses payable pursuant to this Note, second to accrued interest and then to the reduction of principal.

Use of Proceeds

The proceeds of any Advance shall be used solely (i) to redeem the approximately $22,400,000 (principal amount plus interest) owed on the Borrower’s 6% Convertible Senior Notes due in 2025, (ii) to repay the approximately $3,100,000 (principal amount plus interest, prepayment fees and final payment fees) outstanding on the term loan from Silicon Valley Bank, (iii) prior to the termination of the Merger Agreement, to finance working capital, and/or (iv) after the termination of the Merger Agreement, for general corporate purposes in the ordinary course of business consistent with past practice. The Borrower shall not use the proceeds of any Advance under this Note to pay dividends or make other distributions with respect to its capital stock to its shareholders.

Security

This Note is secured by a Security Agreement (“Security Agreement”) and a Pledge Agreement (“Pledge Agreement”) each dated the date hereof between Lender and Borrower.

Representations and Warranties

To induce the Lender to accept this Note and to advance the proceeds hereof to the Borrower, the Borrower represents and warrants to Lender as follows:

(a) Power.  Each Borrower has all requisite power and authority to carry on its businesses as now conducted, to enter into the Loan Documents to which it is a party and to perform its obligations under the Loan Documents to which it is a party.

(b) Authorization and Validity.  The execution, delivery and performance by each Borrower of the Loan Documents to which such Borrower is a party have been duly authorized by all necessary company action by such Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower thereto, enforceable against such Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(c) No Conflict; No Default.  The execution, delivery and performance by each of the Borrower of the Loan Documents to which such Borrower is a party, including such Borrower’s receipt and use of the proceeds of the borrowing evidenced by this Note, will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provisions of such Borrower’s organizational or governing documents, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which such Borrower or any of its properties may be bound or result in the creation of any lien, security interest or other encumbrance (collectively, “Liens”) on any of its assets, other than Liens in favor of Lender and other than Permitted Liens (as defined in the Security Agreement). None of the Borrower is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any material respect which would be expected to have a material adverse effect.

(d) Financial Statements and Condition.  The financial statements of the Borrower, as heretofore furnished to Lender by the Borrower, fairly present in all material respects the financial condition of each Borrower as of the dates specified therein and the results of its operations and changes in financial position for the periods ended as of the dates specified therein.

(e) Subsidiaries.  Other than as set forth on Schedule 1 hereto, no Borrower has any subsidiary. All amounts paid, payable to or advanced by Borrower directly to or for the benefit of any subsidiary that has not executed and delivered to Lender such joinders, guaranties, security agreements, other documents and other items as Lender requires have been used solely for legitimate general operating expenses of the applicable subsidiary.

(f) Completeness of Disclosures.  No representation or warranty by any Borrower contained herein or in any other Loan Document, or in any certificate or other document furnished heretofore or concurrently with the signing of this Note or any other Loan Document by any Borrower to the Lender in connection with the transactions contemplated hereunder or under any other Loan Document, when taken together as a whole and in light of the circumstances in which such representation or warranty was made, contains any untrue statement of a material fact or omits to state a material fact which would prevent or materially inhibit any Borrower from performing this Note or any other Loan Document according to its terms.

(g) Survival of Representations.  All of the representations and warranties set forth in the immediately preceding sections are true as of the date of this Note and the date of each Advance by Lender hereunder and shall survive execution and delivery of this Note until all the obligations under the Loan Documents shall have been satisfied in full.

Each of the foregoing representations and warranties shall be deemed to be repeated and reaffirmed on and as of the date any Advance is made hereunder by Lender.

Covenants

From the date of the first Advance under this Note in the case of clauses (h) and (i) below, and from the date of termination of the Merger Agreement in the case of clauses (a) through (g) and (j) below, and thereafter until all of Borrower’s obligations to Lender have been paid in full, Borrower agrees that, unless the Lender shall otherwise expressly consent in writing:

(a) Restricted Payments.  Except for payments described in the “Use of Proceeds” section above, none of the Borrower will either: (i) purchase or redeem or otherwise acquire for value any of its equity interests (except for purchases, redemptions or other acquisitions from former employees, directors and consultants of the Borrower pursuant to the terms of restricted stock agreements and option agreements in existence on the date hereof and restricted stock agreements and option agreements entered into after the date hereof that have terms substantially similar to the existing restricted stock agreements and option agreements (as applicable)), declare, make or pay any dividends or distributions thereon, make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any of its equity interests or set aside any funds for any such purpose; or (ii) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any of its indebtedness.

(b) Other Indebtedness.  None of the Borrower will create, incur, assume, or be liable for any indebtedness for borrowed money (including lease obligations), outside the customary and historical trade payables, other than the following:

(i) the indebtedness created hereby;

(ii) the indebtedness to be paid off with proceeds of Advances hereunder and described in the “Use of Proceeds” section above;

(iii) a line of credit provided by Theodore C. Skokos in an aggregate amount not to exceed $5,000,000;

(iv) indebtedness secured by Permitted Liens;

(v) indebtedness of the Borrower to any subsidiary in connection with intercompany cash management transactions entered into in the ordinary course of business;

(vi) indebtedness of the Borrower as an account party in respect of trade letters of credit;

(vii) indebtedness in respect of any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(viii) indebtedness arising from the honoring of a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business and unpaid for not more than two business days;

(ix) indebtedness in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations arising in the ordinary course of business;

(x) indebtedness arising from multi-currency account pooling arrangements in the ordinary course of business;

(xi) obligations owed to customers of Borrower arising from the receipt of advance payments from a customer in the ordinary course of business and consistent with past practices; and

(xii) additional indebtedness not otherwise identified in the preceding clause in an aggregate outstanding principal amount not to exceed $1,000,000 at any time.

(c) Corporate Existence.  Each Borrower will maintain its existence in good standing under the laws of the jurisdiction of its formation or incorporation and its qualification and authorization to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Borrower.

(d) Books and Records.  Each Borrower will keep adequate and proper records and books of account in which accurate and complete entries will be made of its dealings, business and affairs.

(e) Compliance.  The Borrower will comply in all material respects with the requirements of all applicable laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(f) Notice of Default.  Each Borrower will promptly provide written notice to Lender of any Default or Event of Default, describing the nature thereof and what action the Borrower propose to take with respect thereto.

(g) Merger, Sale of Assets.  Except in full compliance with the Merger Agreement and except for Acquisitions between Borrowers and their subsidiaries, none of the Borrower will enter into a definitive agreement (other than with Lender or an affiliate of Lender) which, if closed, would result in an Acquisition (as defined below).

(h) Other Agreements.  None of the Borrower will enter into any agreement, bond, note or other instrument with or for the benefit of any person (other than Lender or an affiliate of Lender) which would: (a) create, incur, assume or suffer or permit to exist any Lien with respect to any or all of the intellectual property of any Borrower, except a Permitted Lien; (b) prohibit any Borrower from granting, or otherwise limit the ability of any Borrower to grant, to Lender any Lien on the intellectual property of any Borrower, except in connection with a Permitted Lien; or (c) be violated or breached by Borrower’s receipt or use of an Advance or by any Borrower’s performance of its obligations under the Loan Documents.

(i) Government Regulation.  None of the Borrower will (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower’s identity as may be requested by the Lender at any time to enable the Lender to verify any Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(j) Financial Covenant.  Borrower’s total revenue as measured at the conclusion of each month will not be less than $14,000,000.00 for the three-month period ended on the last day of such month.

Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Borrower shall fail to make five days after same is due, whether by acceleration or otherwise, any payment of principal of, or interest on, this Note or any fee or other amount required to be made to Lender pursuant to the Loan Documents; or

(b) Any representation or warranty made or deemed to have been made by or on behalf of any Borrower in the Loan Documents or on behalf of any Borrower in any certificate, statement, report or other writing furnished by or on behalf of any Borrower to Lender pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or

(c) Any Borrower shall fail to comply with any of the covenants contained in any of the Loan Documents and such failure continues for 30 days after notice from Lender; or

(d) An Act of Bankruptcy shall occur with respect to any Borrower (as used herein, “Act of Bankruptcy” shall mean if (i) the person (whether an individual or an entity) shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the person or of all or a substantial part of the person’s property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing such person’s inability to pay such person’s debts as they mature, or (6) make an assignment for the benefit of such person’s creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the person, and which is not dismissed within 30 days after such commencement, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the person, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the person or of all or any substantial part of the person’s property, or (3) similar relief in respect of the person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts); or

(e) A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against any Borrower and such Borrower shall not pay or discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 45 days from the date of entry thereof, and within said period of 45 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) Any property of any Borrower shall be garnished or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of 45 days during which execution is not effectively stayed; or

(g) Any Acquisition, other than pursuant to the Merger Agreement, shall occur (as used herein, “Acquisition” shall mean: (i) a sale of all or substantially all of the assets of any Borrower (in a single transaction or in a series of related transactions); (ii) liquidation or dissolution of any Borrower; (iii) a merger or consolidation involving any Borrower or any subsidiary of any Credit Party after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving any Borrower, the shareholders of any Borrower immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 1934, as amended (the

“Exchange Act”) or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the surviving entity in such merger or consolidation, or (B) in the case of a triangular merger involving any Borrower or a subsidiary of any Borrower, the shareholders of any Borrower immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than fifty percent (50%) of the combined voting power of the combined voting power of the parent of the surviving entity in such merger; or (iv) an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by any Borrower or an affiliate of any Borrower and other than in a merger or consolidation of the type referred to in clause “(iii)” of this paragraph, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of any Borrower representing more than fifty percent (50%) of the combined voting power of any Borrower (in a single transaction or series of related transactions)

(h) Any Event of Default shall occur under the Security Agreement or any other Loan Document.

Remedies

If any Event of Default described in paragraph (d) in the Events of Default section above shall occur, the outstanding unpaid principal balance of this Note, the accrued interest thereon and all other obligations of Borrower to Lender under the Loan Documents shall automatically become immediately due and payable without further demand or notice of any kind. If any other Event of Default shall occur and be continuing, then Lender may declare by written notice to Borrower that the outstanding unpaid principal balance of this Note, the accrued and unpaid interest thereon and all other obligations of Borrower to Lender under the Loan Documents to be forthwith due and payable, whereupon this Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable without further demand or notice of any kind. Borrower hereby waives presentment, dishonor, notice of dishonor, and protest. In addition, upon any Event of Default and so long as such Event of Default continues, Lender may exercise all rights and remedies under any other instrument, document or agreement between any Borrower and Lender, and enforce all rights and remedies under any applicable law.

No Waiver

No failure on the part of Lender to exercise and no delay in exercising any power or right hereunder or under this Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on Borrower not required hereunder or under any other Loan Document shall in any event entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of this Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Note or any other Loan Document or consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

Fees, Expenses, Costs of Collection and Indemnities

Borrower agrees to pay a fully earned fee of one and one-half percent (1.5%) of the original principal amount of this Note at funding. Borrower agrees to promptly, within 10 days after the date hereof, reimburse Lender for all of Lender’s reasonable legal fees incurred in connection with the preparation and negotiation of this Note, the Loan Documents and the loan contemplated hereby in an amount not to exceed $25,000.00. Borrower agrees to promptly reimburse Lender upon demand for all reasonable expenses paid or incurred by the Lender (including any fees and expenses of legal counsel) in connection with the amendment, modification, interpretation, collection and enforcement of this Note. Borrower agrees to indemnify and hold Lender harmless from any loss or expense which may arise or be created by the acceptance of instructions for disbursing the proceeds hereof. The obligations of Borrower under this paragraph shall survive payment in full of this Note.

Warrants

If the Merger Agreement is terminated for any reason, ATS Medical , Inc. will issue to Lender a warrant in the form attached hereto as Exhibit A to purchase, at a per share exercise price of $2.61, a number of shares of common stock of ATS Medical, Inc. equal to four percent (4%) of the quotient of $30 million divided by $2.61; provided, however, that such number of shares shall in no event exceed that number of shares equal to 19.90% of the total number of shares of common stock of the Company outstanding on the date of issuance of such shares.

Notices

Any notice or other communication required or permitted to be delivered to any party under this Note shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first Business Day after sent by facsimile (to the extent that the day the sender sent such facsimile was not a Business Day, or the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third Business Day after sent by recorded delivery mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties):

If to Borrower, to:

ATS Medical, Inc.
Attention: Michael Kramer
3905 Annapolis Lane, Suite 205
Minneapolis, MN 55447
Facsimile: (763) 553-0052

with a copy to:

ATS Medical, Inc.
Attention: Deb Chapman
3905 Annapolis Lane, Suite 205
Minneapolis, MN 55447
Facsimile: (763) 553-0052

If to Lender, to:

Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, MN 55432-5604

with separate copies thereof addressed to:

Attention: General Counsel
Facsimile: (763) 572-5459

and

Attention: Vice President — Corporate Development
Facsimile: (763) 505-2545

If notice to Borrower of any intended disposition of any collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten calendar days prior to the date of intended disposition or other action.

Successors

This Note is binding on Borrower and Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not assign any of Borrower’s rights or duties hereunder without the written consent of Lender.

Headings

The headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Note.

Entire Agreement

This Note and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Note and the other Loan Documents supersedes all prior agreements and understandings relating to the subject matter hereof and thereof.

Miscellaneous

This Note is being delivered in, and shall be governed by the laws of, the State of Minnesota. Presentment or other demand for payment, notice of dishonor and protest are expressly waived. THE BORROWER SUBMITS AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA ARE FOR THE ENFORCEMENT OF THIS NOTE AND WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY STATE OR THE UNITED STATES OF AMERICA TO OBJECT TO JURISDICTION IN THE STATE OF MINNESOTA. AT THE ELECTION OF LENDER, LITIGATION MAY BE COMMENCED IN ANY STATE COURT OF GENERAL JURISDICTION FOR THE STATE OF MINNESOTA OR ANY UNITED STATES DISTRICT COURT LOCATED IN MINNESOTA. NOTHING CONTAINED HEREIN SHALL PREVENT LENDER FROM BRINGING ANY ACTION AGAINST THE BORROWER, OR AGAINST ANY PROPERTY OF THE BORROWER, WITHIN ANY OTHER STATE. COMMENCEMENT OF ANY SUCH ACTION OR PROCEEDING IN ANY OTHER STATE SHALL NOT CONSTITUTE A WAIVER OF CONSENT TO JURISDICTION OR A WAIVER OF THE SUBMISSION MADE BY THE BORROWER TO PERSONAL JURISDICTION WITHIN THE STATE OF MINNESOTA. THE BORROWER WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH SUCH BORROWER IS INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS NOTE.

Borrower’s Acknowledgment

Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Note and the other Loan Documents, (b) Lender has no fiduciary relationship to Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between Borrower and Lender, and (d) Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of the business or operations of Borrower and Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, Borrower by Lender is for the protection of Lender and neither Borrower nor any third party is entitled to rely thereon.

ATS Medical, Inc., a Minnesota corporation

By:

Its:

3F Therapeutics, Inc., a Delaware corporation

By:

Its:

ATS Acquisition Corp., a Minnesota corporation

By:

Its:

SCHEDULE 1

Subsidiaries

ATS Medical France Sarl.
ATS Medical GmbH
3F Therapeutics, Inc
ATS Acquisition Corp.
ATS Medical Belgium SPRL

Exhibit A to Promissory Note

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE UNDERLYING SECURITIES MAY NOT BE TRANSFERRED UNLESS (I) THIS WARRANT AND THE UNDERLYING SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

WARRANT

THIS CERTIFIES THAT, for value received, Medtronic, Inc., a Minnesota corporation or its permitted assigns (the “Holder”) is entitled to subscribe for and purchase up to fully paid and nonassessable shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of ATS Medical, Inc., a Minnesota corporation (the “Company”), at $2.61 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), upon the terms and subject to the conditions hereinafter set forth. This warrant is being issued on this   day of          , 20  (the “Date of Grant”).

This warrant is being issued in connection with that certain Promissory Note dated as of , 2010 (the “Note”), issued by the Company and certain of its subsidiaries in favor of the Holder. Capitalized terms used and not defined herein shall have the meanings set forth in the Note.

1. Term.  The right represented by this warrant is exercisable, in whole or in part, at any time and from time to time beginning on the Date of Grant (the “Initial Exercise Date”) and ending on the seven-year anniversary of the Date of Grant.

2. Method of Exercise; Payment; Issuance of New Warrant.  Subject to Section 1 hereof, the purchase right represented by this warrant may be exercised by the Holder hereof, in whole or in part and from time to time, at the election of the Holder hereof, as applicable, after the Initial Exercise Date. At the time the Holder elects to exercise this warrant, the Holder shall (i) surrender this warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A-1 duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company (a “Wire Transfer”) of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; or (ii) exercise the “net issuance” right provided for in Section 9 hereof. In the event of any exercise of the rights represented by this warrant pursuant to this Section 2, certificates for the shares of stock so purchased shall be delivered to the Holder hereof as soon as practicable and in any event within three (3) business days after such exercise and, unless this warrant has been fully exercised or expired, a new warrant representing the portion of the Shares, if any, with respect to which this warrant shall not then have been exercised shall also be issued to the Holder hereof as soon as practicable and in any event within such thirty-day period; provided, however, if requested by the Holder of this warrant, the Company shall use reasonable efforts to cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this warrant to a broker or other person (as directed by the Holder exercising this warrant) within the time period required to settle any trade made by the Holder after exercise of this warrant.

The person or persons in whose name(s) any certificate(s) representing shares of Common Stock shall be issuable upon exercise of this warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this warrant is exercised.

3. Stock Fully Paid; Reservation of Shares.  All Shares that may be issued upon the exercise of the rights represented by this warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this warrant. If at any time during the term of this warrant the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4. Adjustment of Warrant Price and Number of Shares.  The number of shares of Common Stock purchasable upon the exercise of this warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger.  In case of any reclassification or change of securities of the class issuable upon exercise of this warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this warrant), the Company, or such successor or purchasing corporation, as the case may be, shall (i) in the case of a merger described above, execute and deliver to the Holder a new warrant (in form and substance reasonably satisfactory to the Holder), so that the Holder shall have the right to receive, upon exercise of this warrant, at a total purchase price equal to that payable upon the exercise of the unexercised portion of this warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such merger or sale by a Holder of the number of shares of Common Stock then purchasable under this warrant and (ii) in the case of a reclassification or change in the securities issuable upon exercise of this warrant described above, the Holder shall have the right to receive, upon exercise of this warrant, at a total purchase price equal to that payable upon the exercise of the unexercised portion of this warrant, and (A) in lieu of the shares of Common Stock theretofore issuable upon exercise of this warrant, the number of shares of Common Stock then purchasable under this warrant upon such reclassification or other change in the securities issuable upon exercise of this warrant or (B) in lieu of cash theretofore issuable upon exercise of this warrant, the amount of cash then issuable under this warrant upon such reclassification or other change in the securities issuable upon exercise of this warrant. Any new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes, mergers and sales.

(b) Subdivision or Combination of Shares.  If the Company at any time while this warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions.  If the Company at any time while this warrant is outstanding and unexpired shall (i) pay a dividend with respect to Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the Holder of this warrant shall receive upon exercise of this warrant a proportionate share of any such dividend or distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares.  Upon each adjustment in the Warrant Price, the number of shares of Common Stock purchasable hereunder shall be adjusted, rounded up to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

5. Notice of Adjustments.  Whenever the Warrant Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its acting chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed to the Holder of this warrant.

6. Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the product resulting from multiplying the then fair market value of the Common Stock (as determined pursuant to Section 9(c) below) on the date of exercise by such fraction.

7. Compliance with Act; Disposition of Warrant or Shares of Common Stock.

(a) Compliance with Act.  The Holder of this warrant, by acceptance hereof, agrees that this warrant, and the shares of Common Stock to be issued upon exercise hereof are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this warrant, or any shares of Common Stock except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. Upon exercise of this warrant, unless the Shares being acquired are registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available, the Holder hereof shall confirm in writing that the shares of Common Stock so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Securities Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This warrant and all shares of Common Stock issued upon exercise of this warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

Said legend shall be removed by the Company, upon the request of a Holder, at such time as the restrictions on the transfer of the applicable security have terminated.

(b) Disposition of Warrant or Shares.  This warrant and any shares of Common Stock acquired pursuant to the exercise or conversion of this warrant may be transferred only pursuant to a registration statement filed under the Securities Act or an exemption from such registration. Subject to such restrictions, the Company shall transfer this warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act to establish that such transfer is being made in accordance with the terms hereof, and a new warrant shall be issued to the transferee and the surrendered warrant shall be canceled by the Company. Each certificate representing this warrant or the shares of Common Stock thus transferred (except a transfer pursuant to Rule 144 or 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(c) Applicability of Restrictions.  Neither any restrictions of any legend described in this warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this warrant (or the Common Stock obtainable upon exercise hereof) or any part hereof (i) to a partner of the Holder if the Holder is a partnership or to a member of the Holder if the Holder is a limited liability company, (ii) to a partnership of which the Holder is a partner or to a limited liability company of which the Holder is a member, or (iii) to any affiliate of the Holder if the Holder is a corporation; provided, however, in any such transfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by the terms of this warrant as if an original Holder hereof.

8. Rights as Shareholders; Information.  No Holder of this warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

9. Right to Convert Warrant into Stock: Net Issuance.

(a) Right to Convert.  In addition to and without limiting the rights of the Holder under the terms of this warrant, the Holder shall have the right to convert this warrant or any portion thereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 9 at any time or from time to time during the term of this warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock as is determined according to the following formula:

X = (B – A) divided by Y

Where: X = the number of shares of Common Stock that shall be issued to Holder

Y = the fair market value of one share of Common Stock

A = the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)

B = the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

If shares of Common Stock are issuable pursuant to this Section 9, no fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined).

(b) Method of Exercise.  The Conversion Right may be exercised by the Holder by the surrender of this warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A-1) specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this warrant which are being surrendered (referred to in Section 9(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”). Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.

(c) Determination of Fair Market Value.  For purposes of this Section 9, “fair market value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean: (i) if traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date as reported by

Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”); (ii) if traded on a market that is not a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date as reported by Bloomberg; and (iii) if there is no public market for the Common Stock, then fair market value shall be determined by the Board of Directors of the Company in good faith.

(d) Automatic Exercise:  If this Warrant would terminate or expire but for the application of this Section 9(d), then if the fair market value of one share of Common Stock exceeds the Warrant Price this Warrant shall be deemed automatically converted pursuant to this Section 9 immediately prior to such termination or expiration.

10. Representations and Warranties.  The Company represents and warrants to the Holder of this warrant as follows:

(a) This warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

(c) The execution and delivery of this warrant are not, and the issuance of the Shares upon exercise of this warrant in accordance with the terms hereof will not be, inconsistent with the Company’s articles of incorporation or bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

11. Registration Rights.

(a) If requested by the Holder (the “Demand Registration Right”), the Company shall prepare and, as soon as practicable but in no event later than 30 calendar days after receiving such a request from the Holder (the “Filing Deadline”), file with the Commission a Registration Statement on Form S-3 (the “Registration Statement”) covering the resale of all of the shares of Common Stock issuable upon exercise of any Warrants issued to the Holder under the Note on or before the date of such demand (the “Registrable Securities”). The Holder shall have only one Demand Registration Right, and such Demand Registration Right shall apply to all Registrable Securities issuable to Holder on or before the date of the demand upon the exercise of the Warrants issued by the Company to the Holder in connection with the transactions contemplated by the Note.

(b) The Registration Statement prepared pursuant hereto shall register the Registrable Securities for resale, including the number of shares of Common Stock issuable upon exercise of the Warrants by the Holder from time to time in accordance with the methods of distribution elected by such Holder. The Company shall use its best efforts to have the Registration Statement declared effective by the Commission as soon as practicable, but not later than 90 calendar days after the Filing Deadline (the “Effectiveness Deadline”); provided, however, that if the Commission reviews the Registration Statement and requires the Company to make modifications thereto, then the Effectiveness Deadline shall be extended to 120 calendar days after the Filing Deadline. In the event that, before the Registration Statement is declared effective, the offices of the Securities and Exchange Commission are closed due to acts of God, war or terror (or similar circumstances), the Effectiveness Deadline will be extended by a number of days equal to the days of any such closure.

12. Modification and Waiver.  This warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13. Notices.  Any notice, request, communication or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated therefore on the signature page of this warrant.

14. Binding Effect on Successors.  This warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Common Stock issuable upon the exercise or conversion of this warrant shall survive the exercise, conversion and termination of this warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.

15. Lost Warrants or Stock Certificates.  The Company covenants to the Holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such warrant or stock certificate, the Company will make and deliver a new warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated warrant or stock certificate.

16. Descriptive Headings.  The descriptive headings of the various sections of this warrant are inserted for convenience only and do not constitute a part of this warrant. The language in this warrant shall be construed as to its fair meaning without regard to which party drafted this warrant.

17. Governing Law.  This warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Minnesota.

18. Remedies.  In case any one or more of the covenants and agreements contained in this warrant shall have been breached, the Holder hereof (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this warrant.

19. No Impairment of Rights.  The Company will not, by amendment of its articles of incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this warrant against impairment.

20. Severability.  The invalidity or unenforceability of any provision of this warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this warrant, which shall remain in full force and effect.

21. Recovery of Litigation Costs.  If any legal action or other proceeding is brought for the enforcement of this warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

22. Entire Agreement; Modification.  This warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

(Signature page follows)

The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

ATS MEDICAL, INC.

By:

Name:
Title:

Address:

3905 Annapolis Lane North
Suite 105
Minneapolis, MN 55447

EXHIBIT A-1

NOTICE OF EXERCISE

To: ATS MEDICAL, INC. (the “Company”)

1. The undersigned hereby:

☐	elects to purchase shares of common stock of the Company pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐	elects to exercise its net issuance rights pursuant to Section 9 of the attached warrant with respect to shares of common stock.

2. Please issue a certificate or certificates representing shares in the name of the undersigned or in such other name or names as are specified below:

Name:
Address:

3. The undersigned represents that any aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(“Holder”)

By:

Its:

Date:     , 20

SECURITY AGREEMENT

This Security Agreement (as amended, modified or otherwise supplemented from time to time, this “Security Agreement”), dated as of          , 2010, is executed by the companies as signatories hereto (collectively, “Company”), in favor of Medtronic, Inc., a Minnesota corporation (“Secured Party”).

RECITALS

A. Company has executed and delivered to Secured Party a Promissory Note of even date herewith (as amended, modified or otherwise supplemented from time to time, the “Note”).

B. In order to induce Secured Party to extend the credit evidenced by the Note, Company has agreed to enter into this Security Agreement and to grant to Secured Party the security interest in the Collateral described below.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company hereby agrees with Secured Party as follows:

1. Definitions and Interpretation.  When used in this Security Agreement, the following terms have the following respective meanings:

“Asset(s)” means the Collateral (defined below) and the Intellectual Property (defined below).

“Collateral” has the meaning given to that term in Section 2 hereof.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Company connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Obligations” means all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Notes and the other Loan Documents, including, all interest, fees, charges, expenses, reasonable attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Permitted Liens” means:

(a) Liens existing on the date hereof and shown on Schedule A or arising under this Security Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Company maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens and capital leases (i) on Equipment acquired or held by Company incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness then due may not increase;

(e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of Company’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Secured Party a security interest;

(f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Company’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under the Note;

(i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Company;

(j) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(k) exclusive licenses of Intellectual Property granted to Persons who are not affiliates of Company in the ordinary course of Company’s business in connection with joint ventures or corporate collaborations provided that such exclusive licenses are specifically approved by Company’s board of directors;

(l) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods by Company;

(n) Liens on insurance proceeds securing the payment of financed insurance premiums;

(o) purported Liens evidences by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into by Company;

(p) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted under this Agreement; provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed of;

(q) Liens encumbering cash collateral or other financial assets securing indebtedness consisting of hedging arrangements permitted hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;

(r) Liens on securities that are the subject of repurchase agreements related to investments by Company; and

(s) Liens arising from (i) judgments or attachments (or securing of appeal bonds with respect thereto) in an aggregate amount of less than $100,000 in circumstances not constituting an Event of Default under the Note.

“UCC” means the Uniform Commercial Code as in effect in the State of Minnesota from time to time.

All capitalized terms not otherwise defined herein shall have the respective meanings given in the Note. Unless otherwise defined herein, all terms defined in the UCC have the respective meanings given to those terms in the UCC.

2. Grant of Security Interest.  As security for the Obligations, upon the first Advance under the Note, Company hereby pledges to Secured Party and grants to Secured Party a security interest in all right, title and interests of Company in and to the property described in Attachment 1 hereto, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”).

3. General Representations and Warranties.  Company represents and warrants to Secured Party that (a) Company is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Company acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral, other than Permitted Liens; (b) upon the filing of UCC-1 financing statements in the appropriate filing offices, Secured Party has (or in the case of after-acquired Collateral, at the time Company acquires rights therein, will have) a perfected security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing, except for Permitted Liens; (c) all Inventory has been (or, in the case of hereafter produced Inventory, will be) produced in compliance with applicable laws, including the Fair Labor Standards Act; (d) all accounts receivable and payment intangibles described in Company’s books and records are genuine and enforceable against the party obligated to pay the same; (e) the originals of all documents evidencing all accounts receivable and payment intangibles of Company and the only original books of account and records of Company relating thereto are, and will continue to be, kept at the chief executive office of Company set forth on Schedule A or at such other locations as Company may establish in accordance with Section 4(d), and (f) all information set forth in Schedule A hereto is true and correct in all material respects.

4. Covenants Relating to the Assets.  Company hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien, except for Permitted Liens; (b) not to use or permit any Asset to be used (i) in violation in any material respect of any applicable law, rule or regulation, or (ii) in violation of any policy of insurance covering the Assets; (c) to pay promptly when due all taxes and other governmental charges, all Liens and all other charges now or hereafter imposed upon or affecting any Asset (other than any of the foregoing the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of Company, and other than taxes, fees, charges or assessments with respect to which the failure to pay would not have a material adverse effect on Company); (d) without 30 days’ written notice to Secured Party, (i) not to change Company’s name or place of business (or, if Company has more than one place of business, its chief executive office), or the office in which Company’s records relating to accounts receivable and payment intangibles are kept, and (ii) not to change Company’s state of incorporation, (e) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof; (f) to keep separate, accurate and complete records of the Assets and to provide Secured Party with such records and such other reports and information relating to the Assets as Secured Party may reasonably request from time to time; (g) not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Asset or right or interest therein, and to keep the Assets free of all Liens except Permitted Liens; provided that Company may sell, lease, transfer, license or otherwise dispose of any of the Collateral as follows: (i) sales of Inventory in the ordinary course of business; (ii) dispositions of worn-out or obsolete Equipment; (iii) granting Permitted Liens; (iv) dispositions of property from one Company to another Company; (v) dispositions of cash equivalents for cash or other cash equivalents; (vi) abandonment of non-material intellectual property assets in the ordinary course of business; (vii) surrender, release or waiver of contract rights in the ordinary course of business; (viii) sales or other dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property; (ix) charitable donations in the ordinary course of business and consistent with past practices; or (x) other dispositions not otherwise permitted under the foregoing clauses (i)-(ix), in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year; and (h) to comply with all material requirements of law relating to the production, possession, operation, maintenance and control of the Collateral (including the Fair Labor Standards Act).

5. Authorized Action by Secured Party.  Until the termination of the security interest described in Section 7(b), Company hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Company or any third party for failure so to do) any act which Company is obligated by this Security Agreement to perform, and to exercise such rights and powers as Company might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; (e) pay any indebtedness of Company relating to the Collateral; (f) execute documents, instruments and agreements required hereunder; and (g) file UCC financing statements; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (f) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Company agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including attorneys’ fees, Secured Party may incur while acting as Company’s attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party ’s possession; provided, however, that Secured Party shall not be required to make any presentment, demand or protest, or give any notice and need not take any action to preserve any rights against any prior party or any other person in connection with the Obligations or with respect to the Collateral.

6. Default and Remedies.

(a) Default.  Company shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default (as defined in the Note).

(b) Remedies.  Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by law, including the right to: (a) require Company to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party; and (b) prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent Secured Party deems appropriate. Company hereby agrees that ten (10) days’ notice of any intended sale or disposition of any Collateral is reasonable.

(c) Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Secured Party at the time of, or received by Secured Party after, the occurrence and during the continuance of an Event of Default) shall be paid to and applied as follows:

(i) First, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Secured Party;

(ii) Second, to the payment to Secured Party of the amount then owing or unpaid to Secured Party (to be applied first to accrued interest and second to outstanding principal);

(iii) Third, to the payment of other amounts then payable to Secured Party under any of the Transaction Documents; and

(iv) Fourth, to the payment of the surplus, if any, to Company, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

7. Miscellaneous.

(a) Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Company or Secured Party under this Security Agreement shall be delivered in accordance with Notice provision of the Note.

(b) Termination of Security Interest.  Upon the payment or satisfaction in full of all Obligations (including pursuant to the offset provisions in the Note) and the cancellation or termination of any commitment to extend credit, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Company.

(c) Nonwaiver.  No failure or delay on Secured Party ’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(d) Amendments and Waivers.  This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Company and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(e) Assignments.  This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Company and their respective successors and assigns; provided, however, that Company may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.

(f) Cumulative Rights, etc.  The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, any Transaction Document or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s rights hereunder. Company waives any right to require Secured Party to proceed against any person or entity or to exhaust any Collateral or to pursue any remedy in Secured Party’s power.

(g) Partial Invalidity.  If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(h) Expenses.  Company shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

(i) Entire Agreement.  This Security Agreement taken together with the other Loan Documents constitute and contain the entire agreement of Company and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(j) Other Interpretive Provisions.  References in this Security Agreement and each of the other Loan Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Security Agreement or any other Loan Document refer to this Security Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Security Agreement or any other Loan Document shall not be construed to be limiting or exclusive.

(k) Governing Law.  This Security Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to conflicts of law rules (except to the extent governed by the UCC).

(l) Counterparts.  This Security Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

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IN WITNESS WHEREOF, each of the below-named entities has caused this Security Agreement to be executed as of the day and year first above written.

ATS Medical, Inc., a Minnesota corporation

By:

Its:

3F Therapeutics, Inc., a Delaware corporation

By:

Its:

ATS Acquisition Corp., a Minnesota corporation

By:

Its:

MEDTRONIC, INC.
a Minnesota corporation,
as Secured Party

By:

Name:

Title:

[Signature page to Security Agreement]

ATTACHMENT 1
TO SECURITY AGREEMENT

Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Security Agreement to which this Attachment 1 is attached.

The Collateral consists of all of Company’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Company’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) Intellectual Property, (b) any lease, license, contract, instrument or agreement to which any Company is a party, if and so long as the pledge of, or grant of a security interest therein or in property subject thereto would result in (i) a breach of applicable law or (ii) a breach, termination or default under the terms of such lease, license, contract, instrument or agreement or any agreement to which such property is subject (in each case, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, however, that to the extent severable, the Collateral shall include and the security interest shall attach immediately to any portion of such lease, license, contract, instrument or agreement that does not result in any consequences specified in subclauses (i) and (ii) above; (c) any Equipment owned by any Company that is subject to a purchase money Lien or a capital lease, in each case, if the agreement pursuant to which such Lien is granted (or in the documents providing for such Lien or capital lease) prohibits the grant of a security interest under this Security Agreement or requires the consent of any person other than such Company which has not been obtained, provided, however, that the Collateral shall include and such security interest shall attach immediately at such time as the condition shall be removed or to the extent such prohibitions shall be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or (d) more than 65% of the outstanding equity interests in a subsidiary of a Company which is organized outside of the United States.

SCHEDULE A
TO SECURITY AGREEMENT

COMPANY PROFILE

1. Information on Company.  Company’s legal name, date and state of incorporation, organizational identification number and tax identification number and are as follows:

Organizational
	Date of	State of	Identification	Tax Identification
Name	Incorporation	Incorporation	Number	Number

ATS Medical, Inc.	June 26, 1987	Minnesota	5P-793	41-1595629
3F Therapeutics, Inc.	June 2, 1998	Delaware	2902908	33-0819893
ATS Acquisition Corp.	June 15, 2007	Minnesota	2399569-2	77-0691131

2. Existing Permitted Liens.

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the “Agreement”), dated as of          , 2010, is made and given by ATS Acquisition, Inc., a Minnesota corporation (the “Pledgor”), to Medtronic, Inc., a Minnesota corporation and its endorsees and assigns (the “Lender”).

RECITALS

A. Pledgor and two of its affiliates, have executed and delivered to the Lender a Note dated as of the date hereof in the original principal amount of $30,000,000 (as the same may hereafter be amended, restated, or otherwise modified from time to time, the “Note”) pursuant to which the Lender has agreed to extend to the Borrower certain credit accommodations and executed a Security Agreement in favor of the Lender dated as of the date hereof (the “Security Agreement”).

B. The Pledgor is the owner free and clear of any liens or security interests of the Stock (defined below).

C. It is a condition precedent to the obligation of the Lender to extend credit accommodations pursuant to the terms of the Note that this Agreement be executed and delivered by the Pledgor.

AGREEMENTS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged by the Pledgor, it is agreed as follows:

1. Grant of Security Interest.  As security for the payment and performance of the debt, liability and obligations that arise under or are evidenced by the Note and any documents or agreements executed in connection with the Note and any and all amendments, modifications, replacements thereof, (hereinafter collectively referred to as the “Obligations”), upon the first Advance under the Note, the Pledgor does transfer, assign and grant to the Lender a security interest (the “Security Interest”) in all of Pledgor’s right, title and interest in and to the following (hereinafter collectively referred to as the “Collateral”), whether now owned or hereafter acquired or arising:

(a) all of Pledgor’s now existing and/or hereafter arising interest (collectively, the “Stock”) in: ATS Medical France, SARL, a French corporation; ATS Medical GmbH, a German corporation; and ATS Medical Belgium SPRL, a Belgian corporation (collectively, the “Issuers”). All Stock now held by Pledgor is itemized on Schedule 1(a) attached hereto; and

(b) any instruments representing the Stock and all income, distributions, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Stock; and

(c) all proceeds of any and all of the foregoing (including, without limitation, proceeds that constitute property of types described above).

2. Possession and Delivery of Pledged Collateral. The Pledgor shall deliver all instruments, if any, representing or evidencing the Collateral to the Lender to be held by the Lender pursuant hereto, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender. The Lender shall have the right at any time to exchange instruments representing or evidencing Collateral for instruments of smaller or larger denominations.

3. Voting Rights; Dividends; Etc.

(a) Subject to Section 3(d) below, the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right if such action could reasonably be expected to have a material adverse effect on the value of the Collateral or any material part thereof.

(b) Subject to Section 3(e) below, the Pledgor shall be entitled to receive, retain, or use in any manner not prohibited by this Agreement any and all dividends and other distributions other than stock dividends paid in respect of the Collateral.

(c) The Lender shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 3(a) hereof and to receive the dividends and other distributions that it is authorized to receive and retain pursuant to Section 3(b) hereof.

(d) Upon the occurrence and during the continuance of any Event of Default (defined below), the Lender shall have the right in its sole discretion,

(i) to terminate all rights of the Pledgor to exercise or refrain from exercising the voting and other consensual rights that the Pledgor would otherwise be entitled to exercise pursuant to Section 3(a) hereof, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights, and

(ii) to cause any or all of the Collateral to be transferred of record into the name of the Lender or its nominee.

The Pledgor irrevocably appoints the Lender as proxy, with full power of substitution and revocation, upon the occurrence of any Event of Default and so long as such Event of Default continues, to exercise the Lender’s rights to attend meetings, vote, consent to and/or take any action respecting the Collateral or any issuer thereof as fully as the Pledgor might do. This proxy remains effective so long as any of the Obligations are unpaid. In addition, the Pledgor shall execute and deliver all such other proxies and other instruments as may be necessary or appropriate to give effect to the rights specified in this Section 3(d). The Pledgor irrevocably agrees, upon the occurrence of an Event of Default and so long as such Event of Default continues, to the extent the Lender is incapable of exercising Pledgor’s rights to attend meetings, vote, consent to and/or take any action respecting the collateral or any issuer thereof as fully as the Pledgor might do, to exercise all such rights at the Lender’s direction in the Lender’s sole discretion.

(e) Upon the occurrence and during the continuance of any Event of Default:

(i) all rights of the Pledgor to receive the dividends and other distributions that the Pledgor would otherwise be authorized to receive and retain pursuant to Section 3(b) hereof shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to receive and hold such dividends and other distributions as Collateral hereunder in accordance with Section 6 hereof, and

(ii) all dividends and other distributions that are received by the Pledgor contrary to the provisions of paragraph (i) of this Section 3(e) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Lender as Collateral in the same form as so received (with any necessary endorsement).

4. Pledgor’s Representations, Warranties and Covenants.  Pledgor represents, warrants, covenants and agrees:

(a) Authorization.  Pledgor has full power, authority and authorization to execute, enter into, deliver and perform this Agreement. Except to the extent required under the laws of any foreign jurisdiction under which an issuer of Stock is organized or incorporated, the execution, delivery and performance of this Agreement will not: (i) require any consent or approval of any entity which has not been obtained; or (ii) violate any provision of any indenture, contract, agreement or instrument to which the Pledgor is a party or by which the Pledgor is bound.

(b) With Respect to Collateral.

(i) The Pledgor is the legal and beneficial owner of the Collateral free and clear of any lien, claim or encumbrance except for the security interest created by this Agreement. Without in any way limiting the generality of the foregoing, the Collateral is not subject to any “blanket” security interests granted by the Pledgor other than in favor of the Lender. The Pledgor has not granted, and will not grant or permit to exist, any lien or security interests in all or any portion of the Collateral other than the Permitted Liens as defined in the Security Agreement.

(ii) The grant of the security interest in the Collateral by the Pledgor pursuant to this Agreement, together with the filing of a UCC financing statement covering any of the Collateral which may constitute general intangibles, creates a valid and perfected first priority lien on and security interest in the Collateral subject to requirements of laws of any foreign jurisdiction under which an issuer of Stock is organized or incorporated. Pledgor shall defend the Collateral against all claims and demands of all and any other persons at any time claiming any interest therein adverse to the Lender.

(iii) The Pledgor agrees that the Pledgor will not (1) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (2) create or permit to exist any lien, claim or encumbrance upon or with respect to any such Collateral (other than the lien in favor of the Lender and Permitted Liens (as defined in the Security Agreement)).

(iv) The Pledgor shall promptly pay when due all taxes and other charges levied or assessed upon or against any Collateral, and shall execute such writings and take such other actions with respect to the Collateral as the Lender may request.

(v) The Pledgor shall deliver to the Lender upon receipt all notices, reports and other writings received by the Pledgor as owner or holder of any Collateral.

(vi) No one except the Lender has control over any of the Stock, and the Pledgor has not entered into any agreement that gives anyone except the Lender control over any of the Stock. The Lender shall not permit anyone other than the Lender to have control over any of the Stock. The Pledgor shall not enter into any agreement that gives anyone except the Lender control over any of the Stock. In this Agreement, the term “control” has the meaning assigned to that term in the Uniform Commercial Code as adopted by Delaware (the “Code”).

(vii) The Pledgor shall not permit its interest in any of the Issuers to be less than 100% of the total equity interests in such Issuer at any time.

(d) Actions and Proceedings.  There are no actions at law, suits in equity or any other proceedings before any governmental agency, commission, bureau, or other arbitration proceedings against or affecting the Pledgor that if adversely determined would adversely affect the Pledgor’s interest in the Collateral or would adversely affect the rights of the Pledgor to pledge and assign all or a part of the Collateral or the rights and security afforded the Lender hereunder.

(e) Costs of Collection.  The Pledgor shall reimburse the Lender, upon demand, for: (i) all of the Lender’s reasonable costs and expenses, including without limitation reasonable attorneys’ fees and legal expenses, with interest thereon, incurred by the Lender in connection with the enforcement by the Lender during the term hereof or thereafter of any of the rights or remedies of the Lender hereunder, including without limitation, reasonable costs and expenses of collection in the Event of Default, whether or not suit is filed with respect thereto and whether such costs are paid or incurred, or to be paid or incurred, prior to or after entry of judgment; (ii) all taxes, levies, and other expenses relating to preserving the Collateral; and (iii) all costs of the Lender incurred in disposing of the Collateral.

5. Event of Default.  It shall be an Event of Default under this Agreement upon the happening of any of the following:

(a) an Event of Default (as defined therein) occurs under the Note or any other document executed in connection with the Note; or

(b) the Pledgor shall fail to comply with or perform in any respect any of the terms, conditions or covenants of this Agreement or any other agreement of the Pledgor in favor of the Lender and such failure continues for 30 days after written notice from Lender; or

(c) any representation or warranty made by the Pledgor herein or in any document, instrument or certificate given in connection with this Agreement shall be false when made in any material respect.

6. Remedies.  Upon an Event of Default and so long as such Event of Default continues, the Lender may declare all Obligations immediately due and payable, and may, at its option, without notice, do any one or more of the following:

(a) Either in person or by agent, with or without bringing any action or proceeding, or by a receiver to be appointed by a court, enforce and exercise all of the rights of the Pledgor and all of the rights of the Lender hereunder.

(b) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code in effect at that time (whether or not the Code then applies to the affected Collateral), and may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash and upon such other terms as the Lender may reasonably believe are commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Exercise any of the remedies available to a secured party under the Code.

(d) Proceed immediately to exercise each and all of the powers, rights, and privileges reserved or granted to the Lender under this Agreement.

(e) Proceed to protect and enforce this Agreement by suits or proceedings or otherwise, and enforce any other legal or equitable remedy available to the Lender.

Any cash held by the Lender as Collateral and all cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Lender, be held by the Lender as collateral for, or then or at any time thereafter, or if the Pledgor requests, be applied in whole or in part by the Lender for its benefit against, all or any part of the Obligations. To the extent that such cash or such proceeds are to be applied against all or any part of such obligations, they shall be applied as follows:

First:  to the payment of the reasonable costs and expenses of such sale or other disposition, including the reasonable out of pocket expenses of the Lender and the reasonable fees and expenses of counsel employed in connection therewith, and to the payment of all advances made by the Lender for the account of the Pledgor pursuant to this Agreement;

Second:  to the payment of all reasonable costs and expenses incurred by the Lender, in connection with the administration and enforcement of this Agreement, to the extent they shall not have been previously reimbursed;

Third:  to the payment of any and all other Obligations; and

Fourth:  any surplus after such application shall be paid to the Pledgor, or as otherwise required by law or as a court of competent jurisdiction may direct.

7. Waiver of Certain Claims.  The Pledgor acknowledges that because of present or future circumstances, a question may arise under the Securities Act of 1933, as from time to time amended (the “Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. The Pledgor understands that compliance with the Securities Laws may very strictly limit the course of conduct of the Lender if the Lender were to attempt to dispose of all or any portion of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of the Collateral or any portion thereof may dispose of the same. There may be other legal restrictions or limitations affecting the Lender in any attempt to dispose of all or any portion of the Collateral under the applicable Blue Sky or other securities laws or similar laws analogous in purpose or effect. The Lender may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Collateral for such purchasers’ own account for investment only and not to engage in a distribution or resale thereof. The Pledgor agrees that the Lender shall not incur any liability as a result of the sale of the Collateral or any portion thereof at any private sale of stock, if a private sale is effected by the Lender in a manner that the Lender reasonably believes is in all other respects commercially reasonable (within the meaning of the Code). The Pledgor hereby waives any claims against the Lender arising by reason of the fact that the price at which the Collateral may have been sold at such sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Lender shall accept the first offer received and does not offer any portion of the Collateral to more than one possible purchaser. The Pledgor further agrees that the Lender has no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer of such Collateral to qualify or register such Collateral for public sale under the Securities Laws, applicable Blue Sky laws and other applicable state and/or federal securities laws, even if such issuer would agree to do so, or to delay the sale of any Collateral for any other or no reason. Without limiting the generality of the foregoing, the provisions of this Section 7 would apply if, for example, the Lender were to place all or any portion of the Collateral for private placement by an investment banking firm, or if such investment banking firm purchased all or any portion of the Collateral for its own account, or if the Lender placed all or any portion of the Collateral privately with a purchaser or purchasers.

8. Authorization to File Financing Statements; Further Assurances.   Pledgor hereby authorizes the filing of such financing statements as the Lender may deem necessary or useful to be filed in order to perfect the Security Interest. In addition, the Pledgor shall execute and deliver to the Lender, promptly and at the Pledgor’s expense, such other documents and assurances, and take such further action as the Lender may reasonably request, in order to effectively carry out the intent and purpose of this Agreement, and to establish and protect the rights, interests and remedies of the Lender hereunder. The Pledgor agrees that the Lender is authorized, at its option, to file a carbon, photographic or other reproduction of this Agreement as a financing statement and shall be sufficient as a financing statement under the Code and to file financing statements or amendments thereto without the signature of the Pledgor and, if a signature is required by law, then Pledgor appoints the Lender as the Pledgor’s attorney-in-fact to execute any such financing statements.

9. Cumulative Remedies.  All of the Lender’s rights and remedies herein are cumulative and in addition to any rights or remedies available at law or in equity including the Code, and may be exercised concurrently or separately.

10. Indemnification.  The Pledgor shall and does hereby agree to indemnify against and to hold the Lender harmless of and from any and all liability, loss or damage which it may or might incur under or by reason of this Agreement and of and from any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements of this Agreement, excepting the gross negligence or willful misconduct of the Lender. The Lender shall notify Pledgor of any event requiring indemnification within ten days following the Lender’s receipt of notice of commencement of any action or proceeding, or the Lender’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder. The Pledgor will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of its choice. If the Pledgor elects to assume the defense or settlement of any such action or proceeding, the Lender (and its counsel) may continue to participate at its own expense in such action or proceeding. If the Lender incurs any such liability, or if the Lender is required to defend against any such claims or demands or if a judgment is entered against the Lender, then the amount thereof, including costs, expenses, and reasonable attorneys’ fees, shall bear interest thereon at the highest rate then in effect under the Note, shall be secured hereby, and the Pledgor shall reimburse the Lender for the same immediately upon demand, and upon the failure of the Pledgor so to do, the Lender may declare all Obligations immediately due and payable.

11. Attorney in Fact.  The Pledgor hereby irrevocably appoints the Lender and its successors and assigns as the Pledgor’s agent and attorney-in-fact, which appointment is coupled with an interest, to exercise any rights or remedies with respect to the Collateral or to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Collateral or any part thereof to the extent expressly provided herein and to give full discharge for the same. This appointment shall become immediately effective upon the occurrence of any Event of Default and shall continue for the continuance thereof.

12. Lender’s Duties.  The powers conferred on the Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any

Collateral in its possession and the accounting for monies and for other properties actually received by it hereunder, the Lender shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Lender has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property of like kind.

13. Continuing Rights.  The rights and powers of the Lender or receiver hereunder shall continue and remain in full force and effect until all Obligations are indefeasibly paid in full.

14. Books and Records.  The Pledgor will permit the Lender and its representatives to examine the Pledgor’s books and records (including data processing records and systems) with respect to the Collateral and make copies thereof at any time and from time to time, and the Pledgor will furnish such information reports to the Lender and its representatives regarding the Collateral as the Lender and its representatives may from time to time request. The Lender shall have the authority, at any time, to require the Pledgor to place upon the Pledgor’s books and records relating to the Collateral and other rights to payment covered by the security interest created in this Agreement a notation stating that any such Collateral and other rights of payment are subject to a security interest in favor of the Lender.

15. Assigns.  This Agreement and each and every covenant, agreement and provision hereof shall be binding upon the Pledgor and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.

16. Governing Law.  This Agreement is executed pursuant to and shall be governed by the laws of the State of Minnesota, except to the extent that the validity or perfection of the security interest granted hereunder, or the remedies provided hereunder, in respect of the Collateral are mandatorily governed by the laws of a jurisdiction other than the State of Minnesota.

17. Severability.  It is the intent of this Agreement to confer to the Lender the rights and benefits hereunder to the full extent allowable by law including all rights available under the Code. The unenforceability or invalidity of any provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid. Any provisions found to be unenforceable shall be severable from this Agreement.

18. Notices.  Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notice expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Registered or Certified Mail, Return Receipt Requested, bearing adequate postage, or delivery by reputable private carrier such as Federal Express, Airborne, DHL or similar overnight delivery service, and addressed as hereinafter provided. Each such notice shall be effective upon being deposited as aforesaid. The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent. Each notice shall be addressed to the address of the recipient as set forth on the signature page to this Agreement. By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto shall have the right from time to time and at any time during the term of this Agreement to change its address and shall have the right to specify as its address any other address within the United States of America.

19. Captions and Headings.  The captions and headings of the various sections of this Agreement are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

20. Marshalling; Payments Set Aside.  The Lender shall be under no obligation to marshall any assets in favor of the Pledgor or any other person or entity or against or in payment of any or all of the Obligations. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such Obligations is rescinded or must otherwise be returned by the Lender or any other person or entity upon the insolvency, bankruptcy or reorganization of the Pledgor or otherwise, all as though such payment had not been made.

THE PLEDGOR has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGOR:

ATS Acquisitions, Inc.,
a Minnesota corporation

By:
Name:
Title:

Address for Pledgor:

Address for Lender:
Medtronic, Inc.
710 Medtronic Parkway, LC 270
Minneapolis, Minnesota 55432
Attention: Vice President, Business Development

STATE OF          )

                             ) ss.

COUNTY OF          )

The foregoing instrument was acknowledged before me this      day of          , 2010, by           (who is known to me personally or who produced a driver’s license as identification), the           of ATS Acquisitions, Inc., on behalf of said corporation.

Notary Public

(Notary Seal)

SCHEDULE 1(a)

STOCK HELD BY PLEDGOR

Owned Stock
	Jurisdiction of	Certificate	Shares Evidenced by
Name of Issuer	Incorporation	Number(s)	Each Certificate

ATS Medical France, SARL	France
ATS Medical GmbH	Germany
ATS Medical Belgium SPRL	Belgium

EXHIBIT C

Form of Non Competition Agreement

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (“Agreement”) is entered into by and between Astrid M. Berthe (“Individual”) and Medtronic, Inc., a Minnesota corporation (“Parent”), as of April 28, 2010, and shall become effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, Parent, ATS Medical, Inc., a Minnesota corporation (the “Company”), and Pilgrim Merger Corporation, a Minnesota corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter, or have entered, into an Agreement and Plan of Merger on or about April 28, 2010 (the “Merger Agreement”), pursuant to which, on the Effective Date, Parent will acquire the capital stock and business (including goodwill, trade secrets, and other confidential or proprietary business information) of the Company by the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, Individual is an employee of the Company and also owns common stock, options, restricted stock units and/or warrants to purchase common stock, of the Company, which in the Merger will be converted into the right to receive the Merger Consideration as provided in the Merger Agreement;

WHEREAS, Parent and the Company have agreed that Parent’s obligation to execute the Merger Agreement and consummate the transactions contemplated thereby is subject to the condition, among others, that Individual shall have entered into this Agreement;

WHEREAS, Individual desires to induce Parent to enter into the Merger Agreement and consummate the transactions contemplated thereby and acknowledges that this Agreement is ancillary to the Merger Agreement, and it is a condition to Parent’s execution or consummation of the Merger Agreement that Individual enter into this Agreement;

WHEREAS, Individual and Parent mutually desire that the entire goodwill of the Company be transferred to Parent as part of the Merger and acknowledge that Parent’s failure to receive the entire goodwill contemplated by the Merger would have the effect of reducing the value of the Company to Parent; and

NOW, THEREFORE, in consideration of the foregoing and to induce Parent to enter into the Merger Agreement and to consummate the Merger, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

AGREEMENT

1. Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

(a) Parent Entities.  For purposes of this Agreement, “Parent Entities” means Medtronic, Inc. and all of its subsidiaries and affiliated corporations and the operating divisions of any of them (including, but not limited to, the Company from and after the Merger).

(b) Effective Date.  This Agreement shall be effective as of the Effective Time (the “Effective Date”).

(c) All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

2. Noncompetition and Nonsolicitation Covenants.  Individual acknowledges that (i) the Company has developed goodwill that is being purchased pursuant to the Merger Agreement, (ii) Individual has participated in developing Company goodwill in connection with the development and marketing of products and services to customers of the Company, and (iii) Individual has had access to Confidential Information of the Company (defined below). Accordingly, from the Effective Date until the earlier of (i) the two-year anniversary of the Effective Date, or (ii) one year after Individual ceases to be employed by any of the Parent Entities, Individual will not:

(a) engage, anywhere in the Restricted Territory (as defined below), in any business (including, without limitation, research and development, sales, clinical studies, product development, marketing), operations, activities and/or services that are related to (i) mechanical or tissue heart valves, conduits or delivery systems; or (ii) annuloplasty heart rings, bands, or other heart valve repair products (a “Competing Business”);

(b) directly or indirectly own any interest in, control, be employed by, or render advisory, consulting or other services (including but not limited to services to be performed or related to research) to any person or entity, or subsidiary, subdivision, division, or joint venture of such entity (except Parent or one of the Parent Entities) that engages or participates in a Competing Business in the Restricted Territory (as defined below), provided, however, that the foregoing shall not prohibit Individual from holding a passive equity ownership interest of less than 5% in any entity, and provided further that Individual shall be deemed not to be in breach of the foregoing covenant if Individual is employed by, is engaged on any basis with, or serves in any capacity for, any person or entity engaged in a Competing Business if (i) Individual is not involved in the business activities of such person or entity which would otherwise constitute a Competing Business, and (ii) Individual is not directly responsible for the day to day operations and results of any subsidiary, subdivision, division or joint venture of such person or entity which is engaged in a Competing Business;

(c) directly or indirectly, solicit or attempt to solicit (on Individual’s own behalf or on behalf of any other Person) any employee of the Company, or any subsidiary of Company, or their respective successors or assigns, to leave his or her employment with the Company, or any subsidiary of the Company or any of their respective successors or assigns, including, without limitation, any Parent Entity that is a successor to the business of the Company; provided, however, that that the foregoing shall not prohibit the soliciting of any employee (i) who has not been employed by the Company or any Parent Entity during the preceding six months, (ii) whose employment was terminated by the Company or any Parent Entity other than for cause, or (iii) solicited only through, or who responds to, a general state or nationwide solicitation of employment not specifically directed towards employees of the Company or any Parent Entity; or

(d) directly or indirectly solicit, attempt to solicit, or interfere, or attempt to interfere, with the Company’s relationship (or any Parent Entity that is a successor to the business of the Company) with the Company’s existing customers or potential customers as of the Closing, on behalf of Individual or any other person or entity engaged in a Competing Business, provided however that the foregoing shall not prohibit Individual from directly or indirectly soliciting, or attempting to solicit, any of the Company’s or any Parent Entity’s customers or potential customers for any purpose which is not a Competing Business.

3. Geographic Scope.  Individual acknowledges that the each of the Company and the Parent Entities operates throughout the world and that the market for the Company’s products is worldwide. Individual therefore agrees that the covenants contained in Section 2 shall apply throughout, all states of the United States and within all counties, provinces, districts, and/or other comparable legal boundaries elsewhere throughout the world (the “Restated Territory”).

4. COBRA.  Subject to Individual’s compliance with this Agreement, Parent agrees to cause the Company to pay Individual a monthly amount, in cash, equal to $1,800, to cover the cost of continuation of health insurance coverage insurance for Individual and Individual’s spouse and/or other eligible dependents from the date Individual ceases to be employed by any of the Parent Entities until one year after the date Individual ceases to be employed by the any of the Parent Entities.

5. Confidential Information.

(a) Generally.  Individual recognizes by reason of Individual’s position and ownership stake in the Company, Individual has acquired Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause any of the Parent Entities substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Individual agrees that Individual will not (directly or indirectly) at any time:

(i) knowingly use any Confidential Information that Individual may learn or has learned by reason of Individual’s ownership of or employment with the Company, other than in good faith and only if necessary for the exclusive purposes of carrying out Individual’s duties to the Parent Entities (if any).

(ii) disclose any such Confidential Information to any person, except (A) with the prior consent of Parent, or (B) after using reasonable efforts to obtain confidential treatment of such Confidential Information, for the exclusive purpose of defending any claim with respect to Individual’s obligations under this Agreement.

(b) Definition.  As used herein, “Confidential Information” means any and all information of whatever type (including, without limitation, data, results, technology and all other information) of or relating to the Company, including, without limitation, information relating to (i) the development, research, testing, quality assurance, manufacturing, production, regulatory and marketing activities of the Company, (ii) the products and services of the Company, (iii) financial information and data regarding the Company, (iv) pre-clinical, patient and clinical trials conducted or paid for by or on behalf of the Company, (v) the costs, sources of supply and strategic plans of the Company, (vi) the identity and special needs of the customers of the Company, (vii) patents, trade secrets and other intellectual property of the Company, and (viii) people and organizations with whom the Company has business relationships and the substance of those relationships. Confidential Information also includes comparable information relating to third parties to the extent that the Company has a legal duty to keep such information confidential. Notwithstanding the foregoing, Confidential Information shall not include any information that Individual demonstrates (A) is or becomes generally known or available publicly, other than as a result of disclosure by Individual which is not permitted as described in Section 5(a) hereof, or (B) the Company (or the third party other than Parent, as the case may be) intentionally makes public.

(c) Confirmation.  Individual confirms that all Confidential Information is the exclusive property of the Parent Entities following the Closing. All business records, papers, documents and electronic materials kept or made by Individual relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Parent Entities following the Closing. Upon the request of the Parent Entities at any time after the Closing, Individual shall promptly deliver to the Parent Entities, and shall retain no copies of, any written or electronic materials, records and documents made by Individual or coming into his possession concerning the business or affairs of the Company and which comprise Confidential Information.

(d) Confidentiality of Terms.  Individual shall keep the terms of this Agreement strictly confidential, other than as may be required by law.

6. Injunctive Relief.  In addition to any other relief or remedies afforded by law or in equity, if Individual breaches this Agreement, Individual agrees that Parent shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, and that the prevailing party in any such action shall be entitled to seek reasonable attorneys’ fees to the extent permitted by law. Individual recognizes that products and inventions generated by Individual while an employee of the Company or the Parent Entities or in connection with consulting services rendered by Individual to the Company or the Parent Entities are the property of the Company or the Parent Entities, respectively, the value of which would be adversely affected by Individual’s violation of this Agreement, and Individual hereby admits that irreparable damage will result to the Company and Parent if Individual violates or threatens to violate the terms of this Agreement. This Section 6 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Individual for breach of this Agreement.

7. Severability.  If it is determined by a court of competent jurisdiction that any term or provision of this Agreement is invalid or unenforceable, then (i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8. Authority.  Individual represents and warrants to Parent as follows: (a) Individual has full capacity and authority to enter into this Agreement and to perform Individual’s obligations hereunder; (b) this Agreement has been duly executed and delivered by Individual and constitutes a legal, valid, and binding agreement of Individual, enforceable against Individual in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (c) Individual has a substantial interest in the Company as a significant Individual of the Company.

9. Complete Agreement; Effectiveness.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties, whether written or oral, relating hereto. Notwithstanding any contrary provisions of this Agreement, the effectiveness of this Agreement is conditioned upon and subject to the occurrence of the Merger; and this Agreement shall be null and void if the Merger Agreement is terminated in accordance with Article VII thereof or is otherwise not consummated as substantially contemplated by the Merger Agreement.

10. Waiver, Discharge, Amendment, Etc.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto. This Agreement shall not be superseded by any future agreement entered into between Individual and Parent unless such future agreement specifically refers to this Agreement by date and states specifically by section reference the portions of this Agreement that such future agreement is intended to supersede.

11. Titles and Headings; Construction.  The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Individual and Parent acknowledge that Individual and Parent have jointly participated in the negotiation and drafting of this Agreement, and the parties agree that this Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

12. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned without the express written consent of all parties. Notwithstanding the foregoing, Parent may assign this Agreement to a Sub of Parent or to such business organization that shall succeed to the business of Parent or of such Sub to which this Agreement relates.

13. Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws. The parties hereby agree and consent to be subject to the jurisdiction of any state or federal court in Hennepin County, Minnesota, with respect to all actions and proceedings arising out of or relating to this Agreement (although each party reserves the right to bring such action or proceedings in any other jurisdiction to which the other party is subject, to the extent permitted by law).

14. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Noncompetition Agreement to be executed in the manner appropriate to each, as of the date first above written.

INDIVIDUAL

Astrid M. Berthe

MEDTRONIC, INC.

By:

Its:

Annex B

VOTING AGREEMENT

DATE: April 28, 2010

PARTIES:	Pilgrim Merger Corporation	(hereinafter “Merger Sub”)
a Minnesota corporation

and

	Alta Partners VIII, L.P.,	(hereinafter the “Shareholder”)
a shareholder of ATS Medical, Inc.

RECITALS:

A. Shareholder is the legal or beneficial owner of shares of common stock, par value $0.01 per share (“Common Stock”), of ATS Medical, Inc., a Minnesota corporation (the “Company”).

B. Shareholder or one of Shareholder’s Managing Directors is a member of the Company’s Board of Directors.

C. Medtronic, Inc. (“Parent”), Merger Sub, a wholly-owned subsidiary of Parent, and the Company are entering, or have entered into, an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it is proposed that Merger Sub will merge with and into the Company (the “Merger”) and as a result of which the outstanding shares of the Company’s Common Stock will be converted into the right to receive a cash payment.

D. Shareholder deems it to be in Shareholder’s best interest and the best interests of the Company and all other shareholders of the Company that the Merger Agreement be approved, ratified and confirmed by the shareholders of the Company, and it is a condition to Merger Sub’s obligations under the Merger Agreement that Shareholder enter into this Voting Agreement (the “Agreement”).

E. It is understood and acknowledged by Shareholder that (i) the execution of the Merger Agreement by Parent and Merger Sub is being done in reliance, in part, upon the execution and delivery of this Agreement, and (ii) that Parent and Merger Sub will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent and Merger Sub to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

1. Vote in Favor of Merger.  During the period commencing on the date hereof and terminating upon the earlier of (i) the effective time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms, Shareholder agrees to vote (or cause to be voted) 8,929,869 shares of Common Stock presently legally or beneficially owned by Shareholder (such number of shares of Common Stock to be reduced or increased, as the case may be, pro rata by the number of shares of Common Stock by which the Company’s outstanding shares of Common Stock are reduced or increased, if any such reduction or increase shall occur, and effective simultaneously with any such reduction or increase, between the date hereof and the termination date of this Agreement), at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, in favor of the approval, consent and ratification of the Merger Agreement, the Merger and any other matter proposed to be approved pursuant to the terms of the Merger Agreement, and against any proposal or action that could impede, interfere, frustrate, nullify or discourage the Merger, could facilitate an acquisition of the Company, in any manner, by a party (other than Parent) (an “Acquisition Proposal”), or could reasonably result in any of the conditions under the Merger Agreement not being fulfilled. To the extent inconsistent with the foregoing provisions of this Section 1, Shareholder hereby revokes any and all previous proxies granted or executed by Shareholder with respect to any shares of Common Stock that are specified in this Section 1.

2. Representations and Warranties of Shareholder.  Shareholder represents and warrants to Parent and Merger Sub that Shareholder has the right, power, authority and legal capacity to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect. Shareholder presently legally or beneficially owns 11,763,000 shares of Common Stock.

3. Irrevocable Proxy.  Shareholder hereby constitutes and appoints the members of the Board of Directors of Merger Sub, and each of them, or any other designee of Merger Sub, with full power of substitution and resubstitution, as the proxy of Shareholder with respect to the matters set forth herein, and hereby authorizes him or her to represent and to vote if and only if Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner that is inconsistent with the terms of this Agreement, the number of shares of Common Stock that are owned by Shareholder and specified in Section 1 of this Agreement in favor of the Merger Agreement, the Merger and any other matter proposed to be approved pursuant to the terms of the Merger Agreement, pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company, Merger Sub and Parent in connection with the transactions contemplated by the Merger Agreement and this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms.

4. Covenants.  Unless and until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Shareholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of the shares of Common Stock specified in Section 1 of this Agreement; (ii) grant any proxies with respect to any shares of Common Stock specified in Section 1 of this Agreement inconsistent with this Agreement, deposit any shares of Common Stock specified in Section 1 of this Agreement into a voting trust or enter into a voting or option agreement with respect to any shares of Common Stock specified in Section 1 of this Agreement; (iii) directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to an Acquisition Proposal (provided that if Shareholder or any affiliate of Shareholder is a member of the Company’s Board of Directors, nothing herein shall prevent such Shareholder or affiliate from taking any action solely in such Shareholder’s or affiliate’s capacity as a member of the Company’s Board of Directors in the exercise of such director’s fiduciary duties, including with respect to an Acquisition Proposal); or (iv) take any action that would make any representation or warranty of Shareholder herein untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

5. Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Shareholder to attempt to) limit or restrict Shareholder, or any affiliate of Shareholder, who is a member of the Company’s Board of Directors from acting in such capacity or voting in such Shareholder’s or affiliate’s sole discretion on any matter (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a holder of shares of Common Stock and/or holder of options or warrants to purchase shares of Common Stock).

6. Successors and Assigns.  This Agreement shall be binding upon any purchasers, donees, pledgees and other transferees of Common Stock legally or beneficially owned by Shareholder.

7. Remedies; Injunctive Relief.  Shareholder agrees that in the event of Shareholder’s breach of any provision of this Agreement, Parent and/or Merger Sub shall have the right to enforce, or to compel the Company to enforce on its behalf, this Agreement. Shareholder further agrees that notwithstanding the foregoing, in the event of a breach of this Agreement by Shareholder, Parent and/or Merger Sub may be without an adequate remedy at law. Shareholder therefore agrees that in the event of Shareholder’s breach of any provision of this Agreement, Parent and/or Merger Sub may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and reasonable attorneys’ fees. If Parent and/or Merger Sub should institute an action or proceeding seeking specific performance of the provisions hereof, Shareholder hereby waives the claim or defense that Parent and/or Merger Sub has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. By seeking or obtaining any such relief, Parent and/or Merger Sub will not be precluded from seeking or obtaining any other relief to which it may be entitled.

8. Expenses.  Each party hereto shall pay its own expenses incurred in connection with this Agreement.

9. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

10. Further Assurances.  Shareholder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effect the purpose of this Agreement.

11. Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein; provided, however, that Parent is an intended beneficiary of this Agreement.

12. Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of law.

13. Entire Agreement; Amendments.  This Agreement contains the entire agreement between Shareholder and Merger Sub with respect to the subject matters hereto and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Voting Agreement to be duly executed as of the date and year first above written.

PILGRIM MERGER CORPORATION

By:	/s/ Gary L. Ellis
Its: Vice President and Chief Financial Officer

“SHAREHOLDER”

Alta Partners VIII, L.P.

By:	Alta Partners Management VIII, LLC

/s/  Hilary Strain
[Signature]

Hilary Strain, Chief Financial Officer
[Print Name and Title if Signing for Entity]

[Print Address]

[Print Telephone Number]

[Social Security or Tax I.D. Number]

VOTING AGREEMENT

DATE: April 28, 2010

PARTIES:	Pilgrim Merger Corporation a Minnesota corporation	(hereinafter “Merger Sub”)

and

	Essex Woodlands Health Ventures Fund VIII, L.P., a shareholder of ATS Medical, Inc.	(hereinafter the “Shareholder”)

RECITALS:

A. Shareholder is the legal or beneficial owner of shares of common stock, par value $0.01 per share (“Common Stock”), of ATS Medical, Inc., a Minnesota corporation (the “Company”).

B. Shareholder or one of Shareholder’s Managing Directors is a member of the Company’s Board of Directors.

C. Medtronic, Inc. (“Parent”), Merger Sub, a wholly-owned subsidiary of Parent, and the Company are entering, or have entered into, an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it is proposed that Merger Sub will merge with and into the Company (the “Merger”) and as a result of which the outstanding shares of the Company’s Common Stock will be converted into the right to receive a cash payment.

D. Shareholder deems it to be in Shareholder’s best interest and the best interests of the Company and all other shareholders of the Company that the Merger Agreement be approved, ratified and confirmed by the shareholders of the Company, and it is a condition to Merger Sub’s obligations under the Merger Agreement that Shareholder enter into this Voting Agreement (the “Agreement”).

E. It is understood and acknowledged by Shareholder that (i) the execution of the Merger Agreement by Parent and Merger Sub is being done in reliance, in part, upon the execution and delivery of this Agreement, and (ii) that Parent and Merger Sub will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent and Merger Sub to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

1. Vote in Favor of Merger.  During the period commencing on the date hereof and terminating upon the earlier of (i) the effective time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms, Shareholder agrees to vote (or cause to be voted) 5,592,721 shares of Common Stock presently legally or beneficially owned by Shareholder (such number of shares of Common Stock to be reduced or increased, as the case may be, pro rata by the number of shares of Common Stock by which the Company’s outstanding shares of Common Stock are reduced or increased, if any such reduction or increase shall occur, and effective simultaneously with any such reduction or increase, between the date hereof and the termination date of this Agreement), at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, in favor of the approval, consent and ratification of the Merger Agreement, the Merger and any other matter proposed to be approved pursuant to the terms of the Merger Agreement, and against any proposal or action that could impede, interfere, frustrate, nullify or discourage the Merger, could facilitate an acquisition of the Company, in any manner, by a party (other than Parent) (an “Acquisition Proposal”), or could reasonably result in any of the conditions under the Merger Agreement not being fulfilled. To the extent inconsistent with the foregoing provisions of this Section 1, Shareholder hereby revokes any and all previous proxies granted or executed by Shareholder with respect to any shares of Common Stock that are specified in this Section 1.

2. Representations and Warranties of Shareholder.  Shareholder represents and warrants to Parent and Merger Sub that Shareholder has the right, power, authority and legal capacity to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect. Shareholder presently legally or beneficially owns 11,063,831 shares of Common Stock.

3. Irrevocable Proxy.  Shareholder hereby constitutes and appoints the members of the Board of Directors of Merger Sub, and each of them, or any other designee of Merger Sub, with full power of substitution and resubstitution, as the proxy of Shareholder with respect to the matters set forth herein, and hereby authorizes him or her to represent and to vote if and only if Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner that is inconsistent with the terms of this Agreement, the number of shares of Common Stock that are owned by Shareholder and specified in Section 1 of this Agreement in favor of the Merger Agreement, the Merger and any other matter proposed to be approved pursuant to the terms of the Merger Agreement, pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company, Merger Sub and Parent in connection with the transactions contemplated by the Merger Agreement and this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms.

4. Covenants.  Unless and until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Shareholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of the shares of Common Stock specified in Section 1 of this Agreement; (ii) grant any proxies with respect to any shares of Common Stock specified in Section 1 of this Agreement inconsistent with this Agreement, deposit any shares of Common Stock specified in Section 1 of this Agreement into a voting trust or enter into a voting or option agreement with respect to any shares of Common Stock specified in Section 1 of this Agreement; (iii) directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to an Acquisition Proposal (provided that if Shareholder or any affiliate of Shareholder is a member of the Company’s Board of Directors, nothing herein shall prevent such Shareholder or affiliate from taking any action solely in such Shareholder’s or affiliate’s capacity as a member of the Company’s Board of Directors in the exercise of such director’s fiduciary duties, including with respect to an Acquisition Proposal); or (iv) take any action that would make any representation or warranty of Shareholder herein untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

5. Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Shareholder to attempt to) limit or restrict Shareholder, or any affiliate of Shareholder, who is a member of the Company’s Board of Directors from acting in such capacity or voting in such Shareholder’s or affiliate’s sole discretion on any matter (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a holder of shares of Common Stock and/or holder of options or warrants to purchase shares of Common Stock).

6. Successors and Assigns.  This Agreement shall be binding upon any purchasers, donees, pledgees and other transferees of Common Stock legally or beneficially owned by Shareholder.

7. Remedies; Injunctive Relief.  Shareholder agrees that in the event of Shareholder’s breach of any provision of this Agreement, Parent and/or Merger Sub shall have the right to enforce, or to compel the Company to enforce on its behalf, this Agreement. Shareholder further agrees that notwithstanding the foregoing, in the event of a breach of this Agreement by Shareholder, Parent and/or Merger Sub may be without an adequate remedy at law.

Shareholder therefore agrees that in the event of Shareholder’s breach of any provision of this Agreement, Parent and/or Merger Sub may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and reasonable attorneys’ fees. If Parent and/or Merger Sub should institute an action or proceeding seeking specific performance of the provisions hereof, Shareholder hereby waives the claim or defense that Parent and/or Merger Sub has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. By seeking or obtaining any such relief, Parent and/or Merger Sub will not be precluded from seeking or obtaining any other relief to which it may be entitled.

8. Expenses.  Each party hereto shall pay its own expenses incurred in connection with this Agreement.

9. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

10. Further Assurances.  Shareholder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effect the purpose of this Agreement.

11. Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein; provided, however, that Parent is an intended beneficiary of this Agreement.

12. Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of law.

13. Entire Agreement; Amendments.  This Agreement contains the entire agreement between Shareholder and Merger Sub with respect to the subject matters hereto and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Voting Agreement to be duly executed as of the date and year first above written.

PILGRIM MERGER CORPORATION

By:	/s/ Gary L. Ellis

Its:	Vice President and Chief Financial Officer

“SHAREHOLDER”

Essex Woodlands Health Ventures Fund VIII, L.P.
Essex Woodlands Health Ventures Fund VIII-A, L.P.
Essex Woodlands Health Ventures Fund VIII-B, L.P.

/s/  Martin P. Sutter
[Signature]

Martin P. Sutter, Manager
[Print Name and Title if Signing for Entity]

[Print Address]

[Print Telephone Number]

[Social Security or Tax I.D. Number]

ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P.

BY:	ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.
ITS GENERAL PARTNER

BY:	ESSEX WOODLANDS HEALTH VENTURES VIII, LLC
ITS GENERAL PARTNER

By:	/s/ Martin P. Sutter

Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES
FUND VIII-A, L.P.

BY:	ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.
ITS GENERAL PARTNER

BY:	ESSEX WOODLANDS HEALTH VENTURES VIII, LLC
ITS GENERAL PARTNER

By:	/s/ Martin P. Sutter

Title:	Manager

ESSEX WOODLANDS HEALTH VENTURES
FUND VIII-B, L.P.

BY:	ESSEX WOODLANDS HEALTH VENTURES VIII, L.P.
ITS GENERAL PARTNER

BY:	ESSEX WOODLANDS HEALTH VENTURES VIII, LLC
ITS GENERAL PARTNER

By:	/s/ Martin P. Sutter

Title:	Manager

VOTING AGREEMENT

DATE: April 28, 2010

PARTIES:	Pilgrim Merger Corporation	(hereinafter “Merger Sub”)
a Minnesota corporation

and

	Theodore C. Skokos,	(hereinafter the “Shareholder”)
a shareholder of ATS Medical, Inc.

RECITALS:

A. Shareholder is the legal or beneficial owner of shares of common stock, par value $0.01 per share (“Common Stock”), of ATS Medical, Inc., a Minnesota corporation (the “Company”).

B. Shareholder or one of Shareholder’s Managing Directors is a member of the Company’s Board of Directors.

C. Medtronic, Inc. (“Parent”), Merger Sub, a wholly-owned subsidiary of Parent, and the Company are entering, or have entered into, an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it is proposed that Merger Sub will merge with and into the Company (the “Merger”) and as a result of which the outstanding shares of the Company’s Common Stock will be converted into the right to receive a cash payment.

D. Shareholder deems it to be in Shareholder’s best interest and the best interests of the Company and all other shareholders of the Company that the Merger Agreement be approved, ratified and confirmed by the shareholders of the Company, and it is a condition to Merger Sub’s obligations under the Merger Agreement that Shareholder enter into this Voting Agreement (the “Agreement”).

E. It is understood and acknowledged by Shareholder that (i) the execution of the Merger Agreement by Parent and Merger Sub is being done in reliance, in part, upon the execution and delivery of this Agreement, and (ii) that Parent and Merger Sub will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent and Merger Sub to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

1. Vote in Favor of Merger.  During the period commencing on the date hereof and terminating upon the earlier of (i) the effective time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms, Shareholder agrees to vote (or cause to be voted) 1,150,505 shares of Common Stock presently legally or beneficially owned by Shareholder (such number of shares of Common Stock to be reduced or increased, as the case may be, pro rata by the number of shares of Common Stock by which the Company’s outstanding shares of Common Stock are reduced or increased, if any such reduction or increase shall occur, and effective simultaneously with any such reduction or increase, between the date hereof and the termination date of this Agreement), at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, in favor of the approval, consent and ratification of the Merger Agreement, the Merger and any other matter proposed to be approved pursuant to the terms of the Merger Agreement, and against any proposal or action that could impede, interfere, frustrate, nullify or discourage the Merger, could facilitate an acquisition of the Company, in any manner, by a party (other than Parent) (an “Acquisition Proposal”), or could reasonably result in any of the conditions under the Merger Agreement not being fulfilled. To the extent inconsistent with the foregoing provisions of this Section 1, Shareholder hereby revokes any and all previous proxies granted or executed by Shareholder with respect to any shares of Common Stock that are specified in this Section 1.

2. Representations and Warranties of Shareholder.  Shareholder represents and warrants to Parent and Merger Sub that Shareholder has the right, power, authority and legal capacity to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect. Shareholder presently legally or beneficially owns 5,379,066 shares of Common Stock.

3. Irrevocable Proxy.  Shareholder hereby constitutes and appoints the members of the Board of Directors of Merger Sub, and each of them, or any other designee of Merger Sub, with full power of substitution and resubstitution, as the proxy of Shareholder with respect to the matters set forth herein, and hereby authorizes him or her to represent and to vote if and only if Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner that is inconsistent with the terms of this Agreement, the number of shares of Common Stock that are owned by Shareholder and specified in Section 1 of this Agreement in favor of the Merger Agreement, the Merger and any other matter proposed to be approved pursuant to the terms of the Merger Agreement, pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company, Merger Sub and Parent in connection with the transactions contemplated by the Merger Agreement and this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms.

4. Covenants.  Unless and until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, Shareholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of the shares of Common Stock specified in Section 1 of this Agreement; (ii) grant any proxies with respect to any shares of Common Stock specified in Section 1 of this Agreement inconsistent with this Agreement, deposit any shares of Common Stock specified in Section 1 of this Agreement into a voting trust or enter into a voting or option agreement with respect to any shares of Common Stock specified in Section 1 of this Agreement; (iii) directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to an Acquisition Proposal (provided that if Shareholder or any affiliate of Shareholder is a member of the Company’s Board of Directors, nothing herein shall prevent such Shareholder or affiliate from taking any action solely in such Shareholder’s or affiliate’s capacity as a member of the Company’s Board of Directors in the exercise of such director’s fiduciary duties, including with respect to an Acquisition Proposal); or (iv) take any action that would make any representation or warranty of Shareholder herein untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

5. Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Shareholder to attempt to) limit or restrict Shareholder, or any affiliate of Shareholder, who is a member of the Company’s Board of Directors from acting in such capacity or voting in such Shareholder’s or affiliate’s sole discretion on any matter (it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a holder of shares of Common Stock and/or holder of options or warrants to purchase shares of Common Stock).

6. Successors and Assigns.  This Agreement shall be binding upon any purchasers, donees, pledgees and other transferees of Common Stock legally or beneficially owned by Shareholder.

7. Remedies; Injunctive Relief.  Shareholder agrees that in the event of Shareholder’s breach of any provision of this Agreement, Parent and/or Merger Sub shall have the right to enforce, or to compel the Company to enforce on its behalf, this Agreement. Shareholder further agrees that notwithstanding the foregoing, in the event of a breach of this Agreement by Shareholder, Parent and/or Merger Sub may be without an adequate remedy at law.

Shareholder therefore agrees that in the event of Shareholder’s breach of any provision of this Agreement, Parent and/or Merger Sub may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and reasonable attorneys’ fees. If Parent and/or Merger Sub should institute an action or proceeding seeking specific performance of the provisions hereof, Shareholder hereby waives the claim or defense that Parent and/or Merger Sub has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. By seeking or obtaining any such relief, Parent and/or Merger Sub will not be precluded from seeking or obtaining any other relief to which it may be entitled.

8. Expenses.  Each party hereto shall pay its own expenses incurred in connection with this Agreement.

9. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

10. Further Assurances.  Shareholder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effect the purpose of this Agreement.

11. Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein; provided, however, that Parent is an intended beneficiary of this Agreement.

12. Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of law.

13. Entire Agreement; Amendments.  This Agreement contains the entire agreement between Shareholder and Merger Sub with respect to the subject matters hereto and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such matters. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Voting Agreement to be duly executed as of the date and year first above written.

PILGRIM MERGER CORPORATION

By:	/s/ Gary L. Ellis

Its:	Vice President and Chief
Financial Officer

“SHAREHOLDER”

Theodore C. Skokos

/s/  Theodore C. Skokos
[Signature]

[Print Name and Title if Signing for Entity]

[Print Address]

[Print Telephone Number]

[Social Security or Tax I.D. Number]

ADDENDUM TO VOTING AGREEMENTS

This Addendum dated as of June 3, 2010 is made part of (i) the Voting Agreement (the “Alta Voting Agreement”) dated April 28, 2010 between Pilgrim Merger Corporation (“Merger Sub”) and Alta Partners VIII, L.P., a shareholder of ATS Medical, Inc. (“ATS”), (ii) the Voting Agreement (the “Essex Voting Agreement”) dated April 28, 2010 between Merger Sub and Essex Woodlands Health Ventures Fund VIII, L.P., a shareholder of ATS, and (iii) the Voting Agreement (the “Skokos Voting Agreement” and, together with the Alta Voting Agreement and the Essex Voting Agreement, the “Voting Agreements”) dated April 28, 2010 between Merger Sub and Theodore C. Skokos, a shareholder of ATS (“Skokos”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Voting Agreements, unless the context shall otherwise require.

The parties hereto agree that shares of ATS Common Stock beneficially owned by Skokos through a limited partnership shall not be subject to the Skokos Voting Agreement. Skokos represents and warrants that, except for an aggregate of 1,171,832 shares of ATS Common Stock currently held by Skokos directly (which includes the 1,150,505 shares of ATS Common Stock referenced in the Skokos Voting Agreement and 21,327 shares acquired after the date of the Voting Agreement), all other shares of ATS Common Stock to which Skokos may be deemed to have beneficial ownership are owned by limited partnerships in which Skokos is a general partner. Accordingly, the number of shares of ATS Common Stock covered by the Skokos Voting Agreement shall in no event exceed 1,171,832 shares plus the number of any additional shares acquired and held directly by Skokos and not by a limited partnership in which Skokos is a general partner). The parties hereto agree that if there are insufficient shares held directly by Skokos to cover any increase in the number of shares specified in Section 1 of the Skokos Voting Agreement resulting from the adjustment provisions of such Section 1 (the aggregate number of such additional shares being referred to herein as the “Additional Shares”), the Additional Shares shall be allocated between the Alta Voting Agreement and the Essex Voting Agreement so that 55% of such Additional Shares become subject to the Alta Voting Agreement and 45% of such Additional Shares become subject to the Essex Voting Agreement.

Except as modified herein, all terms, covenants and conditions contained in each Voting Agreement are hereby ratified and confirmed and are and shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Addendum to Voting Agreements to be duly executed as of the date and year first above written.

PILGRIM MERGER CORPORATION

By:	/s/ Gary L. Ellis

Its:	Vice President and CFO

SHAREHOLDERS:

ALTA PARTNERS VIII, L.P.

By:	/s/ Hilary Strain

Its:	Chief Financial Officer

ESSEX WOODLANDS HEALTH VENTURES FUND VIII, L.P.

By:	/s/ Martin P. Sutter

Its:	Managing Director

/s/
Theodore C. Skokos
Theodore C. Skokos

Annex C

J.P.Morgan

April 28, 2010

The Board of Directors
ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, MN 55447

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of ATS Medical, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Pilgrim Merger Corporation (“Merger Sub”), a wholly owned subsidiary of Medtronic, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and Merger Sub, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $4.00 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated April 27, 2010 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. At your direction, we have relied on financial analyses and forecasts provided to us by the Company, and we have assumed and been advised by the management of the Company that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other

C-1

consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to any person or entity, or as to the fairness of any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as a joint bookrunner for the Acquiror’s $1,250,000,000 bond offering in 2009 and acting as a joint bookrunner for the Acquiror’s $3,000,000,000 bond offering in 2010. In addition, our commercial banking affiliate is a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

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Annex D

SECTIONS 471 AND 473 OF THE
MINNESOTA BUSINESS CORPORATION ACT

302A.471	Rights of Dissenting Shareholders.

Subdivision 1.  Actions creating rights.  A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subdivision 2.  Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subdivision 3.  Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subdivision 4.  Other rights.  The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters’ rights.

Subdivision 1.  Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subdivision 2.  Notice of action.  If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subdivision 3.  Notice of dissent.  If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subdivision 4.  Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subdivision 5.  Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subdivision 6.  Supplemental payment; demand.  If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subdivision 7.  Petition; determination.  If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subdivision 8.  Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

ATS MEDICAL, INC.
SPECIAL MEETING OF SHAREHOLDERS
                     ,            , 2010
      p.m. local time
OFFICES OF DORSEY & WHITNEY LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota

ATS MEDICAL, INC. 3905 Annapolis Lane Minneapolis, Minnesota 55447	proxy

This proxy is solicited on behalf of the Board of Directors
The undersigned, having duly received the Notice of Special Meeting of Shareholders and Proxy Statement dated                      , 2010, appoints Michael D. Dale and Michael R. Kramer proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the matters shown on the reverse side, all shares of common stock of ATS Medical, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders of ATS Medical, Inc., to be held on                      ,           , 2010 at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota at           p.m. local time and any adjournment thereof.
See reverse for voting instructions.

Shareowner Servicessm P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	INTERNET – www.eproxy.com/atsi/ Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on _____, 2010.

(	PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on _____, 2010.

*	Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to ATS Medical, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Proposal to approve the Agreement and Plan of Merger, dated as of April 28, 2010, by and among Medtronic, Inc., Pilgrim Merger Corporation and ATS Medical, Inc.	☐	For	☐	Against	☐	Abstain

2.	Proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.	☐	For	☐	Against	☐	Abstain
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority